EXHIBIT 10.4

OMNIBUS AMENDMENT AGREEMENT

This OMNIBUS AMENDMENT AGREEMENT (this “Omnibus Amendment Agreement”) is entered into as of July 10, 2024, by and among J. Aron & Company LLC, a limited liability company organized under the laws of the State of New York (“Aron”), Calumet Shreveport Refining, LLC, a Delaware limited liability company (the “Company”), Calumet Refining, LLC, a Delaware limited liability company (“Calumet Refining”), Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “MLP Parent”) and Calumet, Inc., a Delaware corporation (“Calumet Parent”, and together with the Company, Calumet Refining, and MLP Parent, collectively, the “Transaction Parties”) (each of the Transaction Parties and Aron referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, Aron, the Company, Calumet Refining and MLP Parent entered into that certain (a) Monetization Master Agreement, dated as of January 17, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Monetization Master Agreement”), (b) Financing Agreement, dated as of January 17, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time), (c) Supply and Offtake Agreement, dated as of January 17, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time) and (d) Security Agreement, dated as of January 17, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, MLP Parent entered that certain Partnership Restructuring Agreement, dated as of November 9, 2023 (as amended by that certain First Amendment to Partnership Restructuring Agreement, dated as of February 9, 2024), with Calumet GP, LLC, the general partner of MLP Parent (“Calumet GP”), The Heritage Group and the other owners of Calumet GP (collectively, the “Sponsor Parties”) to effectuate a corporate transition of MLP Parent to Calumet Parent that would result in MLP Parent and Calumet GP becoming subsidiaries of Calumet Parent (the “Conversion”);

WHEREAS, in connection with the Conversion, Calumet Parent and MLP Parent entered into that certain Conversion Agreement, dated as of February 9, 2024 (as amended by that certain First Amendment to Conversion Agreement, dated as of April 17, 2024, the “Conversion Agreement”) with Calumet Merger Sub I LLC, a wholly owned subsidiary of Calumet Parent (“Merger Sub I”), Calumet Merger Sub II LLC, a wholly owned subsidiary of Calumet Parent (“Merger Sub II”), Calumet GP and the other Sponsor Parties to effectuate the Conversion. Upon the consummation of the terms of the Conversion, Merger Sub I and Merger Sub II will be merged out of existence;

WHEREAS, in connection with the forgoing and pursuant to (a) Section 27.2 of the Monetization Master Agreement, Aron, the Company, Calumet Refining and MLP Parent wish to make certain amendments to the Monetization Master Agreement and (b) Section 10.6 of the Security Agreement, Aron, the Company and Calumet Refining with to make certain amendments to the Security Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in Annex I to the Monetization Master Agreement (as amended by this Omnibus Amendment Agreement).

2.	AMENDMENTS TO THE MONETIZATION MASTER AGREEMENT AND

SECURITY AGREEMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, effective as of the Omnibus Amendment Effective Date, the Parties hereby agree that each of the Monetization Master Agreement and the Security Agreement is hereby amended as follows:

(a)	Amendments to the Monetization Master Agreement. The Monetization Master Agreement shall be amended (i) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the form attached as Exhibit A hereto and (ii) deleting Exhibit II thereto in its entirety and replacing it with the Exhibit II attached as Exhibit B hereto.

(b)	Amendments to Annex I to the Monetization Master Agreement. Annex I to the Monetization Master Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the form attached as Exhibit C hereto.

(c)	Amendment to the Security Agreement.

(i)Section 2.1(b) of the Security Agreement is amended and restated in its entirety as follows:

“(b) Notwithstanding anything to the contrary herein or in any other Transaction Document (other than the Intercreditor Agreement) (i) subject to clause (ii) below, any and all assets or property sold, conveyed, transferred, assigned or otherwise disposed of by any Grantor to the extent permitted by the terms of the Transaction Documents shall be free of the security interests granted and created herein upon, from and after such sale, conveyance, transfer, assignment or other disposition, provided, however, that, except as expressly provided in clause (ii) below, security interests granted and created herein shall continue in any Proceeds of such sale, conveyance, transfer, assignment or other disposition and (ii) at all times prior to the earliest to occur of (A) an Event of Default pursuant to Section 16.1(a)(i) of the Monetization Master Agreement, (B) the occurrence of an Early Termination Date under the Monetization Master Agreement, (C) the occurrence of an S&O Early Termination Date under the Supply and Offtake

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Agreement and (D) the time at which any Company Entity becomes subject to an Insolvency or Liquidation Proceeding or is otherwise Bankrupt, and, with respect to each of the occurrences in the foregoing clauses (A) through (D) (other than in the case of a filing of a petition by or against any of the Calumet Parent, MLP Parent, or any Transaction Party under the Bankruptcy Code), for which Aron has provided written notice to the Agent (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement, Aron agrees that its security interest in all Proceeds of any Collateral, other than any insurance Proceeds and all identifiable cash Proceeds of such insurance Proceeds, or, to the extent constituting Collateral, any J. Aron Property sold by any Grantor entirely or substantially in accordance with the terms of the Transaction Documents shall be automatically and irrevocably released (for the avoidance of doubt, without any further action by Aron) from the security interest granted hereunder and shall thereafter no longer be part of the “Collateral” upon the sale of such Collateral or, to the extent constituting Aron Collateral, any J. Aron Property that is sold by such Grantor.”

3.	REPRESENTATIONS AND WARRANTIES.EachTransactionPartyhereby represents and warrants to Aron that:

(a)	This Omnibus Amendment Agreement has been duly authorized, executed and delivered by such Transaction Party, and each of this Omnibus Amendment Agreement and the Monetization Master Agreement, in each case, constitutes a legal, valid and binding obligation of such Transaction Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)	The execution, delivery and performance by such Transaction Party of this Omnibus Amendment Agreement do not and will not violate the Organizational Documents of such Transaction Party.

(c)	All registrations with, consents or approvals of, notices to, or other actions by any Governmental Authority required to have been obtained or made by such Transaction Party for the due execution, delivery and performance of this Omnibus Amendment Agreement have been obtained or made and are in full force and effect, except those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)	Immediately after giving effect to this Omnibus Amendment Agreement, (i) no Default or Event of Default (each as defined in the ABL Credit Agreement), (ii) no Default or Event of Default (each as defined in each Senior Notes Indenture), and (iii) no Default or Event of Default (each as defined in the Monetization Master Agreement), in each case, has occurred and is continuing with respect to such Transaction Party or would occur as a result of its entering into this Omnibus Amendment Agreement or performing its obligations under this Omnibus Amendment Agreement.

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(e)	Immediately after giving effect to this Omnibus Amendment Agreement, the representations and warranties of such Transaction Party set forth in Sections 15.1(a) and 15.1(b) of the Monetization Master Agreement and in each other Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) as of such earlier date.

(f)As of the date hereof, there have been no amendments, consents, modifications or waivers to the ABL Credit Documents other than (v) that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of September 4, 2019, (w) that certain Consent and Amendment No. 2 to Third Amended and Restated Credit Agreement, dated as of November 18, 2021, (x) that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of January 20, 2022, (y) that certain Fourth ABL Credit Agreement Amendment, dated as of January 17, 2024, and (z) that certain Fifth ABL Credit Agreement Amendment, dated as of July 10, 2024, by and among MLP Parent and certain of its subsidiaries as borrowers, certain of its subsidiaries as guarantors, the lenders thereto, the ABL Agent, JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A., as co-syndication agents.

(g)	As of the date hereof and after giving effect to this Omnibus Amendment Agreement, the Company is in compliance with all negative covenants as set forth in Section 15.4 of the Monetization Master Agreement.

4.	CONDITIONS OF EFFECTIVENESS. This Omnibus Amendment Agreement shall become effective on and as of the first date (the “Omnibus Amendment Effective Date”) on which each of the following conditions precedent have been satisfied:

(a)	Aron shall have received executed counterparts of this Omnibus Amendment Agreement from each of the Transaction Parties and Aron;

(b)	immediately after giving effect to this Omnibus Amendment Agreement, (i) no Default or Event of Default (each as defined in the ABL Credit Agreement), (ii) no Default or Event of Default (each as defined in each Senior Notes Indenture) and (iii) no Default or Event of Default (each as defined in the Monetization Master Agreement), in each case, shall have occurred and be continuing or shall result from the consummation of the transactions contemplated hereby;

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(c)	Aron shall have received duly executed copies of (i) that certain Fifth Amendment to Third Amendment and Restated Credit Agreement, dated as of the date hereof, by and among Calumet Parent, MLP Parent, the subsidiaries of Calumet Parent party thereto, the lenders party thereto and Bank of America, N.A., (ii) that certain Amended and Restated Intercreditor Acknowledgment Agreement, dated as of the date hereof, by and among Aron, Calumet Parent, MLP Parent, the Company, Calumet Refining and Bank of America, N.A. and

(iii) that certain Amended and Restated Guaranty, dated as of the date hereof, made by Calumet Parent and MLP Parent in favor of Aron, which amends and restates that certain Guaranty, dated as of January 17, 2024, made by MLP Parent, for the benefit of Aron in its entirety;

(d)	the representations and warranties of each Transaction Party set forth in Section 3 hereof shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier or is made pursuant to Sections 3(e), (f) or (g) hereof, in which case, it shall be true and correct in all respects) on and as of the Omnibus Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier or is made pursuant to Sections 3(e), (f) or (g) hereof, in which case, it was true and correct in all respects) as of such earlier date;

(e)	Aron shall have received payment (or evidence satisfactory to Aron that such payment will be made substantially concurrently with the entering of this Omnibus Amendment Agreement) of all reasonable and documented out-of- pocket expenses incurred by Aron and its Affiliates (including the reasonable fees, charges and disbursements of counsel and tax consultants for Aron) in connection with the preparation, negotiation, execution, delivery and administration of this Omnibus Amendment Agreement and as otherwise required under Section 18.5 of the Monetization Master Agreement, to the extent an invoice therefor is presented to the Company at least one (1) Business Day prior to the Omnibus Amendment Effective Date;

(f)	the Conversion Date shall have occurred;

(g)	The Transaction Parties shall have delivered to Aron a legal opinion of Norton Rose Fulbright LLP, New York counsel to the Transaction Parties, dated as of the Omnibus Amendment Effective Date, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request; and
(h)	Aron shall have received a certificate of the Transaction Parties, dated the Omnibus Amendment Effective Date and signed by a Responsible Officer of

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each of the Transaction Parties, confirming compliance with the conditions precedent set forth in clauses (b), (d), and (f) above.

5.	REAFFIRMATION, ACKNOWLEDGEMENT AND CONSENT.

(a)	Each Transaction Party acknowledges that it (i) has reviewed the terms and provisions of this Omnibus Amendment Agreement, and (ii) consents to the terms, conditions and provisions of this Omnibus Amendment Agreement. Each Transaction Party (other than Calumet Parent) hereby confirms that each Lien Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Lien Documents, the payment and performance of all Secured Obligations (including all such Secured Obligations as reaffirmed pursuant to this Omnibus Amendment Agreement).

(b)	Without limiting the generality of the foregoing, each Transaction Party (other than Calumet Parent) confirms, ratifies and reaffirms its payment obligations, guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Transaction Documents. For the avoidance of doubt, nothing in this Omnibus Amendment Agreement shall constitute a new grant of security interest or restart any hardening period.

(c)	Each Transaction Party (other than Calumet Parent) acknowledges and agrees that each of the Transaction Documents to which it is a party or otherwise bound shall continue in full force and effect in accordance with its terms and that all of its payment obligations, guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of such Transaction Documents shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Omnibus Amendment Agreement.

6.	LIMITATIONS. The foregoing amendments set forth in Section 2 are only effective in the specific instances and for the specific purposes for which they are given and shall not be effective for any other purpose, and no provision of any Transaction Document is amended or waived in any way other than as provided herein. Except as otherwise expressly provided or contemplated by this Omnibus Amendment Agreement, all of the terms, conditions and provisions of the Monetization Master Agreement and the other Transaction Documents remain unaltered and in full force and effect and are hereby ratified and confirmed.

7.	MISCELLANEOUS. ARTICLE 21 (Confidentiality), ARTICLE 22 (Governing Law; Dispute Resolution), ARTICLE 25 (No Waiver, Cumulative Remedies), ARTICLE 26 (Nature of the Transaction and Relationship of Parties), ARTICLE 27 (Miscellaneous)

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and ARTICLE 28 (Joint and Several Liability) OF THE MONETIZATION MASTER AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS OMNIBUS AMENDMENT AGREEMENT AND SHALL APPLY AS IF FULLY SET FORTH HEREIN MUTATIS MUTANDIS.

8.	EFFECTIVENESS. This Omnibus Amendment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Omnibus Amendment Agreement may execute this Omnibus Amendment Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. The delivery of an executed counterpart of a signature page of this Omnibus Amendment Agreement by electronic means, including by facsimile or by “.pdf” attachment to email, shall be effective as valid delivery of a manually executed counterpart of this Omnibus Amendment Agreement. This Omnibus Amendment Agreement shall become effective on the Omnibus Amendment Effective Date.

9.	COMPLETE AGREEMENT; TRANSACTION DOCUMENT.This Omnibus

Amendment Agreement represents the final and complete agreement of the Parties in respect of the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature relating thereto are hereby superseded in their entirety by the terms of this Omnibus Amendment Agreement. The Parties agree and acknowledge that this Omnibus Amendment Agreement constitutes a Transaction Document.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Omnibus Amendment Agreement to be duly executed and delivered by their respective officers or authorized signatories thereunto duly authorized as of the date first written above.

J. ARON & COMPANY LLC

By: /s/ Simon Collier
Name: Simon Collier Title: Authorized Signatory

Signature Page to Omnibus Amendment Agreement

CALUMET SHREVEPORT REFINING, LLC,

as the Company

By: /s/ David Lunin
Name: David Lunin Title: Executive Vice President and Chief Financial Officer

CALUMET REFINING, LLC,

as Calumet Refining

By: /s/ David Lunin
Name: David Lunin Title: Executive Vice President and Chief Financial Officer

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,

as MLP Parent

By: /s/ David Lunin
Name: David Lunin Title: Executive Vice President and Chief Financial Officer

CALUMET, INC.,

as Calumet Parent

By: /s/ David Lunin
Name: David Lunin Title: Executive Vice President and Chief Financial Officer

Signature Page to Omnibus Amendment Agreement

EXHIBIT A

Amendments to Monetization Master Agreement

[See attached]

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~~Execution Version~~Exhibit A

Conformed Copy through Omnibus Amendment Agreement dated July 10, 2024

ADDED TEXT SHOWN UNDERSCORED DELETED TEXT SHOWN ~~STRIKETHROUGH~~

MONETIZATION MASTER AGREEMENT

dated as of January 17, 2024

among

J. ARON & COMPANY LLC,

CALUMET SHREVEPORT REFINING, LLC,

as the Company,

CALUMET REFINING, LLC,

as Calumet Refining

and

CALUMET ~~SPECIALTY PRODUCTS PARTNERS, L.P~~, INC.,

as the ~~MLP~~Calumet Parent

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TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION4

ARTICLE 2 CONDITIONS TO COMMENCEMENT6

ARTICLE 3 TERM OF AGREEMENT12

ARTICLE 4 [RESERVED]13

ARTICLE 5 TARGET INVENTORY LEVELS AND PRICE ADJUSTMENT13

ARTICLE 6 [RESERVED]16

ARTICLE 7 MONTH END INVENTORY; CERTAIN DISPOSITIONS; INCLUDED LOCATION MAINTENANCE; GRADE CHANGES16

ARTICLE 8 PAYMENT PROVISIONS19

ARTICLE 9 [RESERVED]23

ARTICLE 10 INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT23

ARTICLE 11 [RESERVED]24

ARTICLE 12 REFINERY TURNAROUND, MAINTENANCE AND CLOSURE24

ARTICLE 13 TAXES26

ARTICLE 14 INSURANCE27

ARTICLE 15 REPRESENTATIONS, WARRANTIES AND COVENANTS29

ARTICLE 16 DEFAULT AND TERMINATION76

ARTICLE 17 SETTLEMENT AT TERMINATION84

ARTICLE 18 INDEMNIFICATION; EXPENSES87

ARTICLE 19 LIMITATION ON DAMAGES89

ARTICLE 20 RECORDS AND INSPECTION89

ARTICLE 21 CONFIDENTIALITY89

ARTICLE 22 GOVERNING LAW; DISPUTE RESOLUTION90

ARTICLE 23 ASSIGNMENTS; PARTICIPATIONS, ETC91

ARTICLE 24 NOTICES93

ARTICLE 25 NO WAIVER, CUMULATIVE REMEDIES94

ARTICLE 26 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

95

ARTICLE 27 MISCELLANEOUS95

ARTICLE 28 JOINT AND SEVERAL LIABILITY97

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Annex

Annex I

Annexes Description Definitions

Schedule Schedule A Schedule B Schedule C Schedule D Schedule E Schedule F Schedule G Schedule H Schedule I Schedule J Schedule K Schedule L Schedule M Schedule N

Schedules Description

Products and Product Specifications Product Benchmarks

Daily and Monthly True-Up Amount Maximum Inventory Level

Included Tanks [Reserved]

Daily Settlement Schedule Step-In Prices

Initial Inventory Targets

Scheduling and Communications Protocol Determination of Price Adjustment Settlement Amount [Reserved]

Notices [Reserved]

Schedule O[Reserved]

Schedule PProduct Group

Schedule Q[Reserved]

Schedule RForm of Step-Out Inventory Sales Agreement

Schedule S	Form of Refinery Production Volume Report and Monthly Feedstock Forecast

Schedule T[Reserved]

Schedule UIncluded Title Locations and Included Lien Locations

Schedule V[Reserved]

Schedule W-1 Schedule W-2

Daily Volume Report Month End BS&W Report

Schedule X[Reserved]

Schedule YRoll Procedures

Schedule ZSettlement Instructions

Schedule AA[Reserved]

Schedule BB[Reserved]

Schedule CCMaterial Contracts

Schedule DDDisqualified Institutions

Schedule 2.1(r)Permits

Schedule 15.1(a)(xi) Schedule 15.1(a)(xiii)(a) Schedule 15.1(a)(xiii)(b) Schedule 15.1(a)(xvii) Schedule 15.1(a)(xix)(a)

Schedule 15.1(a)(xix)(b)

Schedule 15.1(a)(xix)(c)

Schedule 15.1(a)(xix)(d) Schedule 15.1(a)(xxv)

Schedule 15.4(a) Schedule 15.4(b)

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Taxes

Corporate Structure

Subsidiaries, Equity Interests in MLP Parent and its Subsidiaries Intellectual Property Matters

Leased Real Properties

Locations of Tangible Personal Property

Chief Executive Offices; Jurisdictions of Incorporation; Principal Places of Business

Other Legal Names Material Contracts Exis

ting Liens Existing Investments

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Schedule 15.4(c) Schedule 15.4(n)

Existing Indebtedness

Existing Inventory Structuring Transactions

Exhibits

ExhibitDescription

Exhibit IForm of Solvency Certificate

Exhibit IIForm of Compliance Certificate

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MONETIZATION MASTER AGREEMENT

This Monetization Master Agreement (this “Agreement”) is made as of January 17, 2024 (the “Effective Date”), among J. Aron & Company LLC, a limited liability company organized under the laws of the State of New York (“Aron”) and located at 200 West Street, New York, New York 10282-2198, Calumet Shreveport Refining, LLC, a Delaware limited liability company (the “Company”), Calumet Refining, LLC, a Delaware limited liability company (“Calumet Refining”, and together with the Company, each a “Transaction Party” and collectively, the “Transaction Parties”) and Calumet ~~Specialty Products Partners, L.P~~, Inc., a Delaware ~~limited partnership~~corporation (the “~~MLP~~Calumet Parent” and, together with the Transaction Parties, collectively, the “Company Entities”) (each of the Company Entities, individually or collectively, as the context may require, and Aron referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a refinery located in Shreveport, Louisiana (the “Refinery”) for the processing and refining of certain Feedstock (as defined in Annex I) and the recovery therefrom of refined products;

WHEREAS, the Transaction Parties and Aron have entered into that certain Supply and Offtake Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Supply and Offtake Agreement”), pursuant to which, among other things, Aron and the Company will enter into transactions pursuant to which Aron will (a) purchase Feedstock from the Transaction Parties or certain third parties, (b) sell Feedstock to the Transaction Parties, (c) purchase Products from the Transaction Parties and (d) sell Products to the Transaction Parties, in each case, in accordance with the terms thereof;

WHEREAS, the Transaction Parties and Aron have entered into that certain Financing Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), pursuant to which, among other things, Aron will make Credit Extensions to the Transaction Parties from time to time in accordance with the terms thereof;

WHEREAS, the Parties desire to enter into this Agreement in order to manage and support the transactions contemplated under the Supply and Offtake Agreement and the Financing Agreement and the other Transaction Documents;

WHEREAS, it is contemplated that on the Commencement Date (as defined below), Aron will

(a) purchase from the Company, and as applicable, the other Transaction Parties, certain Feedstock and Products then being held by the Company at the Included Title Locations (as defined below) pursuant to the Supply and Offtake Agreement and the Inventory Sales Agreement and (b) provide certain other financial accommodations to the Company, and as applicable, the other Transaction Parties, based on Feedstock and Products then being held by the Company at Included Lien Locations pursuant to the Financing Agreement;

WHEREAS, the Parties have agreed that, for the Term of this Agreement, the Transaction Parties will operate in a commercially reasonable manner to facilitate the marketing and sale of the refined products acquired by Aron under the Supply and Offtake Agreement and the Inventory Sales Agreement in accordance with the terms and conditions of the Marketing and Sales Agreement (as defined below);

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WHEREAS, it is contemplated that upon the termination of this Agreement, (a) Aron will sell and the Company and, as applicable, the other Transaction Parties will purchase all of Aron’s Feedstock and Products inventory held at the Included Title Locations in accordance with the terms and conditions of the Step-Out Inventory Sales Agreement (as defined in Annex I) and Aron will transfer to the applicable Transaction Parties, through novations or reassignments, various contractual rights pursuant to the termination provisions provided herein and (b) the Transaction Parties shall pay to Aron all amounts owed under the Supply and Offtake Agreement, the Financing Agreement, this Agreement and the other Transaction Documents on account of the Secured Obligations, and, upon the payment and satisfaction in full of all such Secured Obligations, Aron shall release all of its Liens on the Collateral, including the Included Lien Inventory in accordance with the terms of the Lien Documents; and

WHEREAS, each Transaction Party will derive substantial benefit from the transactions contemplated hereby and by the other Transaction Documents, and agrees to guarantee each other Transaction Party’s Secured Obligations under the Transaction Documents pursuant to the Transaction Guaranty;

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1Definitions. Unless otherwise defined herein, terms shall have the meanings given to them in Annex I hereto.
1.2	Construction of Agreement.
(a)Unless otherwise specified, reference to, and the definition of any document or agreement (including this Agreement) shall be deemed a reference to such document or agreement as may be, amended, restated, supplemented, revised or modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in the Transaction Documents).
(b)Unless otherwise specified, all references to an “Article,” “Section,” or “Schedule” are to an Article or Section hereof or a Schedule attached hereto.
(c)All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(d)Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(e)Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(f)Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

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(g)A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(h)Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(i)Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
(j)Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.
(k)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(l)For the purposes of this Agreement, any reference to the “first month” shall be the period from and including the Commencement Date to and including January 31, 2024. Any reference to the “prior month” means the period from and including the first day of the month immediately prior to the then current month to the last day of such immediately preceding month; provided, that, if such prior month is the first month, the applicable period shall be the period set forth in the first sentence of this Section 1.2(l).
1.3The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and all other Transaction Documents, and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
1.4	Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements delivered pursuant to Section 15.3(a)(i).
(b)Changes in GAAP. Other than as expressly set forth herein, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Company or Aron shall so request, the Company and Aron shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to Aron financial statements and other documents required under this Agreement or as reasonably requested by Aron hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all items of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in

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GAAP occurring after the Commencement Date as a result of the adoption of any proposals set forth in the proposed Accounting Standards Update, Leases (Topic 842): a revision of the 2010 proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on May 16, 2013 (“ASC 842”), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if and to the extent any such change would require treating any lease (or similar arrangement conveying the right to use) as a finance lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect immediately prior to the adoption of ASC 842 by the Company.

1.5Divisions. For all purposes under the Transaction Documents, in connection with any Division (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person (provided that, any Indebtedness, Lien or Investment of a Restricted Subsidiary that is a Dividing Person that was permitted at the time of a Division of such Restricted Subsidiary shall be permitted to exist pursuant to the terms hereof after the date of such Division where the Division Successor is a Restricted Subsidiary), and (b) if any new Person comes into existence as a result of such Division, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

CONDITIONS TO COMMENCEMENT

2.1Conditions to Secured Obligations of Aron. The obligations of Aron contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction by the applicable Company Entities of the following conditions precedent on and as of the Commencement Date:
(a)This Agreement, the Supply and Offtake Agreement and the Financing Agreement shall have been duly executed and delivered by each Company Entity party thereto to Aron;
(b)The Inventory Sales Agreement shall have been duly executed and delivered by each Transaction Party;
(c)Each Transaction Party shall have duly executed and delivered the Storage Facilities Agreement in form and in substance reasonably satisfactory to Aron and provided Aron satisfactory documentation that it has secured, for the benefit of Aron, full, unencumbered storage and usage rights of the Storage Facilities;
(d)Each Transaction Party shall have duly executed and delivered the Marketing and Sales Agreement in form and in substance reasonably satisfactory to Aron;
(e)Each applicable Transaction Party shall have executed and delivered and caused the applicable third parties to execute and deliver (i) a Bailee’s Letter covering each Included Lien Location as of the Commencement Date, (ii) a Carrier Notice covering each Eligible Vessel Carrier or Eligible Railroad Carrier that is transporting any Eligible In-Transit Inventory and Customs Broker Agreements and Freight Forwarder Agreements required for any Feedstock or Products to constitute Eligible In-Transit Inventory, in each case, as of the Commencement Date,

(iii) Required Storage and Transportation Arrangements covering each Included Title Location as of the Commencement Date, in each case effective as of the Commencement Date and (iv) the

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Stonebriar Multiparty Agreement; it being understood and agreed that, to the extent any of the foregoing documents described in clauses (i) through (iii) are not executed and delivered by each Person contemplated to be party thereto other than Aron on or prior to at least one (1) Business Day prior to the Commencement Date, (A) any location associated with an unexecuted and undelivered Bailee’s Letter shall be deemed to not be an Included Lien Location as of the Commencement Date until and unless such executed documentation is delivered to Aron, (B) any location associated with an unexecuted and undelivered Required Storage and Transportation Arrangement shall be deemed to not be an Included Title Location as of the Commencement Date until and unless such executed documentation is delivered to Aron and (C) any location associated with any Carrier Notice that has been delivered to the applicable counterparty but for which Aron has not received an executed acknowledgement of such Carrier Notice from such counterparty, such Carrier Notice shall be deemed to satisfy clause (f) of each of the definitions of Eligible In-Transit Feedstock Inventory and Eligible In-Transit Product Inventory, respectively, as of the Commencement Date.

(f)The Transaction Parties shall have provided Aron with evidence, in a form reasonably satisfactory to Aron, that the Commencement Date Volumes will be sold to Aron free and clear of any Liens, other than Permitted S&O Liens; provided that, Aron’s obligations hereunder shall commence on the Commencement Date only if the Commencement Date Volumes shall have been sold and transferred to Aron as provided under the Inventory Sales Agreement against payment of the Estimated Commencement Date Value made as provided therein, and in accordance with the terms of the Macquarie Payoff Letter and the Triparty Payment Direction Agreement;
(g)(i) Aron shall have received evidence, reasonably satisfactory to it, confirming that the Termination Date (as defined in the Macquarie S&O Agreement) shall have occurred or shall occur prior to or substantially concurrently with the occurrence of the Commencement Date hereunder and Aron shall have received payoff letter and other termination documentation (including the Macquarie Payoff Letter) with respect thereto or other evidence thereof, in each case, reasonably satisfactory to Aron, providing for the release of all of Macquarie’s liens and security interests upon receipt of stipulated amounts set forth in such payoff letters, (ii) Aron shall have received written confirmation that (A) all UCC filings in favor of Macquarie in connection with or under the Macquarie Transaction Documents shall have been authorized for termination and that applicable termination statements shall have been submitted for filing upon the Commencement Date, and (B) all Liens in favor of such existing secured parties or creditors shall have been terminated or will be terminated upon proper filing and (iii) there is no other Indebtedness other than Indebtedness permitted pursuant to Section 15.4(c) outstanding;
(h)The Transaction Parties shall have duly executed and delivered the Fee Letter and performed any terms and conditions thereof (including the payment of any fees thereunder) to be performed by the Transaction Parties on or before the Commencement Date;
(i)Each Company Entity shall have delivered to Aron a certificate signed by an appropriate officer of such Company Entity certifying as to (i) its Organizational Documents, (ii) incumbency of its officers and (iii) due authorization, board or other limited liability company or limited partnership approvals and resolutions for the transaction contemplated under this Agreement and the other Transaction Documents, in each case, in form and substance reasonably satisfactory to Aron;
(j)The Company Entities shall have delivered to Aron opinions of each of (i) Norton Rose Fulbright LLP, New York counsel to the Company Entities and (ii) Cook, Yancey,

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King & Galloway, APLC, counsel for the Company Entities, in each case, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; no conflicts; and security interests;

(k)No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement or any other Transaction Documents;
(l)Neither the Refinery nor any of the Included Locations shall have been affected adversely or threatened to be affected adversely by any loss or damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Included Locations;
(m)The Company Entities shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies and endorsements required pursuant to Article 14 on the Commencement Date;
(n)The Company Entities shall have complied with all covenants and agreements under the Transaction Documents that they are required to comply with on or before the Commencement Date;
(o)All representations and warranties of the Company Entities contained in the Transaction Documents shall be true and correct on and as of the Commencement Date;
(p)The Company shall have delivered to Aron a certificate, in form and substance reasonably satisfactory to Aron, of an Authorized Officer of the Company, certifying as to those items set forth in this Section 2.1 as Aron may request.
(q)Aron shall have received the Solvency Certificate, dated the Commencement Date and signed by the chief financial officer of the MLP Parent;
(r)Aron shall have received true, correct and complete copies of all material permits, licenses, certificates, approvals, authorizations and other documents required by any Governmental Authority necessary to permit the Transaction Parties to engage in the business activities conducted by the Transaction Parties or in the collection and remittance of any Taxes to such Governmental Authority, each of which is set forth on Schedule 2.1(r);
(s)Each Transaction Party shall have duly executed the Lien Documents to which it is a party granting in favor of Aron the security interests and liens contemplated thereby and all actions necessary to perfect the Liens granted thereunder shall have been completed, including

(i) the filing of UCC financing statements, including precautionary UCC financing statements with respect to Aron’s Property, and (ii) the delivery of any certificates and transfer instruments required under such Lien Documents;

(t)On or prior to the Commencement Date, the Company shall have provided or caused to be provided to Aron an expected Product yield for the Refinery based on its then current operating forecast (the “Initial Estimated Yield”);

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(u)Aron shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Commencement Date required to be reimbursed or paid by the Transaction Parties hereunder, under the Fee Letter or any other Transaction Document on or prior to such date, together with reimbursement or payment of Aron’s estimated out-of-pocket expenses of Aron and its Affiliates (including reasonable fees, charges and disbursements of Aron’s counsels, experts and consultants) as provided in Section 18.5;
(v)Aron shall have received evidence reasonably satisfactory to it that, after giving effect to the transactions contemplated to occur on the Commencement Date pursuant to the Transaction Documents, the MLP Parent and its Restricted Subsidiaries shall have a Fixed Charge Coverage Ratio (Indenture) of at least 1.50:1.00;
(w)Aron shall have received MLP Parent’s audited consolidated financial statements as of and for the year ended December 31, 2022, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP consistently applied, such audited statements to be accompanied by the related report and opinion of Ernst & Young LLP, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(x)Aron shall have received the Projections in form and substance reasonably satisfactory to it;
(y)	Since December 31, 2022, there shall have not been any Material Adverse

Effect;

(z)Aron shall have received a duly executed Intercreditor Agreement in form and substance satisfactory to Aron;

(aa)  The Transaction Parties shall have delivered to Aron the relevant SDS for each Product Group of Feedstock and Products;

(bb) Aron shall have received a Funds Flow Memorandum prior to the Commencement Date that is reasonably satisfactory to it;

(cc)  No later than three (3) Business Days prior to the Commencement Date (or such later date as may be agreed by Aron), Aron shall have received a notice containing the Estimated Included Feedstock Lien Inventory and the Estimated Included Product Lien Inventory;

(dd)  No later than three (3) Business Days prior to the Commencement Date (or such later date as may be agreed by Aron), Aron shall have received a notice containing an estimate of the Feedstock and Products that Transaction Parties project will be available at the Included Title Locations at the Inventory Transfer Time;

(ee) Aron shall have received, at least five (5) Business Days prior to the Commencement Date (or such later date as may be agreed by Aron), in respect of the MLP Parent and each other Company Entity, (i) all such documentation or information requested by Aron in connection with its requirements and policies as they relate to any applicable “know your customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act, rules and regulations of the Office of Foreign Assets Control) and other similar client identification and business conduct standard and dealing

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policies and procedures (including reputational considerations), in each case, as consistently applied by Aron, and (ii) all material documentation and other information required by such policies and procedures and applicable regulatory authorities;

(ff)Aron shall have received a duly executed MLP Parent Guaranty in form and substance satisfactory to it;

(gg)Each of the Transaction Parties shall have duly completed, executed and delivered an IRS Form W-9 dated as of the Commencement Date;

(hh)Each of the Transaction Parties shall have duly completed, executed and delivered the (i) Brown Station Sublease and (ii) Brown Station Notice of Sublease;

(ii)Calumet Refining has duly completed, executed and delivered the (i) WTG Pipeline Buy/Sell Confirmation and (ii) Flash Title Master Confirmation;

(jj)Aron shall have received a duly executed Fourth ABL Credit Agreement Amendment in form and substance satisfactory to it; and

(kk)Each of the Transaction Parties and the ABL Agent shall have duly completed, executed and delivered the Intercreditor Agreement.

2.2Conditions to Secured Obligations of the Transaction Parties. The respective obligations of each of the Transaction Parties contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:
(a)Aron shall have duly executed and delivered this Agreement, the Supply and Offtake Agreement and the Financing Agreement;
(b)Aron shall have duly executed and delivered the Inventory Sales Agreement in form and substance reasonably satisfactory to the Company;
(c)Aron shall have duly executed and delivered the Storage Facilities Agreement in form and in substance reasonably satisfactory to the Company;
(d)Aron shall have duly executed and delivered the Marketing and Sales Agreement in form and in substance reasonably satisfactory to the Company;
(e)	Aron shall have duly executed and delivered the Fee Letter;
(f)	Aron shall have duly completed, executed and delivered an IRS Form W-9;
(g)All representations and warranties of Aron contained in the Transaction Documents shall be true and correct on and as of the Commencement Date; and
(h)Aron shall have complied with all covenants and agreements hereunder and under the other Transaction Documents that it is required to comply with on or before the Commencement Date.
2.3Post-Commencement Date Undertakings. From and after the Commencement Date, the Company may endeavor to negotiate and implement designations and other binding contractual

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arrangements, in form and substance reasonably satisfactory to Aron, pursuant to which such Transaction Party may:

(a)transfer and assign to Aron the Company’s right to use any storage or transportation facility as may hereafter be identified by the Company; provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such storage or transportation facility shall be added to the appropriate Schedule hereto as an additional Included Feedstock Title Location, Included Product Title Location, Included Feedstock Title Pipeline, or Included Product Title Pipeline, as applicable, and such assignment, designation or arrangement shall constitute a Required Storage and Transportation Arrangement hereunder; (ii) to the extent requested by Aron, the applicable Parties shall amend the Inventory Sales Agreement and any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Title Location shall be subject to satisfaction of Aron’s Policies and Procedures (which shall be applied in a nondiscriminatory manner as provided in Section 12.4(b)) with respect to locations in which Aron determines it may own Feedstock or other Products; provided further that, if the relevant storage or transportation facility fails to satisfy Aron’s Policies and Procedures, then Aron shall consult with the Company in good faith to determine whether additional actions or procedures can be taken or implemented so that, as a result, such storage or transportation facility would comply with Aron’s Policies and Procedures; provided further that, for the avoidance of doubt, in no event shall Aron be deemed an operator of any such storage or transportation facility;
(b)identify additional storage or transportation facilities which may be Included Feedstock Lien Locations or Included Product Lien Locations, as applicable; provided that upon and concurrently with implementing any such designation, (i) any such storage or transportation facility shall be added to the appropriate Schedule hereto as an additional Included Feedstock Lien Location or Included Product Lien Location, as applicable; and (ii) the Parties and the owner of such Included Lien Location shall use commercially reasonable efforts to cause the applicable third party to enter into a Bailee’s Letter, or any other documentation reasonably requested by Aron and, to the extent requested by Aron, the applicable Parties shall enter into or amend any other applicable Transaction Document relating to the Feedstock or Products at or to be located at such Included Lien Location to, among other things, acknowledge the existence thereof; provided further that, as a condition to any such storage or transportation facility becoming an Included Lien Location, a Bailee’s Letter or such other documentation reasonably requested by Aron as contemplated by this clause (ii) shall have been executed and delivered to Aron by all other parties thereto; and
(c)identify additional Eligible Pipeline Carriers, Eligible Railroad Carriers and Eligible Vessel Carriers.
2.4	UCC Filings.
(a)From and after the Commencement Date as Aron may request, the applicable Transaction Party will cooperate with Aron to cause to be prepared, and filed, in such jurisdictions as Aron shall deem necessary or appropriate, UCC-1 financing statements reflecting

(i) Aron as owner of all Feedstock and Products in the Included Title Locations and (ii) Aron as a secured party with respect to the Collateral to perfect Aron’s security interest under the Lien Documents. The applicable Transaction Party shall execute and deliver to Aron and such Transaction Party hereby authorizes Aron to file, at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements and

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termination statements relating to such Feedstock and Products and the Collateral, and other documents and instruments, all in form satisfactory to Aron, as Aron may request, to confirm Aron’s ownership of such Feedstock and Products or the Liens created pursuant to the Lien Documents and to otherwise accomplish the purposes of this Agreement and as required pursuant to the Lien Documents.

(b)Without limiting the generality of the foregoing, each Transaction Party ratifies and authorizes the filing by Aron of any financing statements filed by Aron on or after the Commencement Date, if any.

ARTICLE 3

TERM OF AGREEMENT

3.1Term. This Agreement, the Supply and Offtake Agreement and the Financing Agreement shall each become effective on the Effective Date, and the Commencement Date shall occur as provided in Section 2.1 and 2.2 above. This Agreement, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m. ET on the Expiration Date (the “Term”). As used herein, “Expiration Date” means January 29, 2027, except (a) as otherwise provided in Section 3.2 below or (b) solely in the event of an Incremental Reduction and the Company provides Aron with written notice of its intent to terminate this Agreement, the Supply and Offtake Agreement, the Financing Agreement and all other Transaction Documents (“Early Expiration”) on a date specified in such notice that is (A) the last Business Day of a month and (B) occurring at least ninety (90) days after delivery of such notice (such date, the “Early Expiration Date”); provided that, any such notice of an Early Expiration Date may only be delivered by the Company on or prior to the date that is one hundred eighty (180) days after occurrence of the Incremental Reduction, and any such notice delivered after such date shall be null and void. In the event that the Company declares an Early Expiration Date pursuant to this Section 3.1(b), the Early Expiration Date shall become the Expiration Date for all other purposes herein and in the other Transaction Documents, and no S&O Make-Whole Amount shall be due or payable to Aron on or in connection with a Termination Date occurring on such Early Expiration Date.
3.2	Changing the Term.
(a)Extension. The Parties may, by mutual agreement, elect to extend the Term of this Agreement, the Supply and Offtake Agreement, the Financing Agreement and the other Transaction Documents for up two additional successive twelve (12) month periods as follows:

(i) no later than ninety (90) days prior to the Expiration Date, the Parties may mutually agree in writing that the Term of this Agreement, the Supply and Offtake Agreement and the Financing Agreement has been extended to a date as may be agreed between the Company and Aron (which shall be the Expiration Date, unless and until the Term is further extend under the following clause); and (ii) if the Term has been extended as provided in the preceding clause (i), then no later than sixty (60) days prior to the Expiration Date, the Parties may mutually agree in writing that the Term of this Agreement, the Supply and Offtake Agreement and the Financing Agreement has been extended to such date as is agreed between the Company and Aron (which shall be the Expiration Date).

(b)Springing Expiration Date. If on or prior to May 31, 2026, the “Commitment Termination Date” under and as defined in the ABL Credit Agreement (as in effect as of the Commencement Date) has not been extended until a date that is no earlier than July 31, 2027,

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then Aron may elect to change the Expiration Date to November 30, 2026 (the “Springing Expiration Date”) by providing irrevocable written notice to the Company on May 31, 2026.

3.3Secured Obligations upon Termination. In connection with the expiration, wind-down and termination of this Agreement, the Supply and Offtake Agreement, the Financing Agreement and the other Transaction Documents on the Expiration Date, the Parties shall perform their respective obligations pursuant to Article 17.

ARTICLE 4 [RESERVED] ARTICLE 5

TARGET INVENTORY LEVELS AND PRICE ADJUSTMENT

5.1Target Inventory Levels. Monthly inventory targets for Feedstock and Products shall be set pursuant to this Article 5. Such monthly inventory targets for Feedstock and Products shall be subject to the (a) aggregate Maximum Inventory Level for all Product Groups and (b) aggregate Maximum Inventory Level for each Product Group. The Company represents and warrants that the respective Target Month End Feedstock Volumes and Target Month End Product Volumes that the Company sets for each month during the Term hereof shall be the Transaction Parties’ good faith estimate, at the time it sets such amounts, of the Ending Feedstock Inventories and the Ending Product Inventories at the end of such month.
5.2	Target Month End Feedstock Volume.
(a)By no later than the penultimate Business Day of the calendar month preceding each Delivery Month, the Transaction Parties shall notify Aron of the aggregate quantity of each Feedstock that the Transaction Parties expect to run at the Refinery during such Delivery Month (for each Feedstock, the “Projected Monthly Run Volume”).
(b)For each calendar month of the Term and each type of Feedstock, no later than the fifth (5th) Business Day prior to the end of the calendar month immediately preceding each Delivery Month, the Transaction Parties shall specify via e-mail to Aron the “Target Month End Feedstock Volume” for such Feedstock which shall equal (i) the Target Month End Feedstock Volume for such Feedstock for the immediately preceding month, plus (ii) the aggregate volume of such Feedstock that Aron has nominated or the Transaction Parties have nominated under the Aron Procurement Contracts for delivery during that month pursuant to Section 4.3 of the Supply and Offtake Agreement, plus (iii) the aggregate volume of Refinery Procured Barrels of such Feedstock expected to be delivered during such month, plus (iv) the difference (whether positive or negative, and without duplication of any volumes calculated pursuant to clauses (i)-(iii) above) of (x) the Transaction Parties’ estimate of the Included Feedstock Lien Inventory of such Feedstock at the end of such month minus (y) the Included Feedstock Lien Inventory of such Feedstock as measured at the end of the immediately preceding month, minus (v) the Projected Monthly Run Volume of such Feedstock for that month; provided that the Target Month End Feedstock Volume for each type of Feedstock as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as the “Commencement Date Target Volumes” for such type of Feedstock on Schedule I hereto. For the avoidance of doubt, any calculations that are estimates or based on expected volumes shall be a good faith estimate of the same by the Transaction Parties, and neither the Company nor any other

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Transaction Party shall be in violation of this Section 5.2(b) if actual figures vary from such good faith estimates.

(c)In establishing a Target Month End Feedstock Volume, the Transaction Parties acknowledge that any increase in a Target Month End Feedstock Volume is constrained to the extent that (i) the applicable Feedstock available for delivery under the Refinery Procurement Contracts, plus (ii) the applicable Feedstock available for delivery under the Aron Procurement Contracts with Third Party Suppliers, plus (iii) Other Barrels of such Feedstock available for delivery during such month, plus (iv) (without duplication of any of the volumes set forth in clauses (i)-(iii) above) the Estimated Included Feedstock Lien Inventory of such Feedstock for such month are not greater than the Transaction Parties’ requirements with respect to such Feedstock for the Refinery for the month related to such Target Month End Feedstock Volume.
(d)At any time prior to the beginning of the month to which a Target Month End Feedstock Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), the Parties may, by mutual agreement, change such Target Month End Feedstock Volume in accordance with Section 5.2(b).
(e)In addition, Aron may adjust any Target Month End Feedstock Volume with the consent of the Company.
5.3	Target Month End Product Volume.
(a)By no later than the fifth (5th) Business Day prior to the end of the calendar month preceding each Delivery Month, the Company shall provide to Aron its standard run-out report substantially in the form of Schedule S showing (i) the estimated quantities of each Product that the Transaction Parties expect to produce and deliver to Aron during the following month and the quantities of each Product the Transaction Parties expect to sell under the Marketing and Sales Agreement during such following month plus (ii) the difference (whether positive or negative and without duplication of any volumes calculated pursuant to clause (i) above) of (x) Company’s estimate of the Included Product Lien Inventory for such Product at the end of such month minus (y) the Included Product Lien Inventory for such Product as measured at the end of the immediately preceding month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.
(b)For each calendar month and each type of Product, no later than the fifth (5th) Business Day prior to the end of the calendar month immediately preceding each Delivery Month, the Company shall specify via e-mail to Aron an aggregate quantity and grade that shall be the “Target Month End Product Volume” for such Product, which shall equal (i) the Target Month End Product Volume for such Product for the immediately preceding month, plus (ii) the difference (whether positive or negative, and without duplication of any volumes calculated pursuant to clause (i) above) of (y) Company’s estimate of the Included Product Lien Inventory for such Product as measured at the end of such month, minus (z) the Included Product Lien Inventory for such Product as measured at the end of the immediately preceding month, minus

(iii) the Projected Monthly Production Volume for such Product for that month; provided that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as the “Commencement Date Target Volumes” for such type of Product on Schedule I hereto). For the avoidance of doubt, any calculations that are estimates or based on expected volumes, shall be a good faith estimate of the same by the Transaction Parties, and neither the Company nor any

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other Transaction Party shall be in violation of this Section 5.3(b) if actual figures vary from such good faith estimates.

(c)At any time prior to the beginning of the month to which a Target Month End Product Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), the Parties may, by mutual agreement, change such Target Month End Product Volume in accordance with Section 5.3(b).
(d)In addition, Aron may adjust the Target Month End Product Volume for any Product with the consent of the Company.
(e)For any calendar month in which quantities of Feedstocks or Products are delivered by Aron under one or more Additional Transactions entered into during such month pursuant to the Marketing and Sales Agreement, the Target Month End Feedstock Volume of any such Feedstock or the Target Month End Product Volume of any such Product, as applicable, for the end of such month shall be reduced by the aggregate net quantity of such Feedstock or Product so delivered to the extent such Additional Transactions are entered into after such Target Month End Feedstock Volume or such Target Month End Product Volume is established, as applicable.
5.4	Price Adjustments.
(a)(x) With respect to each Price Adjustment Month, Aron shall review the relevant price data and calculate whether, based on such data and the procedures set forth in Schedule K, an adjustment to any of the Feedstock Prices or any of the Product Prices is appropriate, and (y) at any time, Aron may review the relevant price data and calculate whether, based on such data and the procedures set forth in Schedule K, an adjustment to any of the Feedstock Prices or any of the Product Prices is appropriate in its good faith estimation utilizing all such data and procedures for each of the Feedstock Prices and the Product Prices. Promptly after Aron has completed such calculations contemplated by either subclause (x) or (y) above, as applicable, it shall advise the Company in writing as to whether any such Feedstock Price or Product Price adjustments are appropriate and if so the amounts of any such Feedstock Price and/or Product Price; provided, that, if Aron makes a determination regarding Feedstock Price Adjustments and/or Product Price Adjustments for any Product Group pursuant to subclause (y) above, the Feedstock Price Adjustments and/or Product Price Adjustments shall be made with respect to each Product Group at such time. Any Feedstock Price Adjustments and/or Product Price Adjustments made pursuant to this Section 5.4(a) shall be binding pursuant to Section 5.4(b) absent manifest error, and the Company shall notify Aron of any such error within two (2) Business Days of the Company’s receipt of such calculations and amounts.
(b)(x) Any such adjusted Feedstock Prices or Product Prices determined pursuant to Section 5.4(a)(x) shall (A) apply to such Price Adjustment Month and be trued up pursuant to this Section 5.4 and (B) otherwise become effective commencing with the month immediately following such Price Adjustment Month, and (y) any such adjusted Feedstock Prices or Product Prices determined pursuant to Section 5.4(a)(y) shall become effective on the immediately succeeding Business Day after the date of determination and in accordance with Section 5.4(a); provided further, that if there is a dispute regarding the adjusted Feedstock Prices or Product Prices, the Transaction Parties shall continue to pay any Provisional Group Price Adjustment Interim Amount associated with the disputed Feedstock Price Adjustment or Product Price

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Adjustment in accordance with Section 5.4(c), and Aron and the Transaction Parties shall resolve any such dispute in accordance with Section 22.4.

(c)(x) With respect to any Price Adjustment Month for which a Feedstock Price Adjustment or any Product Price Adjustment is to become effective pursuant to Section 5.4(b)(x), Aron shall determine either the Feedstock Price Adjustment Settlement Amount or the Product Price Adjustment Settlement Amount, as applicable, and such amount shall be included in the Aggregate Provisional Price Adjustment Interim Amount that is incorporated into the Monthly True-Up Amount for such Price Adjustment Month (which, for the avoidance of doubt, shall be paid in the month immediately following such Price Adjustment Month), and (y) for any date on which a Feedstock Price Adjustment or any Product Price Adjustment is to become effective pursuant to Section 5.4(b)(y), Aron shall determine, the Provisional Group Price Adjustment Interim Amount in accordance with Schedule C, and such amounts shall be included in the Interim Payment issued and associated with the Flow Date (as indicated on Schedule G) on which the applicable Feedstock Price Adjustment or Product Price Adjustment becomes effective pursuant to Section 5.4(b)(y) and invoiced pursuant to Schedule G.
(d)As used herein, “Price Adjustment Month” means, unless otherwise agreed by Aron in writing, each calendar month during the Term.

ARTICLE 6

[RESERVED]

ARTICLE 7

MONTH END INVENTORY; CERTAIN DISPOSITIONS; INCLUDED LOCATION MAINTENANCE; GRADE CHANGES

7.1	Month End Inventory.
(a)By no later than 11:59:59 p.m. CT of the first day of each month, the Transaction Parties shall apply the Volume Determination Procedures to the Included Title Locations, and based thereon shall determine for the immediately preceding month (i) for each Feedstock, the aggregate volume of such Feedstock held in the Included Feedstock Title Locations (including Feedstock Title Linefill) at that time (the “Ending Feedstock Title Inventory”), (ii) for each Feedstock, the aggregate amount of Feedstock held in Included Feedstock Lien Locations (including Feedstock Lien Linefill) at that time (the “Ending Feedstock Lien Inventory”), (iii) for each Product, the aggregate volume of such Product held in the Included Product Title Locations (including Product Title Linefill) at that time (each, an “Ending Product Title Inventory”) and

(iv) for each Product, the aggregate volume of such Product held in the Included Product Lien Locations (including Product Lien Linefill) at that time (each, an “Ending Product Lien Inventory”).

(b)Aron may, or may have Aron’s Inspector, witness all or any aspects of the Volume Determination Procedures as Aron shall direct, which shall be at the Company’s sole cost and expense once per calendar quarter. If, in the reasonable judgment of Aron or Aron’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Transaction Parties will cooperate with Aron, or Aron’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the

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Ending Feedstock Title Inventory, Ending Feedstock Lien Inventory, Ending Product Title Inventory or Ending Product Lien Inventory, in each case, as may be necessary to correct any such errors.

(c)The Transaction Parties agree that, in addition to reporting to Aron the volume determinations made by the Transaction Parties pursuant to Section 7.1(a), the Transaction Parties shall use commercially reasonable efforts to arrange for all applicable third parties, in each case, to make available online or via an online portal (to which Aron has access) copies of all volume reports and statements related to Feedstock or Products held at any Included Title Locations or Included Lien Locations or with respect to any Hydrocarbon inventories held by any Transaction Party at any other locations including any inventory, quantity, or quality inspection reports prepared by such third party and in any event the Company will provide such reports and statements to Aron promptly after the Company’s receipt of any such reports and statements.
7.2Calculation of Sales. For any month, the “Aggregate Monthly Net Group Sales” shall be determined as set forth on Schedule C.
7.3	Included Location Maintenance.
(a)Promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any tank maintenance contemplated with respect to such year that would result in any Included Location being unavailable.
(b)The Transaction Parties shall as promptly as practicable (and in any event within two (2) Business Days after the occurrence thereof) notify Aron by e-mail or orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance (or reasonably foreseeable unscheduled downtime or maintenance) of any Included Location or any material portion of a Refinery, in each case, expected to have a duration in excess of one (1) day.
(c)The Transaction Parties shall give Aron at least thirty (30) days’ prior written notice of (i) any scheduled maintenance that any Transaction Party and/or any of its Affiliates or third parties intends to conduct on any of the Refinery or any Included Tanks that would result in such storage tank being taken out of service for a period greater than thirty (30) days (“Tank Maintenance”) or (ii) any Included Tanks that become inactive for more than thirty (30) days (“Inactive Tanks”), in which case, Schedule E, as applicable, shall be amended in accordance with Section 27.9 by the Parties to exclude such Inactive Tanks as Included Title Locations.
(d)Each Transaction Party agrees that it will use commercially reasonable efforts, consistent with Accepted Industry Practice, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Transaction Parties shall provide Aron with an initial estimate of the period of any Tank Maintenance and shall regularly update Aron as to the progress of such Tank Maintenance. If, any Transaction Party determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Aron of such determination.
(e)In addition to Aron’s rights and remedies described in Section 12.4, if any Included Tank (i) has had no bulk movements of Feedstock or Products during any period of thirty (30) consecutive days or has otherwise been designated or categorized as no longer being active or in use for at least thirty (30) consecutive days and (ii) holds a de minimis amount of inventory for such period, the Company shall promptly deliver to Aron written notice thereof

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describing in reasonable detail the matter, and Aron shall, within five (5) Business Days after receipt of such notice, advise the Company whether such Included Tank constituting an Included Title Location or Included Lien Location shall cease to constitute an Included Title Location or Included Lien Location, as applicable, for purposes hereof. If Aron advises the Company by written notice that any such Included Tank is to cease to be an Included Title Location or Included Lien Location, such change in status shall occur on the effective date specified by Aron in such written notice (which shall be on or after the date such notice is effective) delivered in accordance with Article 24. If any Included Tank has ceased to be an Included Title Location or Included Lien Location pursuant to this Section 7.3(e) and thereafter such Included Tank is returned to service or reactivated and Aron determines, in its good faith judgment, that such Included Tank is compliant with Aron’s Policies and Procedures (applied in a non-discriminatory manner), then Aron shall promptly cooperate with the Company to reestablish such Included Tank as an Included Title Location or Included Lien Location in accordance with the terms of this Agreement.

7.4Certain Regulatory Matters. If Aron shall determine, in its reasonable judgment, that as a result of (a) the adoption or taking effect of any Applicable Law, (b) any change in Applicable Law or in the administration, interpretation, enforcement or application thereof by any Governmental Authority,

(c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any interpretation of or proposal to implement any of the foregoing, in each case, after the Commencement Date (each, a “Regulatory Event”), Aron or any of its Affiliates is or would (i) not be permitted to hold, own, store, transport, purchase, finance or hedge all or certain types of Feedstock and/or Products subject to the transactions contemplated by the Transaction Documents (collectively, “Specified Activities”), (ii) be unable to perform in any material respect its obligations under this Agreement and/or the other Transaction Documents, (iii) be required to hold additional capital, or be assessed any additional capital or other charges, on the basis of holding, storing, transporting, buying, financing, selling, or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents or (iv) were it to continue to engage in Specified Activities or perform such obligations, and taking into account the manner in which it conducts its business in its discretion generally (and taking into account other commodities and the volumes thereof held by Aron or any of its Affiliates from time to time), be or likely to be subject to additional or increased burdens or costs (including any requirements to hold additional capital, or to be assessed any additional capital or other charges), then it shall notify the Company in writing of such determination (“Regulatory Event Notice”). Following the sending of a Regulatory Event Notice, Aron shall promptly consult with the Company in good faith to determine and assess what actions or steps, if any, either the Company or Aron or the Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event. If the Parties identify actions or steps that, in Aron’s reasonable judgment, can be implemented without resulting in Aron incurring any additional costs, expenses or burdens hereunder or under the other Transaction Documents while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and Liabilities), then the Parties shall, in good faith, endeavor to implement such actions and steps. If the Parties are unable to identify such actions or steps or are unable to implement any actions and steps that have been so identified within thirty (30) days of the delivery of the Regulatory Event Notice (unless the Parties mutually agree to extend such period), and for so long as such Regulatory Event (or the effects thereof) continues, then Aron may, by written notice to the Company, elect to terminate this Agreement in accordance with Article 17 on the termination date that Aron specifies in such notice, which termination date shall constitute a “Termination Date” for purposes of Article 17; provided that, to the extent not inconsistent with or in violation of such Regulatory Event and subject to the expected or actual effective date of such Regulatory Event, the termination date specified in such notice shall occur at least ninety

(90) days after the date such notice is given (but no later than one hundred eighty (180) days after the

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date such notice is given, unless Aron, in its sole good faith judgment, elects to accelerate such termination date to mitigate or eliminate any risk to Aron that it may become subject to such Regulatory Event or any additional material costs, burdens or restrictions as a result thereof). Notwithstanding anything contained herein or in any other Transaction Document, if the Termination Date occurs as a result of any Regulatory Event, no S&O Make-Whole Amount shall arise or be or become due and payable hereunder or under any other Transaction Document.

7.5SDS. From time to time as a result of any changes to an existing material safety data sheet (an “SDS”) or any new feedstock or product becoming a Feedstock or Product, as applicable, pursuant to the terms hereof, the Company shall provide the relevant SDS or relevant new or updated SDS to Aron, promptly after such change or upon the admission of a new Feedstock or Product pursuant to the terms hereof, as applicable.
7.6Material Feedstock Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of any Feedstock procured, or projected to be procured, differ materially from those that have generally been procured by the Refinery or those that the Transaction Parties may procure from time to time acting as a prudent refinery operator, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Feedstock, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.
7.7Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Product Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery or those that the Transaction Parties may produce from time to time acting as a prudent refinery operator, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.

ARTICLE 8

PAYMENT PROVISIONS

8.1	Interim Payments.
(a)For each day, Aron will calculate an Interim Payment, in the manner illustrated on Schedule C and in accordance with Schedule G using Best Available Inventory Data, as adjusted by any Inspector’s Report or any Updated Inspector’s Report, as applicable, pursuant to Section 3.3 of the Inventory Sales Agreement, and which, for the date on which (i) an Advance or prepayment of the Initial Lien Amount is required to be made in accordance with Section 5.2(c) of the Financing Agreement, shall include such Advance or prepayment, (ii) if applicable, any Provisional Group Price Adjustment Interim Amount is required to be included in such Interim Payment in accordance with Section 5.4(c), shall include such Provisional Group Price Adjustment Interim Amount, and (iii) any provisional calculations that are to be included in such Interim Payment in accordance with Section 8.1(h); provided, that if inventory data have not been reported on any day within a two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day in the manner illustrated on Schedule G that results in the highest daily amount that would be payable to Aron for the Estimated Daily Net Title Feedstock Sales and the highest daily amount that would be

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payable to Aron for the Estimated Daily Net Title Product Sales (as the case may be); provided further, that, if Aron determines that any inventory data Aron has used in such determination was materially inaccurate, then Aron shall adjust future Interim Payments to take account of any corrected inventory data.

If the Interim Payment is a negative amount, the absolute value will represent an amount payable to the Company and if this is a positive amount, it will represent an amount payable to Aron.

(b)With respect to the Estimated Daily Net Title Feedstock Sales, Estimated Daily Net Liened Feedstock, Estimated Daily Net Title Product Sales and Estimated Daily Net Liened Product:
(i)the inventory data to be used in determining each shall include the Best Available Inventory Data; and
(ii)the Company shall, at the end of each day, provide to Aron the applicable inventory reports in the form set forth on Schedule W-1, showing the quantity of (w) Feedstock held in the Included Feedstock Title Locations, (x) Feedstock that is Included Feedstock Lien Inventory, (y) Products held in the Included Product Title Locations and (z) Products that are Included Product Lien Inventory.
(c)For each day, Aron will calculate an interim adjustment to the Lien Amount (the “Interim Lien Settlement”), in the manner illustrated on Schedule C and in accordance with Schedule G using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day in the manner illustrated on Schedule G that results in the highest daily amount that would be payable to Aron for the Estimated Daily Net Liened Feedstock and the highest daily amount that would be payable to Aron for the Estimated Daily Net Liened Product (as the case may be); provided further that, if Aron determines that any inventory data Aron has used in such determination was materially inaccurate, then Aron shall adjust future Interim Payments to take account of any corrected inventory data.
(d)	[Reserved].
(e)For each day, Aron shall determine the Estimated Daily Net Title Feedstock Sales, Estimated Daily Net Liened Feedstock, Estimated Daily Net Title Product Sales and Estimated Daily Net Liened Product, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 8.1, Schedule C and Schedule G, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.
(f)Aron shall advise the Company of the amount of an Interim Payment via invoice issued in accordance with Schedule G. The party obligated to make such Interim Payment shall cause such payment to be made on the applicable payment date indicated on Schedule G.
(g)For any Business Day, the Interim Payment to be determined and advised by Aron shall be the Interim Payment for that day; provided that if such Business Day is followed by one or more non-Business Days, then Aron shall determine and advise to the Company the Interim Payment for that Business Day as well as the Interim Payment for each of such

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subsequent non-Business Days in the manner illustrated on Schedule G and all such Interim Payments shall be due on the same day.

(h)Aron may (but shall not be obligated to) include a provisional calculation of any amounts due hereunder or the other Transaction Documents as of the date of any Interim Payment or as part of the Monthly True-Up Amount for the month of such Interim Payment; provided that (x) if any calculated adjustment is positive, it will represent an amount payable to Aron and (y) if any calculated adjustment is negative, it will represent an amount payable to the Company. All provisionally charged adjustments will be credited in the applicable Monthly True-Up Amount. All applicable provisional amounts included in any Interim Payment will be taken into account (but without duplication) for purposes of calculating the applicable Monthly True-Up Amount (or estimated Monthly True-Up Amount) or any Unpaid Amounts.
8.2	Monthly True-Up Amount.
(a)For each month, Aron will use commercially reasonable efforts to provide to the Company, within five (5) Business Days following receipt of the Ending Feedstock Title Inventory, the Ending Feedstock Lien Inventory, the Ending Product Title Inventory, the Ending Product Lien Inventory, and any other supporting documentation, as applicable, pursuant to Section 7.1, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-Up Amount”); provided that, Aron may (but shall not be obligated to), in respect of any Monthly True-Up Amount, provide to the Company an estimate of such Monthly True-Up Amount associated with the applicable true-up month at any time on or after the first calendar day of such month, which shall be calculated by Aron in good faith based on Aron’s best estimates and in accordance with Schedule C and each such estimated Monthly True-Up Amount shall be payable in accordance with this Section 8.2(a). The Monthly True-Up Amount for any month shall be equal to the following determined in accordance with Schedule C:
(i)the Monthly Cash Settlement (as defined in Schedule C) plus any costs or expenses incurred by Aron in connection with any of the Base Agreements or Bailee’s Letters in respect of Included Lien Locations (including without limitation any costs or expenses incurred in connection with exercising Aron’s rights under any Bailee’s Letters and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron) for such month; plus
(ii)	any other Unpaid Amounts due from any Transaction Party to Aron;

minus

(iii)any other Unpaid Amount then due from Aron to any Transaction Party; plus or minus, as applicable,
(iv)if applicable, any estimated Monthly True-Up Amount previously paid by any Party in respect of such Monthly True-Up Amount pursuant to the proviso in the first sentence of this Section 8.2(a).

If the Monthly True-Up Amount (or estimated Monthly True-Up Amount) is a negative number, then the absolute value of such number shall be the amount due from Aron to the Company, and if the Monthly True-Up Amount (or any estimated Monthly True-Up Amount) is a positive number, such amount shall be due from the Company to Aron. The Company shall pay (a) any estimated Monthly True-Up Amount due to Aron two (2) Business Days after receipt of written notice thereof and (b) any

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Monthly True-Up Amount due to Aron two (2) Business Days after the Company’s receipt of the monthly invoice for any Delivery Month and all related documentation supporting the invoice. Aron shall pay (x) any estimated Monthly True-Up Amount due to the Company two (2) Business Days after providing written notice thereof to the Company and (y) any Monthly True-Up Amount due to the Company two (2) Business Days after making its definitive determination of such amount by issuing the monthly true-up invoice to the Company.

(b)For purposes of determining the amounts due under Section 8.2(a), the definitions and formulas set forth in Schedule C shall apply. In addition, the Fee Letter contains various definitions and formulas that shall be applied for purposes of determining certain of the amounts referred to in Schedule C.
(c)In the event that any Party determines, in its reasonable discretion, that Feedstock purchases and sales pursuant to the Supply and Offtake Agreement and Advances under the Financing Agreement are resulting in the Monthly Cash Settlement due from the Transaction Parties to Aron that could be materially decreased via Interim Payments as a result of amendments to Schedule C related to Feedstock, the Parties shall work together in good faith and in a commercially reasonable manner to amend Schedule C to reflect such applicable change pursuant to a Specified Schedule Change.
8.3Maximum Inventory Levels. Notwithstanding any transfer of title to Aron to all such Feedstock or Products or any Lien that Aron may have over Included Lien Inventory, Aron shall not be obligated at any time to pay for or make any Advance on account of any quantity of Feedstock or Product under Sections 8.1 or 8.2 or otherwise hereunder to the extent such payment or Advance would relate to an aggregate quantity of Feedstock or such Products in the Included Locations in excess of the then applicable Maximum Inventory Level as set forth on Schedule D or as may have been temporarily adjusted under Section 6.5 of the Supply and Offtake Agreement; it being understood and agreed that a volume of any type of Feedstock or Products in excess of the applicable Maximum Inventory Level therefor may be stored in the applicable Included Locations from time to time and Aron shall not be required to purchase, pay for or finance any such excess amount, in each case, in accordance with the Transaction Documents.
8.4	Invoices.
(a)Invoices shall be prepared and submitted in accordance with the terms of Schedule G.
(b)If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Interim Payments, Monthly True-Up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that, to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute; provided further that the Parties shall work together in a commercially reasonable manner and in good faith to resolve any such dispute prior to the time such disputed amount becomes due and payable, if possible, and otherwise as expeditiously as practicable, and in connection therewith, Aron shall provide to the Company any information reasonably requested by the Company, in sufficient detail (including Excel spreadsheets or other applicable items which show the applicable figures and formulas used to calculate such payment amounts) to enable the Company to verify the amount to be included in such disputed invoice. If the Parties agree that the Company does not owe some or all of the

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disputed amount or as may be determined by a court pursuant to Article 22, Aron shall return such amount to the Company, together with interest at the Federal Funds Effective Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days.

8.5	[Reserved].
8.6Interest. Notwithstanding anything to the contrary herein or in any other Transaction Document, after the occurrence and during the continuance of any Event of Default, upon notice from Aron to the Company, interest shall accrue on any unpaid amounts (including any accelerated amounts) owed by the Transaction Parties under the Transaction Documents at the Default Interest Rate from the date of the occurrence of such Event of Default until such amount is actually received by Aron, and such interest shall be payable on demand, in each case, whether or not such interest is allowed or allowable in any Insolvency or Liquidation Proceeding. Payment or acceptance of the increased rates of interest provided for in this Section 8.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Aron hereunder.
8.7Payment in Full in Same Day Funds. All payments to be made under the Transaction Documents shall be made by wire transfer of same day funds in U.S. Dollars to, in the case of payments to the Transaction Parties, the bank account listed in Schedule Z, or, in the case of payments to Aron, such bank account at such bank as Aron shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, the Inventory Sales Agreement, the Supply and Offtake Agreement and the Financing Agreement or any other Transaction Document, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement, any other Transaction Document or otherwise.
8.8Inability to Determine SOFR Rate. In the event that any fee, charge or other payment or amount under the Transaction Documents is determined by reference to the SOFR Rate and Aron determines that the provisions of Section 7.11(a) of the Financing Agreement have been implicated, the Parties shall endeavor to establish an alternate rate to replace such “SOFR Rate” for all such purposes pursuant to the terms of Section 7.11(a) of the Financing Agreement.
8.9Incremental Reduction. At any time the Fixed Charge Coverage Ratio (Indenture) falls below 1.50:1.00 for two consecutive fiscal quarters, Aron may, in its sole discretion, elect to reduce the Daily Value for all Product Groups by implementing the Incremental Fixed Holdback in accordance with Schedule B (the “Incremental Reduction”) with immediate effect for the immediately subsequent invoice delivered pursuant to Section 8.4 until the end of the month in which the delivery of quarterly financial statements for two subsequent consecutive fiscal quarters pursuant to Section 15.3(a)(ii) shows a Fixed Charge Coverage Ratio (Indenture) for each such fiscal quarter greater than or equal to 1:50:1:00.

ARTICLE 9

[RESERVED]

ARTICLE 10

INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT

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10.1Aron shall be entitled to have Aron’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement, which shall be at the Company’s sole cost and expense four (4) times per calendar year, and to observe (subject to Accepted Industry Practice during such observation) the conduct of Volume Determination Procedures. For the avoidance of doubt, if the Company shall have paid the costs and expenses of Aron’s Inspector under either this Section 10.1 or under Section 7.1(b) in any calendar quarter, the Company shall have no other obligation to pay for the costs and expenses of Aron’s Inspector under the other section in the same calendar quarter (unless an Event of Default has occurred and is continuing).
10.2In addition to its rights under Section 10.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at the Company’s sole cost and expense once per year (unless an Event of Default has occurred and is continuing), have Aron’s Inspector conduct measurements, surveys and inspections of any of the Included Locations other than Included Third Party Locations or observe any Feedstock or Product transmission, handling, metering or other activities being conducted at such Included Locations or the Delivery Points associated therewith, including for the purpose of (a) measuring the quantity of, and/or conducting sampling and analyses of, any Feedstock or Products in accordance with the specifications set forth in the Volume Determination Procedures and (b) measuring the quality of, and/or conducting sampling and analyses of, any Feedstock or Products (collectively, the “Inspection Activities”); provided, that such Inspection Activities shall not materially interfere with the ordinary course of business being conducted at such Included Locations or the refinery and shall be conducted in accordance with Accepted Industry Practice; provided, further that, to the extent Aron’s Inspector is solely observing any Inspection Activities caused to be conducted by the Company, the Company shall provide, or cause to be provided, to Aron, a copy of any reports, documents, testing results or other information related to such Inspection Activity.
10.3Subject to the Storage Facilities Agreement, the applicable Required Storage and Transportation Arrangements, any Bailee’s Letter, any Carrier Notices, any Freight Forwarder Agreement, and any Customs Broker Agreement, Aron will have the right (or, with respect to any Included Locations that are not the Refinery and Terminal Assets and any Eligible In-Transit Inventory, the Transaction Parties shall ensure that Aron will have the right) to inspect the Included Locations and any Eligible In-Transit Inventory in accordance with Accepted Industry Practice. In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron using commercially reasonable judgment as a result of the activity contemplated in this Article 10, the Transaction Parties shall make all necessary recalibrations in accordance with the specifications set forth in the Volume Determination Procedures within five (5) days and shall promptly communicate such changes to Aron. The cost of any such recalibration is to be borne solely by the Transaction Parties.
10.4Standards of Measurement. All quantity and volume determinations herein, except for the Wax Product Group, will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 5A of ASTM-IP for Feedstock and Table 5B of ASTM-IP for Products).

ARTICLE 11

[RESERVED]

ARTICLE 12

REFINERY TURNAROUND, MAINTENANCE AND CLOSURE

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12.1The Transaction Parties shall be responsible for all operations and maintenance of Included Title Locations which are, directly or indirectly, owned by the Transaction Parties including the Stonebriar Refinery Assets. The applicable Transaction Party shall promptly notify Aron in writing of the date for which any material inspection, material maintenance, restart or turnaround at the Refinery or any Refinery Facility has been scheduled, or any revision to previously scheduled material inspection, material maintenance, restart or turnaround, which may impair receipts of Feedstock at the Refinery or the Included Title Locations, the processing of Feedstock in the Refinery or the delivery of Products to Aron or by Aron to any Transaction Party or any third parties; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any such material inspection, material maintenance, restart or turnaround contemplated with respect to such year and (ii) the Company shall give Aron at least two (2) months’ prior written notice of any such scheduled material inspection, material maintenance, restart or turnaround.
12.2The Transaction Parties shall promptly (and in any event within two (2) Business Days after the occurrence thereof) notify Aron orally (followed by prompt written notice) or by e-mail of any previously unscheduled downtime or maintenance (or any reasonably foreseeable unscheduled downtime or maintenance) in respect of any Refinery hydrocracker, any Refinery coker or any Feedstock unit or any other material portion of the Refinery and Terminal Assets exceeding forty-eight (48) hours (including any such downtime as a result of Force Majeure).
12.3In the event of a scheduled shutdown of the Refinery, the Transaction Parties shall provide written notice to Aron describing the plan and the scope of work to be conducted during such scheduled shutdown, including any material impacts to the processing of Feedstock or delivery of Products during such scheduled shutdown, and shall use commercially reasonable efforts to keep Aron apprised of the progress of the work and any deviations from the previously disclosed plan of work or anticipated processing of Feedstocks and delivery of Products.
12.4	Treatment of Facilities.
(a)Subject to Section 12.4(b) below, if at any time Aron determines that all or any portion of the facilities constituting an Included Lien Location or an Included Title Location (such facilities, in each case, “Identified Facilities”) fails to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks, pipeline facilities, vessels and other infrastructure used to store or transport Feedstock and/or refined products, as applicable (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may provide the Company notice of such failure so long as such failure is continuing and, if Aron provides such notice, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are subject to the Storage Facilities Agreement, upon such date as Aron shall specify in such notice, such Identified Facilities shall cease to constitute an Included Lien Location (or a part of an Included Lien Location) or an Included Title Location (or part of an Included Title Location), as applicable, for purposes hereof and any payment to Aron in respect of any Feedstock or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof; (ii) in the case of any Identified Facilities that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Feedstock or Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Lien Location (or part of an Included Lien Location) or an Included Title Location (or part of an Included Title Location), as

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applicable, for purposes hereof and any payment to Aron in respect of any Feedstock or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof; and (iii) to the extent such Identified Facilities were Included Title Locations, Aron may in its sole discretion, designate such Identified Facilities as Included Lien Locations.

(b)Aron’s rights under Section 12.4(a) above are subject to the following additional terms and conditions:
(i)Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner.
(ii)If any Identified Facilities cease to be Included Locations pursuant to Section 12.4(a) above, and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with the Company to reestablish such Identified Facilities as Included Locations hereunder.
(iii)If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is solely as a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or Accepted Industry Practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Title Locations until the 60th day after giving the Company written notice of such failure, unless in Aron’s reasonable judgment such failure presents an imminent risk relating to Aron’s rights and interests in Feedstock or Products located at such Identified Facility, in which case Aron may require that such Identified Facility immediately cease to constitute an Included Title Location and the terms of Section 12.4(a) shall immediately become applicable, (2) during such sixty (60) day period, Aron shall consult with the Company in good faith to determine whether, based on further information provided by the Company, additional actions or procedures can be taken or implemented that would cause such Identified Facilities to comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such sixty (60) day period, then such Identified Facilities shall remain Included Title Locations.
(iv)If within the sixty (60) day period referred to in clause (iii)(2) above, the Company has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot, despite the use of commercially reasonable efforts, be completed within such sixty (60) day period, then for so long as the Company continues to diligently pursue the implementation of such additional actions and procedures, such sixty (60) day period shall be extended up to an additional sixty (60) days (or such longer period as the Parties may mutually agree (including via email)) to allow for such implementation to be completed.

ARTICLE 13

TAXES

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13.1The Transaction Parties shall, jointly and severally, pay and indemnify on After-Tax Basis and hold Aron harmless against, the amount of all Non-Income Taxes, paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Feedstock procured and sold to a Transaction Party hereunder, and the Products purchased and resold to a Transaction Party hereunder, and other transactions contemplated hereunder to the greatest extent permitted by Applicable Law; in the event that the applicable Transaction Party is not permitted to pay such Taxes, the amount due hereunder shall be adjusted by Aron such that the Transaction Parties shall bear the economic burden of the Non-Income Taxes. Each Transaction Party shall pay when due such Non-Income Taxes unless there is an applicable exemption from such Non-Income Tax, with written confirmation of such Non-Income Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect such Non-Income Taxes, one hundred percent (100%) of such Non-Income Taxes shall be added to invoices as separately stated charges and paid in full by the Transaction Parties in accordance with this Agreement, unless the applicable Transaction Party is exempt from such Non-Income Taxes and furnishes Aron with a certificate of exemption; provided, however, that (i) the failure of Aron to separately state or collect Non-Income Taxes from any Transaction Party shall not alter the liability of the Transaction Parties for Non-Income Taxes and (ii) Aron shall only be liable for Non-Income Taxes if and to the extent that such Non-Income Taxes have been separately stated and collected from a Transaction Party. Any refund or credit with respect to any Non-Income Taxes paid or indemnified by the Transaction Parties hereunder shall belong to the applicable Transaction Party. Aron shall be responsible for all Taxes imposed on Aron’s net or gross (or any derivative thereof) income, and each Transaction Party shall be responsible for all taxes imposed on its net or gross (or any derivative thereof) income.
13.2If any Transaction Party disagrees with Aron’s determination that any Non-Income Tax is due with respect to transactions under this Agreement, such Transaction Party shall have the right to seek an administrative determination in its own name from the applicable taxing authority, or, alternatively, such Transaction Party shall have the right to contest any asserted claim for such Non-Income Taxes in its own name, subject to its agreeing to indemnify Aron for any reasonable costs of Aron incurred the entire amount of such contested Non-Income Tax should such Non-Income Tax be deemed applicable. For the avoidance of doubt, the preceding sentence is intended to apply only in cases where the applicable Non-Income Tax is due from, or has been assessed against, the Transaction Party. Aron agrees to reasonably cooperate with such Transaction Party, in the event such Transaction Party determines to contest any such Taxes. The Transaction Parties shall be responsible for all costs and expenses incurred by them or Aron in the event any Transaction Party decides to seek an administrative determination from the applicable taxing authority or to contest any such Non-Income Taxes.
13.3
(a)Each Transaction Party and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Non-Income Taxes in respect of said transactions.Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but the Company shall be kept reasonably informed and consulted by Aron.Any legal proceedings or any other action against any Transaction Party with respect to such asserted liability shall be under such Transaction Party’s direction but Aron shall be kept reasonably informed and consulted by such Transaction Party. In any event, each Transaction Party and Aron shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
(b)In addition to paragraph 13.3 and other information sharing requirements applicable to Aron and the Transaction Parties, Aron and each Transaction Party shall seasonably

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and from time to time as is otherwise reasonable exchange and share information with each other as necessary to properly report, defend, challenge, and pay Taxes (including but not limited to sales taxes and fuel taxes and file tax returns), including information that supports and demonstrates total sales, sales that are exempt from Tax, and sales that are subject to Tax at a reduced rate. The Transaction Parties further agree to cooperate with Aron in the preparation and filing of any Non-Income Tax returns with respect to the Feedstock procured and sold to a Transaction Party hereunder.

13.4Any other provision of this Agreement to the contrary notwithstanding, this Article 13 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.

ARTICLE 14

INSURANCE

14.1	Insurance Coverages.
(a)The Company Entities, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverage in the following types and amounts and with licensed insurance companies rated not less than A- VIII by A.M. Best Company, or otherwise reasonably acceptable to Aron, in respect of the Company Entities’ receipt, handling and storage of Feedstock, Products, or J. Aron Property in connection with the Transaction Documents or the receipt, handling and storage of Feedstock, Products or J. Aron Property under any Required Storage and Transportation Arrangement or any other Transaction Documents:
(i)Property insurance for property damage including business interruption coverage on an “all risk” basis without co-insurance, including but not limited to flood, earthquake, windstorm, and tsunami, covering damage to the Refinery and Terminal Assets and the Storage Facilities on a repair or replacement cost basis in an amount sufficient to repair major components of and replace such Refinery and Terminal Assets and Storage Facilities as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose or loss limits reasonably acceptable to Aron.
(ii)Business interruption and extra expense coverage shall include an at least twelve (12) months indemnity period and shall be in an amount equal to the projected net income plus costs that would reasonably be expected to continue from such Refinery and Terminal Assets and Storage Facilities based upon the Transaction Parties’ reasonable estimate thereof and Aron shall be named as a loss payee or lender loss payee under such policy via customary endorsements acceptable to Aron.
(iii)Stock throughput insurance on an “all risk” basis without co-insurance, including but not limited to flood, earthquake, windstorm, tsunami, theft, burglary, misappropriation, and fraud perils. Such insurance shall cover the physical damage or loss (including mysterious disappearance and shortage) of the Feedstock, Products and J. Aron Property for the full market value or replacement value with respect to the Feedstock, Products and J. Aron Property, whichever value is greater. Such insurance

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shall be valid to cover the Feedstock, Products and J. Aron Property that are stored at Included Locations.

(iv)Commercial general liability insurance, including but not limited to bodily injury, property damage, contractual liability, severability liability, cross suit liability, products and completed operations liability, time element pollution liability, and independent contractor’s liability in a minimum amount of $1,000,000 per occurrence and $2,000,000 in the aggregate.
(v)Workers compensation insurance in the amount required by Applicable Law, and employer’s liability insurance with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 aggregate.
(vi)	Commercial automobile liability insurance in a minimum amount of

$1,000,000 per accident.

(vii)Umbrella/excess liability coverage providing coverage on a follow-form basis with respect to the coverage required under Sections 14.1(a)(iv) – 14.1(a)(vi) in a minimum amount of $175,000,000 per occurrence and in the aggregate; provided that, to the extent such limit exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company Entities will maintain the highest insurance limit available at commercially reasonable rates; provided however, that the Company will promptly notify Aron of the Company Entities’ inability to procure and maintain such limit of coverage.
14.2	Additional Insurance Requirements.
(a)The foregoing policies required pursuant to Section 14.1 shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policy listed in Section 14.1(a)(iii) shall include Aron as loss payee and/or lender loss payee as per the interest of Aron in the Feedstock, Products and J. Aron Property. Applicable endorsements for the loss payee and/or lender loss payee interest shall be acceptable to Aron. The foregoing policies listed in Sections 14.1(a)(iv), (v), (vi) and (vii) and shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees, advisors, representatives and agents as additional insured as their respective interests may appear. Applicable endorsements for the additional insureds interest shall be acceptable to Aron. The Company Entities shall furnish Aron with insurance certificates issued by their insurance carriers or their authorized insurance broker, in Acord form or equivalent, and the applicable endorsement documents evidencing the existence of the coverages and the endorsements required above. The Company Entities shall provide ten

(10) days’ written notice to Aron prior to any cancellation of insurance becoming effective. The Company Entities also shall provide to Aron renewal certificates promptly after such renewal certificates are available.

(b)The Company Entities shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums, except as would not reasonably be expected to adversely impact the enforceability of any such policies.
(c)The Company Entities shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 14.1.

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(d)All insurance required herein and in Section 14.1 should be written on an occurrence-based basis. To the extent that any of the insurance policies are written on a claims-made basis, the Company Entities agree to continue to maintain such insurance at least 6 years after the termination of this Agreement.
(e)If incidents, occurrences, claims, settlements or judgments against the umbrella/excess liability policy required in Section 14.1(a)(vii) cause the insurers to establish a reserve that erodes or reduces the aggregate limit below $175,000,000, the Company Entities will purchase additional insurance to satisfy the limits requirement in Section 14.1(a)(vii).
(f)Each of the Company Entities shall undertake all reasonable due diligence on any third parties prior to contracting any terminaling and storage services and confirms that such appointed third parties have adequate insurance that is standard and customary to their businesses. If the third parties procure less insurance than is required of the Company Entities under this Agreement, the Company Entities’ insurance required herein in this Section 14.2 shall be excess and contingent of the third parties’ insurance.
14.3No Reduction or Release. The mere purchase and existence of insurance does not reduce or release any Party from any liability incurred or assumed under this Agreement or any other Transaction Documents.

ARTICLE 15

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1	Representations and Warranties.
(a)Representations and Warranties of the Transaction Parties. Each Company Entity represents and warrants to Aron as of the Commencement Date and as of each day during the Term (unless otherwise specified below), that:
(i)Existence, Qualification and Power; Compliance with Applicable Laws. Such Company Entity and its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing (to the extent the concept of good standing exists in such jurisdiction) under the Applicable Laws of the jurisdiction of its incorporation or formation, and (b) has all requisite corporate (or other equivalent entity) power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations, if any, under the Transaction Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely with respect to Restricted Subsidiaries of the ~~MLP~~Calumet Parent that are not the Transaction Parties and Restricted Subsidiaries thereof) or clause (b)(i) or clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Company Entity is an Affected Financial Institution or Covered Entity.
(ii)Authorization; No Contravention. The execution, delivery and performance by each Company Entity of each Transaction Document to which such Person is party and the performance of its obligations thereunder (including, without limitation, the purchases and sales if Feedstock and Products, borrowings of any

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Advances and other obligations under any Credit Extensions and the grant of Liens on the Collateral as security for the Secured Obligations) have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of such Person’s Organizational Documents; (b) violate or result in any default or an event of default under or any breach or contravention of, or result in or require the creation of any Lien (other than the Liens created by this Agreement or the other Transaction Documents) under, or require any payment to be made under (i) any Contractual Obligation (including, without limitation, any Senior Notes Agreement, any Senior Secured Notes Agreement or any ABL Credit Document or any Refinancing Indebtedness in respect thereof) to which such Company Entity is a party or affecting such Company Entity or the Property of such Company Entity or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law. In addition to and without limiting the generality of the foregoing, each Company Entity represents and warrants to Aron that, in connection with each request for an Advance, such Advance is permitted as an incurrence of additional Indebtedness under each Senior Notes Agreement, each Senior Secured Notes Agreement and each ABL Credit Document.

(iii)Governmental Authorization and Approvals; Other Consents. Each Company Entity and its Restricted Subsidiaries has complied with, and is in compliance with, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. All material import, export or other Licenses, permits or certificates necessary for the import or handling of any goods of the Transaction Parties or for which the Transaction Parties are responsible in accordance with the terms of the Transaction Documents or other Collateral have been procured and are in effect. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Company Entity in connection with the execution, delivery or performance by, or enforcement against, any Company Entity of this Agreement or any other Transaction Document, except for (a) consents, authorizations, notices and filings, all of which have been obtained or made, (b) third party consents with respect to immaterial contracts, (c) those approvals, consents, exceptions, authorizations, actions, notices or filings not relating to any Aron’s Lien on any Collateral, the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, and (d) filings to perfect the Liens created by the Lien Documents.
(iv)Binding Effect. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by such Company Entity that is party thereto. This Agreement constitutes, and each other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of such Company Entity, enforceable against each Company Entity that is party thereto in accordance with its terms except as enforceability may be limited by applicable Insolvency or Liquidation Proceeding and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(v)	Financial Statements; No Material Adverse Effect.

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(A)The Audited Financial Statements and all other audited financial statements to be delivered pursuant to Section 15.3(a)(i), (i) were, or will be when delivered, prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other direct or known contingent material liabilities of the Consolidated Parties as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness.
(B)The unaudited consolidated balance sheet of the Consolidated Parties for the Fiscal Quarter ended September 30, 2023, and the related unaudited consolidated statements of income or operations, partners’ capital and cash flows for the three month period ended on that date, and all other financial statements to be delivered pursuant to Section 15.3(a)(ii) or Section 15.3(a)(iii)

(i) were, or will be when delivered, prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(C)During the period from December 31, 2022, to and including the Commencement Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, other than as reflected in the foregoing financial statements or in the notes thereto or as otherwise disclosed in writing to Aron on or prior to the Commencement Date.
(D)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(vi)Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company Entities after due and diligent investigation, threatened in writing or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, in each case, in writing and by or against any Company Entity or its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

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(vii)No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(viii)Ownership of Property; Liens. Each Company Entity or its Restricted Subsidiaries has good record and marketable (or, as to real property in Texas, indefeasible) title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, and good title to all of its personal Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Liens of Aron in the Collateral are duly perfected, first priority Liens, in accordance with the Lien Documents and subject only to Permitted Liens.
(ix)Environmental Compliance. Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:
(A)All of the Real Estate and all operations at the Real Estate are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Estate or the operations conducted thereon, and there are no conditions relating to the Real Estate or the operations conducted thereon that could give rise to liability under any applicable Environmental Laws.
(B)None of the Real Estate contains any Hazardous Materials at, on or under the Real Estate in amounts or concentrations that constitute a violation of, or could give rise to liability under, Environmental Laws.
(C)No Company Entity or Restricted Subsidiary has received any written notice of, or inquiry from any Governmental Authority that remains unresolved or is currently outstanding with regard to, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Estate or the operations conducted thereon, nor does any Senior Officer of any Company Entity or Restricted Subsidiary or the general partner of any Company Entity or Restricted Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened.
(D)Hazardous Materials have not been transported or disposed of from the Real Estate, or generated, treated, stored or disposed of at, on or under any of the Real Estate or any other location, in each case by or on behalf of any Company Entity or Restricted Subsidiary in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
(E)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Senior Officers of the Company Entities and their Restricted Subsidiaries or the general partner of any Company Entity or Restricted Subsidiary, threatened, under any Environmental Law to which any Company Entity or Restricted Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding

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under any Environmental Law with respect to any Company Entity or Restricted Subsidiaries, the Real Estate or the operations conducted thereon.

(F)There has been no Environmental Release, or threat of Release, of Hazardous Materials at or from the Real Estate, or arising from or related to the operations (including disposal) of any Company Entity or Restricted Subsidiary in connection with the Real Estate or otherwise in connection with the operations conducted thereon, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
(x)Insurance. The properties of the Company Entities and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Company Entity and its Restricted Subsidiaries, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the management of ~~MLP~~Calumet Parent, adequate for the Company Entities and their Restricted Subsidiaries.
(xi)Taxes. The Company Entities and their Restricted Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Company Entity or Restricted Subsidiary that would, if made, have a Material Adverse Effect.  Except as described on Schedule 15.1(a)(xi), neither any Company Entity nor any Restricted Subsidiary thereof is party with any Person, other than the Company Entities and their Restricted Subsidiaries, to any Tax sharing agreement; provided that the allocation of taxes in connection with a business acquisition agreement ~~or in the MLP Partnership Agreement~~ (or in any partnership agreement or limited liability company agreement or equivalent) or customary provisions in commercial agreements entered into in the ordinary course of business with third parties not primarily related to Taxes of any Company Entity or any Restricted Subsidiary thereof does not constitute a tax sharing agreement.
(xii)	ERISA Compliance.
(A)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Applicable Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received favorable determination letters from the IRS covering the periods during which the Plan has been established, or alternatively, can rely on an opinion letter from the IRS with respect to the corresponding adoption agreement and basic Plan documents for all periods during which a determination letter does not apply to the Plan, and if no determination letter or opinion letter can be currently relied upon by the Plan, then the applicable Plan sponsor (i) has an application for such a determination letter that is currently being processed by the IRS with respect to such Plan or (ii) is within a remedial amendment period for submitting such a determination letter application that has not closed with respect thereto, and, to the best knowledge of the Company Entities, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each

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Company Entity and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, except where the failure to make such contribution could not reasonably be expected to have a Material Adverse Effect, and no application for a waiver of the minimum funding standards or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan, except where the failure to make such contribution could not reasonably be expected to have a Material Adverse Effect.

(B)There are no pending or, to the best knowledge of the Company Entities, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(C)Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the aggregate actuarial present value of all accumulated plan benefits of all Pension Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35 or any successor accounting standard) did not, (x) prior to the Omnibus Amendment Effective Date, as of the date of MLP Parent’s most recent financial statement reflecting any such amount and (y) on and after the Omnibus Amendment Effective Date, as of the date of Calumet Parent’s most recent financial statement reflecting any such amount, in each case, exceed the aggregate fair market value of the assets of all such Pension Plans except as disclosed in such financial statement; (iii) no Company Entity or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(iv) no Company Entity or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of Company Entities, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Company Entity or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(D)No Company Entity is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any Plan or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor any transaction contemplated under the other Transaction Documents gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(E)With respect to any Foreign Plan insofar as it relates to the obligations of a Company Entity or a Subsidiary, except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices applicable to that plan; (ii) in the case of any Foreign Plan described in clause (a)

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of the definition thereof the benefits of which are paid from a trust or book reserve established, or insurance contract purchased, by a Company Entity or Subsidiary, the fair market value of the assets of such Foreign Plan, or the liability of the issuer of such insurance contract, as applicable, together with any applicable accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(xiii)Capital Structure/Subsidiaries. The corporate capital and ownership structure of the Consolidated Parties as of the Commencement Date is as described in Schedule 15.1(a)(xiii)(a). Set forth on Schedule 15.1(a)(xiii)(b) is a complete and accurate list as of the Commencement Date with respect to MLP Parent and each of its direct and indirect Subsidiaries. The outstanding Equity Interests in all such Persons are validly issued, fully paid and non-assessable and are owned by Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 15.1(a)(xiii)(b), free and clear of all Liens (other than Permitted Liens and other Liens arising under or contemplated in connection with the Transaction Documents). Each Transaction Party is a Subsidiary of ~~MLP~~Calumet Parent.
(xiv)	Margin Regulations; Investment Company Act.
(A)None of Consolidated Parties is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No Advance, Credit Extensions or proceeds of any amount paid to the Company Entities pursuant to the Transaction Documents will be used by any Consolidated Party to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
(B)None of any Company Entity, any Person Controlling any Company Entity or any Subsidiary of any Company Entity is registered, or is required to be registered, as an “investment company” under the Investment Company Act of 1940, as amended.
(xv)Disclosure. Neither this Agreement nor any report, financial statement, certificate or other information furnished in writing by or on behalf of any Company Entity to Aron in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole with other previously provided information in any material respect; provided that, with respect to projected and forecast financial information and information of a general economic nature or industry specific

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information, the Company Entities represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(xvi)Compliance with Laws. Each Company Entity and Restricted Subsidiary is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(xvii)Intellectual Property. Each Company Entity owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. As of the Commencement Date, set forth on Schedule 15.1(a)(xvii) is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Company Entity or that any Company Entity has the right to use, in each case which is material to the business of a Company Entity. No claim has been asserted in writing to or is otherwise known by any Company Entity and is pending by any Person challenging or questioning the use of the Intellectual Property owned by any Company Entity or the validity or effectiveness of the Intellectual Property owned by any Company Entity, nor does any Company Entity know of any such claim, and, to the knowledge of any Company Entity the use of the Intellectual Property by any Company Entity or the granting of a right or a License by any Company Entity in respect of the Intellectual Property owned by any Company Entity does not infringe on the rights of any Person, in each case, except to the extent the foregoing could not reasonably be expected to have a Material Adverse Effect.
(xviii)Solvency. The Company Entities and their Subsidiaries, taken together on a consolidated basis, are Solvent.
(xix)Business Locations, Etc. Set forth on Schedule 15.1(a)(xix)(a) is a list of all Real Properties located in the United States that are leased by the Transaction Parties as of the Commencement Date. Set forth on Schedule 15.1(a)(xix)(b) is a list of all locations where any tangible personal Property of a Transaction Party (other than Inventory in transit and rolling stock) with an aggregate value per location in excess of

$10,000,000 is located as of the Commencement Date.  Set forth on Schedule 15.1(a)(xix)(c) is the chief executive office, jurisdiction of formation or organization and principal place of business of each Transaction Party as of the Commencement Date. During the five (5) years preceding the Commencement Date, except as shown on Schedule 15.1(a)(xix)(d), no Company Entity has had any legal name other than its existing name as specified on the applicable signature page to this Agreement, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.

(xx)Lien Documents. The provisions of the Lien Documents taken together are effective to create in favor of Aron, legal, valid and enforceable first priority security interests in all right, title and interest of the Transaction Parties in the Collateral described therein (in each case subject to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Secured Obligations). Except for filings completed prior to the Commencement Date and as contemplated by this

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Agreement and the Lien Documents, no filing or other action will be necessary to create or perfect such security interest.

(xxi)~~No Conflict with MLP Partnership Agreement. The execution, delivery and performance of this Agreement will not, upon the execution and delivery thereof, constitute a violation of, or otherwise contravene, the MLP Partnership Agreement as in effect on the Commencement Date.~~[Reserved].
(xxii)Included Locations. The (x) Included Locations that are owned (or exclusively leased) by such Transaction Party and (y) Included Locations that are not owned (or exclusively leased) by any Transaction Party, to the knowledge of the Transaction Parties, have been maintained, repaired, inspected and serviced in accordance with Accepted Industry Practice and Applicable Law and are in good working order and repair in all respects, except to the extent such Transaction Party has notified Aron of a deficiency pursuant to Section 7.3(b).
(xxiii)Ownership of Feedstock and Products. As of the Effective Date and the Commencement Date, (x) other than any Feedstock or Products (1) sold to Aron pursuant to the Supply and Offtake Agreement, (2) financed by Aron pursuant to the Financing Agreement, (3) subject to a perfected first priority Lien of Aron pursuant to the Lien Documents or (4) that is to be subject to Bailee’s Letters or Carrier Notices but for which such Bailee’s Letters or Carrier Notices have not been executed and delivered by each Person contemplated to be party thereto, such Transaction Party does not own, lease or otherwise have title to any Feedstock or Products and (y) each Transaction Party does not own, lease or otherwise have title to any Feedstock or Products, other than (1) those sold to Aron on the Commencement Date pursuant to the Inventory Sales Agreement,

(2) Feedstock and Products that are in Included Lien Locations and subject to a perfected first priority Lien (subject only to Permitted S&O Liens) of Aron under the Lien Documents, (3) solely with respect to Calumet Refining, Feedstock and Products that are not intended to be used at or that have not been produced by the Refinery, (4) solely with respect to Calumet Refining, Feedstock that is in transit to the Shreveport Refinery via the Red River Pipeline, (5) Products that have been purchased by the Company from Aron in accordance with the terms of the Supply and Offtake Agreement and have not yet been sold to third party customers or transferred to an Affiliate of the Company pursuant to another transaction not prohibited by the Transaction Documents and

(6) Products or Feedstock held by Calumet Refining for sale on behalf of, or purchase by, Subsidiaries of Calumet Parent other than the Company.

(xxiv)Ownership of the Company and Calumet Refining. (a) ~~MLP~~Calumet Parent indirectly owns 100% of the Equity Interests in Calumet Refining, (b) Calumet Refining directly owns 100% of the Equity Interests of the Company and (c) the Company does not have Subsidiaries.
(xxv)Material Contracts. As of the Commencement Date, each Material Contract described in the definition of Material Contracts is set forth on Schedule 15.1(a)(xxv) (and which include, for the avoidance of doubt, those set forth on Schedule CC).
(xxvi)Ordinary Course of Business. All purchases and sales of Feedstock and Products by the Transaction Parties are made in the ordinary course of business.

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(xxvii)Projections. The Projections have been prepared in good faith based upon assumptions that were believed by the Company to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ therefrom and such differences may be material.
(xxviii)	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.
(A)None of the Company Entities or any of their Restricted Subsidiaries or any of their respective directors, officers or, to the knowledge of the Company Entities or any Restricted Subsidiary, employees, agents or Affiliates is a Sanctioned Person. Each of the Company Entities and its Restricted Subsidiaries and their respective directors, officers and, to the knowledge of the Company Entities or any of their Restricted Subsidiaries, employees, agents or Affiliates is in compliance, in all material respects, with

(a) all Sanctions Laws, (b) all Anti-Corruption Laws and (c) the PATRIOT Act. No part of the proceeds of the Credit Extensions or the amount paid by Aron equal to the Commencement Date Value pursuant to the Inventory Sales Agreement or in connection with any other purchase by Aron of Feedstock or Products under the Supply and Offtake Agreement will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Sanctioned Person or any Sanctioned Country, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

(B)No Feedstock or Products originate or will originate from, are or will be derived in whole or in part from any article which is grown, produced, or manufactured in, or have been transported through, a Sanctioned Country, Russia, or any other country or territory that is the subject of economic sanctions, for so long as such country or territory is the subject of economic sanctions. The Transaction Parties further agree that, in no event, shall Aron be obligated to take delivery of any Feedstock or Products, whether from the or any other party, that would violate the representation, warranty and covenant in the preceding sentence.
(xxix)Feedstock and Products. All Feedstock sold by a Transaction Party to Aron or in respect of which Aron makes an Advance to the Transaction Parties under the Transaction Documents conforms with the requirements set forth in the definition of “Feedstock.” All Products sold by a Transaction Party to Aron or in respect of which Aron makes an Advance to the Transaction Parties under the Transaction Documents conforms with the requirements set forth for such Products in the Transaction Documents, and all such Products are merchantable and saleable.
(xxx)No Commissions, Etc. None of the Company Entities’ directors, officers, employees or agents of those of their Affiliates (other than Thomas Hunton of ABIL Energy, LLC) has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with the Transaction Documents.

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(xxxi)Calumet Refining Operations. Calumet Refining does not own or operate the Refinery or any other Refinery and Terminal Assets (other than any leasehold interest that it may have in Brown Station pursuant to the Brown Station Leases).
(b)	Mutual Representations and Warranties. In order to induce each other to

(i) enter into this Agreement and the other Transaction Documents, (ii) to enter into the various purchase and sale transactions pursuant to the Supply and Offtake Agreement and (iii) to make the various Borrowings, Advances and Credit Extensions to be made under the Financing Agreement, (a) each Transaction Party represents and warrants to Aron, (b) solely with respect to Sections 15.1(b)(iv) through 15.1(b)(viii), ~~MLP~~Calumet Parent represents and warrants to Aron and (c) Aron represents and warrants to each Company Entity, as of the Effective Date and on and as of each day during the Term (unless otherwise specified below) as follows:

(i)Eligible Contract Participant. Such Party is an “Eligible Contract Participant,” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.
(ii)Forward Contract Merchant. Such Party is a “forward contract merchant” in respect of the Safe Harbor Agreements and each sale of Feedstock or Products thereunder is intended to constitute a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.
(iii)Swap Participant. Such Party is a “swap participant” in respect of the Safe Harbor Agreements and each sale of Feedstock or Products thereunder is intended to constitute a “swap agreement,” as such term is used in Section 560 of the Bankruptcy Code.
(iv)No Reliance. It is not relying on any representations of the other Party other than as expressly set forth in the Transaction Documents.
(v)Principal; No Agency. It has entered into this Agreement, the Supply and Offtake Agreement and the Financing Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
(vi)Trading and Investment Decisions. It has made its trading and investment decisions (including their suitability) based upon its own judgment and advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
(vii)Arm’s Length Transactions. The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the Transaction Documents, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to the Transaction Documents and (iii) has not had given to it any assurance or guarantee as to the expected performance or result of the Transaction Documents.
(viii)No Finders, Brokers, Etc. Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Feedstock or Products under the Supply and Offtake Agreement or any other Transaction Document who is entitled to compensation with respect thereto.

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(c)Representations and Warranties of Aron. Aron represents and warrants to each Company Entity, as of the Effective Date and on and as of each day during the Term (unless otherwise specified below) as follows:
(i)Organization; Requisite Power and Authority; Qualification. It (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it, except, in each case, where the failure so to be or so to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or, in the case of Aron, a material adverse effect on its ability to perform its obligations under the Transaction Documents.
(ii)Due Authorization. The Transactions to be entered into it have been duly authorized by all necessary corporate or other organizational and, if required, stockholder, shareholder or other equity holder action on its part.
(iii)No Conflict. The execution and delivery of the Transaction Documents and the performance of the Transactions by it do not and will not violate any Applicable Law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents.
(iv)Governmental Approvals. All registrations with, consents or approvals of, notices to, or other actions by any Governmental Authority required to have been obtained or made by it with respect to the Transaction Documents have been obtained or made and are in full force and effect, except (a) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Lien Documents and (b) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents.
(v)Binding Obligation. Each Transaction Document has been duly executed and delivered by it that is a party thereto and is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(vi)Adverse Proceedings. There are no Adverse Proceedings with respect to it that (a) individually or in the aggregate would reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents, or (b) in any manner question the validity or enforceability of any of the Transaction Documents or otherwise affects its ability to perform its obligations under any of the Transaction Documents.

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(vii)No Defaults. No Aron EoD has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
(d)In the event any Transaction Party becomes Bankrupt or subject to any Insolvency or Liquidation Proceeding, and to the extent permitted by Applicable Law, each Transaction Party intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under the Supply and Offtake Agreement, the Inventory Sales Agreement, the Step-Out Inventory Sales Agreement and any Specified Hedge Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the

Bankruptcy Code; and (iii) any Cash, Securities or other property provided as performance assurance, credit support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.

(e)The Parties acknowledge that, as provided herein and in the other Transaction Documents, Feedstock and Products owned by Aron may be subject to Permitted S&O Liens. Notwithstanding the foregoing, each Transaction Party covenants and agrees that (i) such Transaction Party in its capacity as owner and/or operator of any Storage Facilities owned and/or operated by it shall not have or assert any Permitted S&O Lien with respect to any Feedstock or Products owned by Aron (excluding, however, any Permitted S&O Lien granted to such Transaction Party by Aron pursuant to the Storage Facilities Agreement), (ii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, in any way limit such Transaction Party’s obligations hereunder and under the other Transactions Documents to pay amounts that are or could be the basis for any third parties (whether or not a Governmental Authority) asserting or enforcing, or attempting to assert or enforce, any Permitted S&O Lien, including any obligations of such Transaction Party with respect to Ancillary Costs or Taxes and

(iii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, limit any rights and remedies of Aron hereunder or under other Transactions Documents (subject, however, to the right of the Transaction Parties to exercise any available rights, remedies, or defenses hereunder or under the other Transactions Documents).

(f)If, in connection with the Transaction Parties’ procurement of Feedstock or Products from any third party (a “Company Sourcing Transaction”), Aron enters into an Aron Procurement Contract or Included Purchase Transaction with any Transaction Party to purchase such Feedstock or Products from such Transaction Party and thereunder agrees to make a prepayment to such Transaction Party for such Feedstock or Products, then such Transaction Party covenants and agrees, with respect to such Company Sourcing Transaction, that:
(i)such Transaction Party will not request, make or agree to any modification to the bill of lading issued under any Company Sourcing Transaction (including without limitation any change to delivery location for the relevant shipment) or endorse or consign such bill of lading to any Person, in each case, without Aron’s prior written consent; and
(ii)the funds prepaid by Aron to such Transaction Party under the related Aron Procurement Contract or Included Purchase Transaction shall be used exclusively

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by such Transaction Party to make payment to the seller under such Company Sourcing Transaction and the date by which any prepayment from Aron is due to be made shall be fixed so that promptly after such Transaction Party’s receipt of such funds it shall be required to remit the same to the seller under such Company Sourcing Transaction or to post such funds as cash collateral to support a letter of credit issued to the seller under such Company Sourcing Transaction.

15.2	Reporting Requirements.
(a)	Monthly Reporting Requirements.
(i)	Monthly Forecasts and Projections.
(A)Target Month End Feedstock Volumes; Target Month End Product Volumes. No later than the fifth (5th) Business Day prior to the end of the month preceding a Delivery Month, the Transaction Parties shall provide Aron the Target Month End Feedstock Volume and the applicable Target Month End Product Volume for each Product Group set forth on Schedule D, in each case, for the following Delivery Month.
(B)Ending Feedstock Inventory; Ending Product Inventory. The Company shall notify Aron of the Ending Feedstock Title Inventory, the Ending Feedstock Lien Inventory, each Ending Product Title Inventory and each Ending Product Lien Inventory for the immediately prior month by no later than 5:00

p.m. CT on the fifth (5th) Business Day after the first day of each month, except that with respect to volume information provided by third parties, the Transaction Parties shall endeavor to cause third parties to provide such information to Aron by the fifth (5th) day after the end of such month.

(C)Monthly Feedstock Forecast. No later than the fifth (5th) Business Day prior to the end of the month preceding a Delivery Month, the Transaction Parties shall provide Aron with a written forecast substantially in the form of Schedule S of the Refinery’s anticipated Feedstock requirements for the following Delivery Month and the immediately following month (each, a “Monthly Feedstock Forecast”).
(D)BS&W Reserve Reports. The Company shall notify Aron of the BS&W for (x) all BS&W Specified Included Locations and each Product Group of Feedstock and Products as of the end of the immediately prior month by no later than 5:00 p.m. CT on the fifth (5th) Business Day after the first day of each month, and (y) all other Included Company Tanks and each Product Group of Feedstock and Products at least once per calendar year as of the end of any month with respect to which the Company measures the BS&W for such other Included Company Tank (any such month, a “Specified Month”) by no later than 5:00 p.m. CT on the fifth (5th) Business Day after the first day of the month immediately following such Specified Month, in each case in a report in accordance with the requirements of and substantially in the form of Schedule W-2, except that with respect to BS&W information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the tenth (10th) day after the end of each such month or Specified Month (as applicable). With respect to any Included Company Tank (other than

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any BS&W Specified Included Location), the BS&W identified on any BS&W reserve report shall be in accordance with the requirements as set forth in Schedule W-2.

(ii)Monthly Product Estimates. On the Commencement Date and thereafter as set forth on Schedule J, the Transaction Parties shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities the Transaction Parties expect to deliver to Aron during such month (each, a “Monthly Product Estimate”).
(iii)Price Adjustment Data. No later than the fifth (5th) Business Day prior to the end of the month preceding a Price Adjustment Month, the Transaction Parties shall provide Aron the (A) Realized Historical Sales Data in respect of such Price Adjustment Month and (B) the Company’s best estimate of the Procurement Contracts which have been agreed to for the month following such Price Adjustment Month.
(b)	[Reserved].
(c)	Daily Reporting Requirements.
(i)Daily Volumes. Each Business Day, the Company shall provide to Aron, by no later than 4:00 pm CT meter readings as contemplated by Schedule W-1 and tank gauge readings confirming (y) the Measured Feedstock Quantity for each Included Feedstock Title Location and each Included Feedstock Lien Location for all Delivery Dates since the prior Business Day and (z) the Measured Product Quantity in each Included Product Title Location and each Included Product Lien Location for each Product delivered during that Delivery Date and other such relevant information including but not limited to Product identifiers and the location of Products, aggregated on a Product Group basis; provided that, if the Company determines that any meter readings and tank gauge readings provided pursuant to this clause 15.2(c)(i) are inaccurate, the Company will provide to Aron such corrected meter readings and tank gauge readings by no later than 4:00 p.m. ET on the third (3rd) Business Day following the date on which such determination is made.
(ii)	Eligible Hydrocarbon Inventory.
(A)By no later than 4:00 p.m. ET on each Business Day, the Company shall provide to Aron, via email (i) a report in form and substance reasonably satisfactory to Aron as illustrated in Schedule W-1 (the “Feedstock Inventory Report”) showing the inventory quantities of all Feedstock from the immediately previous Business Day (and any other prior day subsequent thereto that was not a Business Day) that then constituted Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory, including the quantity or volume, grade and location of each type of such inventory, and (ii) a report in form and substance reasonably satisfactory to Aron as illustrated in Schedule W-1 (the “Products Inventory Report”) showing the inventory quantities of all Products from the immediately previous Business Day (and any other prior day subsequent thereto that was not a Business Day) that then constituted Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory.

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(B)Aron may also exclude from either report any Hydrocarbons that Aron, in its reasonable judgment, determines in good faith do not constitute Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory.
(C)Each Transaction Party (i) by the Company delivering a Feedstock Inventory Report, shall be deemed to represent and warrant to Aron (to the same extent as if set forth in this Agreement) that all Feedstock identified as Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory in such report meet all the requirements of Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory, as applicable and in each case, set forth in this Agreement and the other Transaction Documents and (ii) by the Company delivering a Products Inventory Report, shall be deemed to represent and warrant to Aron (to the same extent as if set forth in this Agreement) that all Products identified as Eligible Hydrocarbon Inventory in such report meet all the requirements of Eligible Hydrocarbon Inventory or Eligible In-Transit Inventory, as applicable and in each case, set forth in this Agreement and the other Transaction Documents.
(d)	Prompt Reporting Requirements.
(i)Feedstock Purchases under Refinery Procurement Contracts. The Transaction Parties will promptly provide documentation evidencing all Barrels of Feedstock purchased for any month in connection with any Refinery Procurement Contracts.
(ii)	Communications.
(A)Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Included Product Lien Pipelines or Included Feedstock Lien Pipelines; provided that no Party shall be obligated to provide to the other Parties any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.
(B)With respect to any proprietary or confidential information referred to in Section 15.2(d)(ii)(A), Aron shall promptly notify the Transaction Parties of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Transaction Parties.
(C)The Parties shall coordinate all nominations and deliveries according to the communications protocol on Schedule J hereto.
(e)	Other Reporting Requirements.
(i)Expected Yield and Estimated Output. From time to time, based on its then current operating forecast for the Refinery, the Transaction Parties may provide to

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Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).

(ii)Third Party Invoices and Payments. Upon Aron’s request, the Company shall promptly deliver to Aron (A) any invoices received by any Transaction Party and

(B) evidence of any payments delivered to the applicable counterparty, in each case, in connection with any terminaling, pipeline, storage, service or lease agreements underlying any of the Bailee’s Letters or any of the Required Storage and Transportation Arrangements (including without limitation the Base Agreements).

(f)	Miscellaneous.
(i)Material Changes to Monthly Feedstock Forecasts. The Company or the applicable Transaction Party shall promptly notify Aron in writing upon learning of any material change in any Monthly Feedstock Forecast or if it is necessary to delay any previously scheduled pipeline nominations.
(ii)Preparation of Forecasts, Projections and Nominations. Each Transaction Party and Aron agree to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Feedstock and Product operational volumes under the Maximum Inventory Level for such Feedstock and Product.
(iii)Forecasts and Projections. The Parties acknowledge that the Company (together with the other Transaction Parties) is solely responsible for providing the Monthly Feedstock Forecast and for making any adjustments thereto, and the Transaction Parties agree that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Transaction Parties’ then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. refining industry; provided, however, the Parties acknowledge and agree that such forecasts and projections are only estimates, and the Transaction Parties shall have no liability to Aron for any differences between such forecasts and projections provided by the Transaction Parties in good faith and the actual Feedstock requirements or runs. The Transaction Parties acknowledge and agree that (A) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (B) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.
15.3Affirmative Covenants. As of the Commencement Date and as of each day during the Term (unless otherwise specified below), each Company Entity shall, and shall cause each of its Restricted Subsidiaries (unless otherwise expressly specified below) to:
(a)	Financial Statements. Deliver to Aron:
(i)as soon as available, but in any event within the earlier of (A) one hundred twenty (120) days after the end of each Fiscal Year of the Consolidated Parties (or such later date after giving effect to any grace period specified under Rule 12b-25 under the Securities Exchange Act of 1934, as amended, but not to exceed one hundred twenty five (125) days after such Fiscal Year end) and (B) the date on which delivered to the SEC, commencing with the Fiscal Year ending December 31, 2023, a consolidated

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balance sheet of the Consolidated Parties as at the end of such Fiscal Year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, such statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii)	as soon as available, but in any event within the earlier of (A) sixty

(60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Consolidated Parties and (B) the date on which delivered to the SEC, commencing with the Fiscal Quarter ending March 31, 2024, a consolidated balance sheet of the Consolidated Parties as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, partners’ capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, such statements to be certified on behalf of Company Entities and their Restricted Subsidiaries by a Senior Officer of ~~MLP~~Calumet Parent ~~or its general partner~~ as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Consolidated Parties for such Fiscal Quarter and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(iii)as soon as available, any other balance sheets or statements of income, operations, partners’ capital or cash flows of the Consolidated Parties from time to time delivered pursuant to the ABL Credit Agreement not otherwise delivered pursuant to Section 15.3(a)(i) and Section 15.3(a)(ii); and
(iv)Information delivered pursuant to Section 15.3(b)(iv) that contains the information required under clause (i), (ii) or (iii) above shall be deemed to satisfy the applicable delivery required under such clause (i), (ii) or (iii) as applicable, but the foregoing shall not be in derogation of the obligation of the Company Entities to furnish the information and materials described in clauses (i), (ii) and (iii) above at the times specified therein.
(b)Certificates; Other Information. Deliver to Aron, in form and detail reasonably satisfactory to Aron:
(i)concurrently with the delivery of the financial statements referred to in subsections (i) and (ii) of Section 15.3(a) (commencing with the delivery of the financial statements for the Fiscal Year ending December 31, 2023), a duly completed Compliance Certificate signed on behalf of the Company Entities and their Restricted Subsidiaries by a Senior Officer of ~~MLP~~Calumet Parent ~~or its general partner~~;
(ii)promptly after any request by Aron, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Company Entity (including itself and its

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Restricted Subsidiaries, taken as a whole), in each case, by independent accountants in connection with the accounts or books of such Company Entity or its applicable Restricted Subsidiaries, or any audit of any of them;

(iii)promptly, and in any event within five (5) Business Days after receipt thereof by any Company Entity or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or threatened (in writing) investigation or other similar inquiry involving a material matter potentially adverse to the ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries, taken as a whole, or any Transaction Party, by such agency regarding financial or accounting results of the ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries or any Transaction Party thereof;
(iv)promptly after the same are available, copies of each annual report, definitive proxy or financial statement, report on Form 10-K, 10-Q or 8-K, or other report (other than Forms 3, 4 or 5) or communication sent to the equityholders of ~~MLP~~Calumet Parent, and copies of all effective registration statements (other than any registration statements on Form S-8), in each case that any Consolidated Party may file or be required to file with the SEC under the Securities Act of 1933, as amended;
(v)promptly, such additional information regarding the business, financial or corporate or other entity affairs of any Company Entity (including the Consolidated Parties, taken as a whole), or compliance with the terms of the Transaction Documents, as Aron may from time to time reasonably request;
(vi)at any time that the Refinery Asset Borrowing Base Component is greater than $0 (or otherwise at Aron’s written request) and during which time the MLP Parent or any other Company Entity is party to any Senior Notes Indenture or the Senior Secured Notes Indenture, by the twelfth (12th) Business Day of each month, a certificate signed on behalf of the Consolidated Parties by a Senior Officer of ~~MLP~~Calumet Parent ~~or its general partner~~ which certifies (which certification shall constitute a representation and warranty for purposes of this Agreement) that the Secured Obligations did not at any time during the immediately preceding month exceed the aggregate amount of secured Indebtedness then permitted to be incurred by MLP Parent and/or any other Company Entity party thereto under each Senior Notes Indenture or the Senior Secured Notes Indenture on each date during such month in which any Secured Obligations were incurred;

Documents required to be delivered pursuant to Section 15.3(a)(i), (ii) or (iii), Section 15.3(b)(iv) or Section 15.3(c)(vi) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which ~~MLP~~Calumet Parent posts such documents, or provides a link thereto, on ~~MLP~~Calumet Parent’s website on the Internet at the website address or electronically files such documents with the SEC; or (ii) on which such documents are posted on ~~MLP~~Calumet Parent’s behalf to an Internet or intranet website, if any, to which Aron has access (whether a commercial, third-party website or whether sponsored by Aron); provided that ~~MLP~~Calumet Parent (or its agent) shall notify Aron (by electronic mail) of the posting of any such documents unless the same have been posted on the website of the SEC.

(c)	Notices and Information.

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(i)Promptly notify Aron in writing of the occurrence of (A) any Default or Event of Default and the nature thereof, (B) any Default or Event of Default (under and as defined in the ABL Credit Agreement) or (C) any default or event of default under any Senior Notes Indenture or the Senior Secured Notes Indenture.
(ii)Promptly notify Aron of any matter (including the occurrence of any ERISA Event) that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(iii)Promptly notify Aron of any material change in accounting policies or financial reporting practices by any Company Entity, including any determination by the Company Entities referred to in Section 1.4(b).
(iv)Promptly following any request therefor, provide information and documentation reasonably requested by Aron for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(v)Promptly notify Aron of (A) the termination or “default” or “event of default” (however so described) of or under any Material Contract, (B) the delivery or receipt by the Company of any notice of default or other material notice under any Material Contract (in each case, together with a true, correct and complete copy thereof), it being understood and agreed that notices received or delivered by any Transaction Party in the ordinary course of the transactions contemplated by such Material Contracts shall for purposes of this Section 15.3(c)(v) be deemed to not be material notices, (C) the entering into of any new Material Contract by any Transaction Party (together with a true, correct and complete copy of such Material Contract), (D) any amendment, written supplement of, or any waiver or consent with respect to, any Material Contract (in each case, together with a true, correct and complete copy of such amendment, supplement, waiver or consent) which could reasonably be expected to materially and adversely affect Aron or the Transaction Parties or their operations or the value of the Collateral,

(E) any breach or violation by any Transaction Party or the applicable counterparty to any Material Contract or any of its permitted assignees of the terms of such agreement has occurred or (F) any Transaction Party has failed to pay (other than as a result of administrative error which has been cured within three (3) Business Days) any scheduled lease payment or undisputed fees and expenses (or, if disputed, (A) if such fees and expenses in dispute are in excess of $500,000, individually or in the aggregate, for all outstanding Material Contracts and (B) with respect to any such dispute of the Deficiency Payment (under and as defined in the Enterprise Agreement) in excess of

$100,000, individually or in the aggregate) under any Material Contract when due; provided that any notice and delivery by the Company to Aron made pursuant to this Section 15.3(c)(v) shall not discharge the Company’s obligations pursuant to any applicable provision of this Agreement or any other Transaction Document.

(vi)Subject to the last paragraph in Section 15.3(b), promptly notify Aron of any material amendment, waiver, supplement or other modification by written consent to any documentation in respect of Indebtedness for Borrowed Money exceeding

$50,000,000 of the Company Entities and their Restricted Subsidiaries (including the ABL Credit Documents, any Bond Documents and any Refinancing Indebtedness in respect thereof).

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Each notice pursuant to this Section 15.3(c) shall be accompanied by a statement of a Senior Officer of ~~MLP~~Calumet Parent ~~or its general partner~~ setting forth in reasonable detail the occurrence referred to therein and stating (in the case of default) what action the Company Entities have taken and propose to take with respect thereto. Each notice pursuant to Section 15.3(c)(i) shall describe all provisions of this Agreement and any other Transaction Document giving rise to such Default or Event of Default.

(d)Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, except to the extent that failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect, including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Company Entity or Restricted Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its Property (unless a Permitted Lien); and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
(e)Preservation of Existence, Licenses, Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 15.4(d) or Section 15.4(e); (ii) take all reasonable action to maintain all rights, privileges, permits, Licenses and franchises necessary in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iii) preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non preservation or non-renewal of which could not reasonably be expected to have a Material Adverse Effect, and, without limitation of the foregoing, keep each License affecting any Collateral (including with respect to the manufacture, distribution or disposition of Inventory) or any other material Property of the Consolidated Parties in full force and effect, excluding those Licenses with respect to Property other than the Collateral the loss of which could not reasonably be expected to have a Material Adverse Effect; and (iv) notify Aron of any default or breach asserted in writing by any Person to have occurred under any such License.

(f)Maintenance of Properties. (i) Maintain, preserve and protect all of its (A) with respect to each Company Entity, material Properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted and (B) with respect to each Restricted Subsidiary (other than a Company Entity), Properties and Equipment necessary in the operation of its business in good working order and condition, (x) ordinary wear and tear and Involuntary Dispositions excepted and

(y) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities, (A) in all material respects with respect to the Transaction Parties, and

(B) otherwise, except where the failure to do could not reasonably be expected to have a Material Adverse Effect.

(g)Maintenance of Insurance. Maintain in full force and effect (i) insurance with respect to its Property and its businesses (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) with insurers rated A- or better by A.M. Best’s Key Rating Guide (or any successor thereto), in such amounts, covering

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such risks and liabilities and with such deductibles or self-insurance retentions as are deemed sufficient for Consolidated Parties by the management of ~~MLP~~Calumet Parent in the exercise of reasonable business judgment and reasonably acceptable to Aron, provided that such insurance with respect to the Property of the Company Entities and their Restricted Subsidiaries shall cover casualty, hazard, public liability, theft, malicious mischief and such other risks, in such amounts and with such endorsements, as are reasonably satisfactory to Aron and (ii) in addition to the foregoing, insurance in such amounts as required in Article 14 and otherwise comply with the requirements as set forth in Article 14. From time to time upon Aron’s request, the Transaction Parties shall deliver the originals or certified copies of their insurance policies to Aron. All proceeds under each policy of insurance with respect to Collateral and J. Aron Property shall be payable to Aron and (without duplication) the proceeds under each general liability policy and each excess liability policy up to the amount necessary to reimburse Aron for any out of pocket losses, claims, damages and related expenses actually suffered by Aron as a result of its relationship with the Transaction Parties under the Transaction Documents shall be payable to Aron, provided, however, that, if no Event of Default has occurred and is continuing any proceeds of insurance for Collateral and J. Aron Property may be used by the Company Entities in the Ordinary Course of Business, including the replacement of Collateral and J. Aron Property. Proceeds from any business interruption insurance, general liability, workers’ compensation or D&O insurance may be used by the Company Entities in the Ordinary Course of Business.

(h)Compliance with Laws and Material Contractual Obligations. (i) Comply in all material respects with the requirements of all Applicable Laws (including, without limitation, Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws), all Contractual Obligations, and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except (other than failure to comply with Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws) in such instances in which (A) such requirement of Applicable Law, Contractual Obligation, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (B) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (ii) maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Company Entity and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.
(i)Books and Records. (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, in all material respects, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company Entities and their Restricted Subsidiaries, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company Entity or such Restricted Subsidiary, as the case may be.
(j)	Aron Meetings; Inspection Rights.
(i)Upon the request of Aron, the Company Entities shall participate in a telephonic conference with Aron to be held at such times as may be agreed to by the Company Entities and Aron.

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(ii)Subject to the limitations set forth in Section 15.3(j)(iii), permit representatives and independent contractors of Aron to visit and inspect any of the Company Entities’ Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and Accounts with its directors, officers and independent public accountants, all at the expense of the Transaction Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company Entities; provided, however, that (A) when an Event of Default exists Aron may do any of the foregoing at the expense of the Transaction Parties at any time during normal business hours and without advance notice and (B) solely with respect to ~~MLP~~Calumet Parent, such inspection rights shall be limited to once per calendar quarter (other than during the existence or continuation of an Event of Default). The Transaction Parties agree that Aron, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Transaction Parties.
(iii)Reimburse Aron for all reasonable charges, costs and expenses of Aron (consistent with those charged by Aron to its other similarly situated customers) in connection with (A) examinations of any Transaction Party’s books and records or any other financial or Collateral matters as Aron deems appropriate, up to four (4) times per Fiscal Year, and (B) appraisals of Inventory up to four (4) times per Fiscal Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Company Entities without regard to such limits.
(k)Certain Pledged Assets. Each Transaction Party will (i) cause all of its owned and leased personal Property of the type constituting Collateral to be subject at all times to perfected, first priority Liens in favor of Aron to secure the Secured Obligations pursuant to the terms and conditions of the Lien Documents, subject in any case to Permitted Liens, and

(ii) deliver such other documentation as Aron may reasonably request to create, perfect and maintain the effectiveness and required priority of the Lien intended to be created by the Lien Documents, including appropriate UCC-1 financing statements, appraisals, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of Aron’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 2.1(s), all in form, content and scope reasonably satisfactory to Aron.

(l)Landlord and Storage Agreements. Upon written request, provide Aron with copies of all existing relevant agreements, and promptly after execution thereof provide Aron with copies of all future relevant agreements, between any Transaction Party and any landlord, carrier, warehouseman, processor or bailee or the like that owns any premises at which any Collateral is located.
(m)Certain Agreements Relating to Inventory Structuring Transactions and ABL Credit Documents. None of the Inventory Structuring Transaction Documents, the ABL Credit Documents and the Bond Documents shall be amended or waived in any manner that could reasonably be expected (i) to constitute or result in the occurrence of a Default under this Agreement or any other Transaction Document or (ii) to be adverse to the interests of Aron

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(including, without limitation, Aron’s rights or remedies under this Agreement or any other Transaction Document) in any material respect.

(n)Promptly, but in no event later than the fifteenth (15th) Business Day after acquiring knowledge thereof, deliver to Aron (which delivery may be solely via email in accordance with Article 24) a written update as to any changes to the status of or updates to the Company Entities’ appeal of any SRE Denial Determinations (including any decision by the U.S. Environmental Protection Agency or any other Governmental Authority with respect to a remand related to the SRE Denial Determinations, any reversal of the SRE Denial Determinations, any stay that has been granted in connection therewith and any negotiations and discussions with the EPA regarding the Company Entities not being required to comply with its RVOs as of any applicable RINs Compliance Deadline pursuant to the RFS Regulations) or any small refinery exemptions granted solely with respect to the Refinery; provided that, if requested by Aron, the Company shall make its management and advisors available to Aron and its advisors from time to time during normal business hours with reasonable advance notice to address questions from Aron and its advisors in respect of the foregoing.
(o)Additional Information. Upon reasonable notice, the Company Entities shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company Entities.
(p)Insurance Report. Commencing with the Fiscal Year ending December 31, 2023, together with each delivery of the consolidated financial statements of the Company Entities and their Restricted Subsidiaries pursuant to Section 15.3(a)(i), deliver (a) a certificate of an Authorized Officer of the Company Entities or (b) a certificate of an independent insurance broker of the Company Entities, in each case, setting forth the insurance then maintained by or on behalf of the Transaction Parties or any of their assets or operations (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that such insurance complies in all material respects with the terms of Section 15.3(g).
(q)Material Contracts. (i) Maintain in full force and effect, preserve, protect and defend its material rights under each Material Contract to which it is a party, (ii) perform and observe all of its material covenants and obligations contained in each of the Material Contracts to which it is a party, (iii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Contracts to which it is a party in accordance with the terms of such Material Contracts or otherwise (except for the expiration of any Material Contract in accordance with its terms and not as a result of a breach or default thereunder) and (iv) enforce against each counterparty to such Material Contract each material covenant or obligation of such Material Contract to which it is a party in accordance with its terms, including enforcing such Company Entity’s rights and remedies under the Material Contracts to which it is a party; except, (A) in each case, where the foregoing action is consented to by Aron (such consent not to be unreasonably withheld or delayed), and (B) with respect to any Property or Collateral of the Transaction Parties affected by the breach, default, violation (so long as such breach, default or violation does not prevent Aron’s access to or ability to foreclose upon its Property or Collateral or adversely affect the perfection or priority of Aron’s Liens on or security interests in the Collateral) or termination of any Specified Material Contract, within five (5) Business Days of the date of such breach, default, violation or termination, the Transaction Parties shall have effected a Material Contract Cure Event.
(r)Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing

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and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any Applicable Law, or that Aron may reasonably request, to effectuate the provisions of the Lien Documents, all at the expense of the Company.

(s)	Use of Proceeds.
(i)Use the proceeds of (A) any purchases by Aron of Feedstock or Products under the Transaction Documents solely for working capital requirements and general corporate purposes of the Company Entities and their Restricted Subsidiaries and any other purpose not prohibited by the Transaction Documents, including any payments required to be made to Macquarie in connection with the termination of the Macquarie S&O Agreement and the related Macquarie Transaction Documents thereunder in accordance with the terms of the documentation delivered pursuant to Section 2.1(g) on the Commencement Date and (B) any Credit Extensions under the Financing Agreement solely for the purposes set forth in Section 7.1 of the Financing Agreement.
(ii)Will not request any Credit Extensions and no part of the proceeds of any amounts received by any Company Entity from Aron under the Transaction Documents will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country,

(B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (C) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

(t)Hedge Intercreditor Agreement. Exercise commercially reasonable efforts to, if not previously executed and delivered, at any time in which any Refinancing Indebtedness that is permitted pursuant to Section 15.4(c) and is subject to the Hedge Intercreditor Agreement is incurred or entered into or any amendment to the Hedge Intercreditor Agreement is made by the Persons party thereto, cause the holders of any Indebtedness for Borrowed Money of the ~~MLP~~Calumet Parent and its Restricted Subsidiaries, including the holders of Senior Secured Notes and any counterparties to any Swap Contracts permitted pursuant to Section 15.4(c)(iv), or any duly authorized representative therefor, in each case, that has a Lien over any assets of the Company or Calumet Refining, to permit Aron to become party to the Hedge Intercreditor Agreement or execute and deliver another intercreditor agreement with Aron, in each case, having terms as may be agreed between such Persons and Aron (i) with respect to recognition of and other agreements analogous to those contained in the Intercreditor Agreement with respect to Aron’s title to and ownership of Aron’s Property and Aron’s Liens granted pursuant to the Transaction Documents and Aron’s ability to access any property (including real property, fixtures or other property, plant and equipment) over which such Persons have a Lien in order to collect, process, liquidate and enforce any of Aron’s other rights with respect to the Aron’s Property and any Collateral over which Aron has a Lien and (ii) that otherwise are at least as favorable to Aron as the equivalent provisions that pertain to the “Working Capital Agent” and the “Working Capital Collateral” each as defined in the Hedge Intercreditor Agreement as in effect as of the Commencement Date.
15.4Negative Covenants. As of the Commencement Date and as of each day during the Term, unless otherwise specified below each Company Entity shall not, and shall cause each of its Restricted Subsidiaries not to:

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(a)Liens.Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(i)Liens pursuant to any Transaction Documents (including Liens granted under the Lien Documents which secure the Secured Obligations);
(ii)Liens existing on the Commencement Date and listed on Schedule 15.4(a) and any renewals or extensions thereof, provided that (A) the Property (or, in the case of fungible Property, any replacement thereof) covered thereby is not changed, (B) the amount secured or benefited thereby is not increased (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension), (C) the direct or any contingent obligor with respect thereto is not changed; and (D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 15.4(c)(ii);
(iii)Liens for Taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(iv)(A) statutory Liens of landlords and Liens and customary grants of security interests in favor of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title, in each case arising in the Ordinary Course of Business, provided that such Liens secure only amounts not yet overdue for a period of more than thirty

(30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto in accordance with GAAP are maintained on the books of the applicable Company Entity and its Restricted Subsidiaries; and

(B)  statutory Liens securing First Purchase Feedstock Payables arising in the Ordinary Course of Business which are not overdue for a period of more than thirty (30) days (other than up to $2,000,000 in the aggregate of such First Purchase Feedstock Payables which may be overdue for a period of more than thirty (30) days) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Company Entity and its Restricted Subsidiaries;

(v)pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(vi)deposits to secure the performance of bids, trade contracts and leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;

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(vii)easements, rights-of-way, restrictions (including zoning limitations) and other similar encumbrances affecting real Property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;
(viii)(A) Liens securing judgments for the payment of money not constituting an Event of Default under Section 16.1(a)(viii), and (B) pre-judgment Liens created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Section 16.1(a)(viii);
(ix)Liens securing Indebtedness permitted under Section 15.4(c)(v); provided that (A) such Liens do not at any time encumber any Property constituting Collateral or any other Property other than the Property financed by such Indebtedness and the proceeds thereof (including insurance proceeds), and (B) such Liens are created within one hundred eighty (180) days of the later of the acquisition, lease, completion of improvements construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien;
(x)(A)  Liens securing Indebtedness permitted under Section 15.4(c)(vii) and any renewals or extensions thereof, provided that (w) the Property (or, in the case of fungible Property, any replacement thereof) covered thereby is not changed, (x) the amount secured or benefited thereby is not increased (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension),

(y) the direct or any contingent obligor with respect thereto is not changed, and (z) any such Liens do not attach to or encumber any Property constituting Collateral or the Refinery and Terminal Assets; and

(B)  Liens on Property acquired pursuant to a Permitted Acquisition, or on the Property of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition and any renewals or extensions thereof, provided that (x) the Property (or, in the case of fungible Property, any replacement thereof) covered thereby is not changed,

(y) the amount secured or benefited thereby is not increased (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension), and (z) the direct or any contingent obligor with respect thereto is not changed; provided that (A) any Indebtedness that is secured by such Liens is permitted to exist under Section 15.4(c)(viii), (B) such Liens existed at the time such Person became a Subsidiary and were not created in connection with, or in contemplation of, such Permitted Acquisition, (C) any such Liens either (1) do not attach to or encumber any Property constituting Collateral or (2) if and to the extent that such Liens do attach to or encumber any Property constituting Collateral, such Liens are fully discharged and released within ninety (90) days after the date of the consummation of such Permitted Acquisition and, until so released and discharged, none of the Collateral affected thereby or any proceeds thereof may be comingled with any other Collateral or proceeds thereof, and (D) the amount of Indebtedness secured thereby is not increased;

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(xi)leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;
(xii)(A)  any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, (A) Operating Leases, and (B) Capital Leases permitted by this Agreement;
(B)“protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction; including Liens affecting Inventory granted by any Company Entity or a Restricted Subsidiary to the counterparty in any other Inventory Structuring Transaction, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction; provided that no such Liens shall cover the Collateral or any J. Aron Property; and
(C)precautionary UCC financing statement filings made in respect of consignments; provided that none of such UCC financing statements shall cover the Collateral or any J. Aron Property;
(xiii)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xiv)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 15.4(b);
(xv)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(xvi)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(xvii)Liens of sellers of goods to Consolidated Parties arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable Law in the Ordinary Course of Business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(xviii)Liens securing Indebtedness permitted under Section 15.4(c)(xii); provided, that such Liens do not at any time attach to or encumber any Property constituting Collateral;
(xix)customary setoff rights and related settlement procedures under any Swap Contract permitted to be incurred pursuant to Section 15.4(c)(iv);
(xx)Liens arising in connection with (A) any lease, transfer or disposition of any metal or other element, composite or alloy used as, or part of, a catalyst necessary or useful for the operation of the refinery assets of Consolidated Parties or (B) any commodity leases for any metal or other element, composite or alloy used as, or part of, a catalyst necessary or useful for the operation of the refinery assets of Consolidated

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Parties in the Ordinary Course of Business and not for the purpose of speculation; provided, in each case, that, such Liens do not encumber any Property other than (x) the catalyst or applicable part thereof or the commodities (whether one or more) being leased, (y) any insurance proceeds of any of the foregoing, or (z) any metal or other element, composite or alloy used as, or part of, or commingled with, a catalyst in the operation of the refinery assets;

(xxi)Liens securing obligations under Swap Contracts permitted under Section 15.4(c)(iv) hereof; provided that (A) such Liens do not at any time attach to or encumber Property constituting Collateral, and (B) if reasonably requested by Aron following notice of the intention of a Company Entity or a Subsidiary of a Transaction Party to grant such a Lien, the counterparty to such Swap Contracts shall have entered into an intercreditor agreement with Aron, in accordance with Section 15.3(t), provided that no such intercreditor agreement shall be required for Liens on cash collateral;
(xxii)Liens on the Hedge Agreement Collateral securing Indebtedness permitted under Section 15.4(c)(iv) and/or securing the Senior Secured Notes, provided that (A) the Hedge Intercreditor Agreement and (B) in the event that any other intercreditor agreement pursuant to Section 15.3(t) is entered into pursuant to the terms thereof, such intercreditor agreement, in each case, remain in effect at all times during the existence of such Liens;
(xxiii)Liens securing Indebtedness of a Foreign Subsidiary permitted under Section 15.4(c)(xiv) hereof; provided that such Liens shall encumber only Property owned by such Foreign Subsidiary and the Equity Interests of such Foreign Subsidiary;
(xxiv)Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by ~~MLP~~Calumet Parent or any Restricted Subsidiary of ~~MLP~~Calumet Parent to the extent securing Non-Recourse Indebtedness or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;
(xxv)Liens securing Indebtedness permitted under Section 15.4(c)(vi), provided that such Liens cover only (A) unearned premiums or dividends, (B) loss payments which reduce the unearned premiums, subject however, in the case of Collateral, to the interests of Aron as mortgagee or loss payee, and (C) any interest in any state guarantee fund relating to any financed policy;
(xxvi)~~Liens on Equity Interests in MLP Subsidiaries securing Indebtedness of MLP Subsidiaries under MLP Credit Facilities and any Guarantee of a Company Entity or  its  Restricted  Subsidiaries  of  such  Indebtedness  permitted  by Section 15.4(c)(x)(C);~~[Reserved];
(xxvii)with respect to each Inventory Structuring Subsidiary, Liens on the Inventory Structuring Collateral of such Inventory Structuring Subsidiary granted to an applicable Inventory Structuring Counterparty to secure the indebtedness, deferred payment obligations or other obligations under a Permitted Inventory Structuring Transaction, including liens granted as a precaution against the recharacterization of a sale transaction as a secured transaction; and
(xxviii)Liens pursuant to any ABL Credit Documents or Refinancing Indebtedness in respect thereof; provided, that (A) such Liens shall be subject to the

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Intercreditor Agreement, and (B) no such Liens shall extend to or cover any Collateral or J. Aron Property except as to accounts and proceeds thereof as contemplated by the Intercreditor Agreement.

(b)Investments. The Company shall not make any Investments, except the following but subject to the proviso succeeding Section 15.4(b)(xii) below (“Permitted Investments”):
(i)	Investments held in the form of cash or Cash Equivalents;
(ii)Investments existing as of the Commencement Date and set forth in Schedule 15.4(b);
(iii)Investments consisting of advances or loans to directors, managers, officers, employees, agents, customers or suppliers in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
(iv)Investments in (A) any Person which is a Company Entity or a Restricted Subsidiary at the time of such Investment, and (B) any newly created Subsidiary which is a Restricted Subsidiary, provided that any such Investments in Foreign Subsidiaries made pursuant to this Section 15.4(b)(iv), excluding Investments made with the proceeds of (x) equity issuances made by (1) MLP Parent after the Commencement Date ~~and~~but prior to Omnibus Amendment Effective Date and (2) Calumet Parent on and after the Omnibus Amendment Effective Date, in each case, prior to or substantially concurrently with such Investment or (y) Indebtedness incurred by such Foreign Subsidiary after the Commencement Date and prior to or substantially concurrently with such Investment, the proceeds of which Indebtedness have been substantially concurrently therewith paid to any Company Entity or its Restricted Subsidiaries (and then, substantially concurrently therewith, reinvested by such Company Entity or its Restricted Subsidiaries in such Foreign Subsidiary), shall not exceed $25,000,000 in aggregate amount at any time outstanding, and (C) any Foreign Subsidiary formed under the laws of Canada or any province thereof, in an aggregate amount not to exceed $50,000,000 at any one time outstanding, and effected for the purpose of financing the purchase by such Foreign Subsidiary of Inventory;
(v)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(vi)Guarantees constituting Indebtedness permitted by Section 15.4(c), and guarantees of the obligations (not constituting Indebtedness) of other Persons arising in the ordinary course of business, including (without limiting the generality of the foregoing) Guarantees of trade payables and guarantees of obligations (not constituting Indebtedness) of Subsidiaries;
(vii)any reinvestment of the proceeds of any Involuntary Disposition or of any Disposition, in each case, so long as such reinvestment is permitted by the terms hereof;

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(viii)Investments consisting of an Acquisition by a Company Entity and its Restricted Subsidiaries (other than the Company), an Investment in a Joint Venture by a Company Entity and its Restricted Subsidiaries (other than the Company), an Investment in an Unrestricted Subsidiary by a Company Entity and its Restricted Subsidiaries (other than the Company) or any other Investment (other than Investments of the type or kind referred to in clauses (i), (ii) and (iii) of this Section 15.4(b)), provided that:
(A)Non-Hostile. If such transaction involves an acquisition of the Equity Interests of another Person, the Board of Directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition; and
(B)No Default or Event of Default shall exist immediately prior to or immediately after the consummation of such Acquisition or Investment;
(ix)to the extent constituting Investments, Swap Contracts permitted to be incurred pursuant to Section 15.4(c)(iv);
(x)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in Subsidiaries which are not Company Entities or a Restricted Subsidiary at the time of such Investment but which become a Company Entity or a Restricted Subsidiary concurrently with such Investment in an aggregate amount (excluding Investments of such type set forth in Schedule 15.4(b)) not to exceed, on the date such Investment is made and together with the amount of Investments outstanding pursuant to Section 15.4(b)(xi), the greater of $100,000,000 or 5% of Consolidated Net Tangible Assets (determined based on the financial statements for the most recent Fiscal Quarter for which such statements were delivered by ~~MLP~~Calumet Parent in accordance with Section 15.3(a)(i) or Section 15.3(a)(ii));
(xi)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount for all such Investments pursuant to this Section 15.4(b)(xi), together with the amount of Investments outstanding pursuant to Section 15.4(b)(x), not to exceed on the date such Investment is made the greater of $100,000,000 or 5% of Consolidated Net Tangible Assets (determined based on the financial statements for the most recent Fiscal Quarter for which such statements were delivered in accordance herewith);
(xii)Investments in Senior Notes or Senior Secured Notes required by the terms of any Senior Notes Indenture or the Senior Secured Notes Indenture, respectively;
(xiii)	Investments as required by the terms of the ABL Credit Documents; and
(xiv)	to any extent constituting an Investment, deposits required to be made to
(i)Aron under the Transaction Documents and (ii) any Inventory Structuring Counterparty (or an Affiliate thereof) in connection with a Permitted Inventory Structuring Transaction.

provided, however, that each Investment or deemed Investment in an Unrestricted Subsidiary must, on the date of each such Investment or deemed Investment, satisfy each of the requirements of Section 15.6 hereof.

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(c)	Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
(i)	Indebtedness under the Transaction Documents;
(ii)Indebtedness of the Company Entities and their Restricted Subsidiaries outstanding on the Commencement Date and set forth in Schedule 15.4(c), and renewals, refinancings and extensions of all or any part thereof (subject to the following proviso, “Refinancing Indebtedness”); provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (B) the material terms relating to principal amount, amortization, maturity, and subordination (if any), and other material terms (other than pricing and yield), of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable, in the aggregate and taken as a whole, in any material respect to the Company Entities or their Restricted Subsidiaries or Aron than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended (it being understood that it shall be deemed a permitted refinancing under this Section 15.4(c)(ii) if funds, raised in a public offering of debt securities, are restricted to repayment of such Indebtedness, even if a period of up to sixty (60) days (or a longer period to the extent that such funds are escrowed pursuant to arrangements satisfactory to Aron) intervenes between the date such public offering closes and the date that the applicable Indebtedness is repaid from such funds);
(iii)intercompany Indebtedness, and Guarantees with respect to Indebtedness otherwise permitted hereunder, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 15.4(b) (other than subsection (vi) thereof);
(iv)obligations (contingent or otherwise) of any Company Entity or its Restricted Subsidiaries existing or arising under any Swap Contract; provided that

(A) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation, and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (it being understood that Section 2(a)(iii) of the ISDA Master Agreement does not constitute such a provision);

(v)purchase money Indebtedness (including Attributable Indebtedness in respect of Capital Leases or Synthetic Lease Obligations) incurred, within one hundred eighty (180) days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of any assets or property, by any Company Entity or its Restricted Subsidiary to finance all or any part of the purchase price or cost of construction or improvement of Property used in the business of such Company Entity or its Restricted Subsidiary (including, without limitation, any metal or other element, composite or alloy used as, or part of, a catalyst in the operation of the refinery assets of any of Consolidated Parties) other than Collateral;

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provided that (A) the aggregate amount of all such Indebtedness of all Company Entities and their Restricted Subsidiaries shall not exceed at any time outstanding the greater of

$100,000,000 or 5% of Consolidated Net Tangible Assets (provided that the foregoing limitation on amount shall not apply (x) to purchase money Indebtedness (whether in the form of Capital Leases or as Indebtedness) incurred to purchase any metals or other elements, composites or alloys used as, or part of, a catalyst in the operation of the refinery assets of any of Consolidated Parties or (y) if the Company Entities demonstrate to the reasonable satisfaction of Aron, based on adjustments made in good faith using reasonable assumptions, that the Fixed Charge Coverage Ratio (ABL) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness shall be at least 1.0 to 1.0), provided, further, that any such Indebtedness incurred to finance the purchase of Refinery Assets constituting Equipment shall, at any time that the Refinery Asset Borrowing Base Component is greater than $0, not exceed at any time outstanding

$5,000,000, (B) such Indebtedness when incurred shall not exceed the lesser of (x) the purchase price or cost of construction or improvement and (y) the fair market value of the asset(s) financed, plus in each case, fees and expenses reasonably incurred in connection with such refinancing, (C) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus reasonable premiums or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (D) such refinancing Indebtedness shall have a final maturity date no earlier than the earlier of

(x) the final maturity date of the Indebtedness being refinanced, or (y) the date that is ninety-one  (91) days  after  the  Revolver  Commitment  Termination  Date  and

(E) Attributable Indebtedness under Operating Leases which become Capital Leases after the Commencement Date solely as a result of any change in GAAP occurring after the Commencement Date shall be excluded for purposes of determining the amount in clause (A) preceding;

(vi)Indebtedness of any Company Entity or any of its Restricted Subsidiaries incurred in the ordinary course of business to finance the payment of premiums for a twelve-month period for insurance, provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $15,000,000;
(vii)	Indebtedness incurred to finance a Permitted Acquisition; provided that

(A) no Liens (if such Indebtedness is secured) securing such Indebtedness shall at any time attach to or encumber any Property constituting Collateral, (B) the maturity date for such Indebtedness shall occur no earlier than the date six months after the Revolver Termination Date, (C) the principal amount of such Indebtedness shall not amortize by more than two percent (2%) during any year prior to the Revolver Termination Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control) and (D) the holder of such Indebtedness (if such Indebtedness is secured by any Property of the Company Entities) shall have entered into an intercreditor agreement with Aron, in form and substance reasonably satisfactory to Aron;

(viii)Indebtedness of a Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by a Company Entity or its Restricted Subsidiary pursuant to a Permitted Acquisition as a result of a merger or consolidation, or the acquisition of Property securing such Indebtedness), so long as such Indebtedness was

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not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition; provided that (A) the aggregate amount of all such Indebtedness of all Company Entities and their Restricted Subsidiaries shall not exceed at any time outstanding the greater of $50,000,000 or 3% of Consolidated Net Tangible Assets and

(B) if any of such Indebtedness matures prior to the Revolver Termination Date and such Indebtedness has not been refinanced or defeased (it being acknowledged hereby that the refinancing thereof is expressly permitted hereby) within sixty (60) days prior to its maturity date, Aron may, in its discretion, establish a reserve with respect to such Indebtedness;

(ix)Indebtedness of the Company Entities and their Restricted Subsidiaries in the form of (A) completion guarantees and performance bonds and other similar obligations required in the Ordinary Course of Business in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, excluding bonds posted to secure excise Tax or sales Tax payment obligations, and (B) Guarantees by any Company Entity or its Restricted Subsidiaries in respect of other Indebtedness of a Company Entity or its Restricted Subsidiaries otherwise permitted under this Section 15.4(c)~~, and (C)~~ Guarantees in respect of Indebtedness of MLP Subsidiaries under one or more MLP Credit Facilities, provided, that such Guarantees provided pursuant to this clause (C) shall be (x) unsecured (other than by the pledge of Equity Interests in MLP Subsidiaries),

(y) subordinated to the Secured Obligations on terms acceptable to Aron and (z) in an amount not to exceed in the aggregate the greater of (1) $200,000,000 and (2) 5.0% of ~~Consolidated Net Tangible Assets (measured at the time of incurrence);~~;

(x)To the extent constituting Indebtedness, obligations of the Company Entities and their Restricted Subsidiaries (A) arising under any license for a proprietary refining process entered into by such Person in the Ordinary Course of Business (including, without limiting the generality of the foregoing, plant expansion, modification and optimization), or (B) in respect of leases (including any such lease constituting a Capital Lease) or other financings without regard to form or other financing structures for metals or other elements, composites or alloys used as, or part of, a catalyst in the operation of the refinery assets of any of Consolidated Parties which do not constitute Collateral, in each case in the Ordinary Course of Business, and not for the purposes of speculation, with respect to such metals, elements, composites, alloys or catalysts;
(xi)additional unsecured Indebtedness of the Company Entities and their Restricted Subsidiaries not otherwise permitted pursuant to this Section 15.4(c); provided that (A) the maturity date for such Indebtedness shall occur no earlier than the date six (6) months after the Expiration Date, (B) the principal amount of such Indebtedness shall not amortize by more than 2% during any twelve (12) month period prior to the Expiration Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control), and (C) in the case of any subordinated Indebtedness, the applicable subordination terms thereof shall be reasonably acceptable to Aron;
(xii)additional secured or unsecured Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (A) $100,000,000 and (B) 5% of Consolidated Net Tangible Assets (measured at the time of the incurrence of such

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Indebtedness), so long as no Liens securing such Indebtedness shall at any time attach to or encumber any Property constituting Collateral;

(xiii)Attributable Indebtedness under Sale and Leaseback Transactions incurred by Company Entities and their Restricted Subsidiaries, provided that the aggregate outstanding amount of all such Indebtedness shall not exceed the greater of
(A)$75,000,000 and (B) 5% of Consolidated Net Tangible Assets (measured at the time of the incurrence of such Indebtedness);
(xiv)Indebtedness incurred by Foreign Subsidiaries, provided that the aggregate outstanding amount of all such Indebtedness shall not exceed the greater of

(A) $100,000,000 and (B) 5% of Consolidated Net Tangible Assets (measured at the time of the incurrence of such Indebtedness);

(xv)Indebtedness of and incurred by any Inventory Structuring Subsidiary under and pursuant to any Permitted Inventory Structuring Transaction to which it is a party, provided that (A) such Indebtedness shall either be unsecured or shall be secured only by Liens on the Inventory Structuring Collateral as permitted by Section 15.4(a)(xxvii), (B) such Indebtedness shall not be guaranteed by any other Company Entity or its Restricted Subsidiaries other than MLP Parent and (C) all such Indebtedness of any Inventory Structuring Subsidiary shall be paid in full on or prior to, and no such Indebtedness shall exist after, the Inventory Structuring Transaction Termination Date applicable to such Permitted Inventory Structuring Transaction; and
(xvi)Indebtedness (A) incurred under the Credit Facilities and any Refinancing Indebtedness in respect thereof, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (A) and then outstanding does not exceed the greater of (x) $500.0 million and

(y) the Indenture Derived Borrowing Base, or (B) constituting Bank Product Indebtedness; provided, that, the administrative agent, trustee or a similar representative acting on behalf of the holders of such Indebtedness shall have become party to, and such holders shall be bound by the terms of, the Intercreditor Agreement.

(d)Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company Entities and their Restricted Subsidiaries, taken as a whole (whether now owned or hereafter acquired); provided that, notwithstanding the foregoing provisions of this Section 15.4(d) but subject to the terms of Section 15.3(k),
(i)any Company Entity or its Restricted Subsidiary may merge or consolidate with any of its Subsidiaries provided that such Company Entity or Restricted Subsidiary shall be the continuing or surviving entity or, if not the surviving entity, the survivor shall assume the obligations of such Company Entity and become a party to the Transaction Documents as a “Company Entity” in a manner reasonably acceptable to Aron, including, without limitation, by the execution of such documents of joinder and such Lien Documents as Aron may reasonably request and by demonstrating that Aron will have first priority perfected Liens on such Person’s Collateral (subject to Permitted Liens) and its compliance in all material respects with Applicable Laws, including the Patriot Act,

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(ii)any Consolidated Party that is not a Company Entity may be merged or consolidated with or into any Company Entity provided that such Company Entity shall be the continuing or surviving entity,
(iii)any Consolidated Party that is not a Company Entity may be merged or consolidated with or into any other Consolidated Party that is not a Company Entity,
(iv)any Restricted Subsidiary other than Calumet Refining and the Company may merge with any Person that is not a Company Entity in connection with a Disposition that is not prohibited under Section 15.4(e),
(v)a Company Entity may merge with any Person in connection with a Permitted Acquisition or any other transaction, provided that such Company Entity shall be the continuing or surviving entity or, if not the surviving entity, the survivor shall assume the obligations of such Company Entity and become a party to the Transaction Documents as a “ Company Entity” in a manner reasonably acceptable to Aron, including, without limitation, by the execution of such documents of joinder and such Lien Documents as Aron may reasonably request and by demonstrating that Aron will have first priority perfected Liens on such Person’s Collateral and its compliance in all material respects with Applicable Laws, including the Patriot Act, and
(vi)any Wholly Owned Subsidiary of a Company Entity (other than a Company Entity) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

Furthermore, for so long as any Commitments or Secured Obligations (and continuing until Discharge of Secured Obligations) are outstanding, each Company Entity shall not, permit any Company Entity to merge or consolidate into, or reorganize as or otherwise become, an entity that is organized under the laws of a jurisdiction other than any State of the United States or the District of Columbia.

(e)Dispositions. Solely with respect to (x) Calumet Refining make any Disposition of (i) Feedstock or Products intended to be used at or that have been produced by the Refinery, or
(ii)any Equity Interests in the Company, except in either case to ~~MLP~~Calumet Parent or a Restricted Subsidiary (and subject to Section 15.3(k) to the extent applicable) and (y) the Company make any Disposition, in each case other than an Excluded Disposition (other than Permitted Investments involving the sale or other Disposition of Collateral, which Permitted Investments involving the sale or other Disposition of Collateral shall be subject to this Section 15.4(e)), provided that the foregoing shall not prohibit or restrict:
(i)sales or other Dispositions of assets (other than Permitted Accounts Transactions and Sale and Leaseback Transactions) having an aggregate fair market value not to exceed during any Fiscal Year $25,000,000;
(ii)Dispositions in connection with Sale and Leaseback Transactions involving Property not constituting Collateral (including, for the avoidance of doubt, metals or other elements, composites or alloys used as, or part of, a catalyst), provided that the Indebtedness incurred pursuant thereto is permitted pursuant to Section 15.4(c);
(iii)	Permitted Accounts Transactions; and

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(iv)sales of Hydrocarbon Inventory by the Transaction Parties under the Transaction Documents, and to the extent not otherwise prohibited by the Transaction Documents sales of Hydrocarbon Inventory in the Ordinary Course of Business;

provided, however, that, in connection with any such sale or Disposition (including, without limitation, any sale or other Disposition which constitutes or is made in connection with a Permitted Investment but excluding any Permitted Accounts Transactions), no Default or Event of Default exists at the time thereof or will arise as a result thereof.

Notwithstanding any of the foregoing, (a) a Transaction Party may make one or more Dispositions of its Accounts from time to time if (but only if) each of the requirements as set forth in the ABL Credit Agreement are satisfied with respect to such Disposition, in which case such Disposition shall constitute a “Permitted Accounts Transaction” and

(b) in no event shall (x) with respect to both Calumet Refining and the Company, Dispose of Feedstock or Products other than solely in the Ordinary Course of Business, provided however, that the foregoing shall not prohibit or restrict (A) involuntary transfers that are the result of a casualty event, (B) equipment no longer used or useful in the business of the Company Entities, or (C) any sale, lease, license, transfer or other disposition of Property by any of the Company Entities or their Restricted Subsidiaries to any of the Company Entities or their Restricted Subsidiaries, provided that the Company Entities shall cause to be executed and delivered such documents, instruments and certificates as Aron may reasonably request so as to cause the Company Entities to be in compliance with the terms of Section 15.3(k) after giving effect to such transaction.

(f)Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(i)each Restricted Subsidiary of ~~MLP~~Calumet Parent may, and may incur obligations to, make Restricted Payments (directly or indirectly) to ~~MLP~~Calumet Parent or to any other Restricted Subsidiary of ~~MLP~~Calumet Parent;
(ii)each Consolidated Party may, and may incur obligations to, declare and make Restricted Payments payable solely in, and by the issuance of, the Equity Interests of such Person;
(iii)~~MLP~~Calumet Parent or any Restricted Subsidiary thereof may, and may incur obligations to, make offsets against and acquisitions of Equity Interests of ~~MLP~~Calumet Parent in satisfaction of customary indemnification and purchase price adjustment obligations owed to ~~MLP~~Calumet Parent or its Restricted Subsidiaries under acquisition arrangements in which Equity Interests of ~~MLP~~Calumet Parent were issued as consideration for the Acquisition, provided that the only consideration exchanged by any Consolidated Party in connection with any such Acquisition is the relief, satisfaction or waiver of claims of such Consolidated Party under such acquisition arrangements; and
(iv)so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(A)~~MLP~~Calumet Parent may, and may incur obligations to, purchase, redeem or otherwise acquire its Equity Interests with the proceeds

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received from the substantially concurrent issue of new units of the Equity Interests of ~~MLP~~Calumet Parent;

(B)	[Reserved];
(C)	[Reserved];
(B) ~~MLP Parent may, and may incur obligations to, make Restricted~~ Payments to its general and limited partners to be used by such Person (or, if applicable, distributed by such Person to its respective partners or members) to pay consolidated, combined or similar federal, state and local Taxes payable by any such Person and directly attributable to (or arising as a result of) the ~~operations of MLP Parent and its Restricted Subsidiaries;~~
(C) ~~any Company Entity or any Restricted Subsidiary thereof may, and~~ may incur obligations to, make Restricted Payments, in the Ordinary Course of Business, to MLP General Partner to (A) reimburse MLP General Partner for reasonable and customary administrative or operating expenses of a Company Entity or its Restricted Subsidiaries incurred by MLP General Partner, and

(B) permit MLP General Partner to pay franchise fees or similar Taxes and fees ~~required to maintain its existence;~~

(D)~~MLP~~Calumet Parent may, and may incur obligations to, purchase, repurchase, retire or otherwise acquire or retire for value units of its Equity Interests (A) held by any present or former director, officer, member of management or employee of any Company Entity, or any Restricted Subsidiary of any Company Entity, in accordance with repurchase rights or obligations established in connection with such Equity Interests, and (B) pursuant to the terms of any incentive, benefit, compensation, employee or restricted equity interest purchase plan, equity interests option plan or other employee benefit or equity based compensation plan established by ~~MLP~~Calumet Parent or any other Company Entity or its Restricted Subsidiaries; provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 15.4(f)(iv)(D) shall not exceed $15,000,000 in any Fiscal Year, except that any portion of such amount which is not made as a Restricted Payment during any Fiscal Year may be carried forward to successive Fiscal Years and added to such amount;
(E)~~MLP~~Calumet Parent may, and may incur obligations to, make Restricted Payments consisting of the cashless exercise of options or warrants in connection with customary and reasonable employee compensation, incentive, or other benefit programs; and
(F)~~MLP~~Calumet Parent may, and may incur obligations to, make other Restricted Payments not otherwise permitted above; provided that immediately after giving effect to such Restricted Payment, the sum of (A) cash on hand in Restricted Accounts of the Company Entities and their Restricted Subsidiaries plus (B) Availability shall be at least equal to the sum of (x) the greater of (1) (a) 20% of the Aggregate Borrowing Base then in effect at any time that the Refinery Asset Borrowing Base Component is greater than $0 and

(b) 15% of the Aggregate Borrowing Base then in effect at any time that the

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Refinery Asset Borrowing Base Component is equal to $0 and (2) $77,000,000 (which amount is subject to increase as provided in Section 1.4 of the ABL Credit Agreement) plus (y) the amount of FILO Loans outstanding.

(g)Change in Nature of Business; Name, Etc. (i) Engage in any line of business different from those lines of business conducted by Consolidated Parties taken as a whole on the date hereof, any business substantially related or incidental thereto, or any reasonable extensions or expansions thereof, or any other business that ~~generates gross income that constitutes “qualifying income“ under Section 7704(d) of the Code and~~ relates to the exploration for, or development, mining, production, ownership, operation, processing, refining, storage, transportation (including without limitation pipeline and railcar ownership), marketing, distribution or other handling of, petroleum-based products, biofuels, feedstocks (including, without limiting the generality of the foregoing, oil and natural gas), and other minerals and fuels related to the foregoing, (ii) change its name or conduct business under any fictitious name; or change its tax, charter or other organizational identification number, unless, in each case, ~~MLP~~Calumet Parent first provides Aron at least thirty (30) days prior written notice of such change or fictitious name, or (iii) change its form or jurisdiction of formation except for (A) a conversion described in the last paragraph of the definition of “Change of Control”, (B) with respect to any Company Entity, without first giving thirty (30) days prior written notice to Aron and providing such documents and instruments as Aron may reasonably request to continue the perfection and first priority status of its Liens on the Collateral, as contemplated herein, subject to Permitted Liens, (C) as otherwise consented to by Aron or (D) solely for the ~~MLP~~Calumet Parent and its Restricted Subsidiaries other than the Transaction Parties, any such action or change which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions with any officer, director, manager of a limited liability company or Affiliate of such Person other than:
(i)advances of working capital to any Company Entity or any Restricted Subsidiaries in the Ordinary Course of Business,
(ii)transfers of cash and assets to any Company Entity or any Restricted Subsidiaries in the Ordinary Course of Business,
(iii)transactions between or among any combination of the ~~MLP~~Calumet Parent and the Restricted Subsidiaries which do not adversely affect the validity, perfection or priority of Aron’s Liens on any Collateral,
(iv)intercompany transactions expressly permitted by Section 15.4(b), Section 15.4(c), Section 15.4(d), Section 15.4(e) or Section 15.4(f) ~~(including distributions to MLP General Partner permitted under Section 15.4(f)(iv)(C) to reimburse MLP General Partner for administrative and operating expenses of a Company Entity or any Restricted Subsidiaries incurred by MLP General Partner, but excluding other transactions with MLP General Partner),~~,
(v)	[Reserved],
(vi)	[Reserved],

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(v) ~~the assignment by MLP General Partner to a Company Entity or any~~ Restricted Subsidiaries of MLP General Partner’s rights under agreements relating to a Permitted Acquisition for the purpose of allowing such Company Entity or its Restricted Subsidiaries to consummate such Permitted Acquisition, and the assumption by such Company Entity or its Restricted Subsidiaries of the obligations of MLP General Partner under such agreements, provided that the only consideration payable by such Company Entity or its Restricted Subsidiaries in connection with such assignment (other than the assumption of such obligations) shall consist of reimbursement to MLP General Partner ~~for its actual and reasonable out-of-pocket fees, costs and expenses relating thereto,~~
(vi) ~~the purchase of assets from MLP General Partner by a Company Entity or its~~ Restricted Subsidiaries pursuant to a Permitted Acquisition, provided that the consideration payable by such Company Entity or its Restricted Subsidiaries and/or any other Company Entity or its Restricted Subsidiaries in connection with such purchase shall be on terms and conditions substantially as favorable to such Company Entity or its Restricted Subsidiaries and/or the other Company Entities or their Restricted Subsidiaries as would be obtainable by it or them in a comparable arms-length transaction with a Person other than an Affiliate and such purchase and the terms and conditions thereof shall have been approved in advance by the Conflicts Committee of MLP General Partner as being fair and reasonable to the Company Entities or Restricted ~~Subsidiaries,~~
(vii)compensation and reimbursement of expenses of employees, officers and directors, and
(viii)except as otherwise specifically limited in this Agreement, (A) other transactions on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, manager of a limited liability company or Affiliate and (B) conveyances of assets to joint ventures pursuant to terms negotiated and agreed to on an arms-length basis with one or more third-parties that were not Affiliates of a Company Entity or its Restricted Subsidiaries immediately prior to the execution and delivery of the written agreement setting forth such terms.
(i)Burdensome Agreements. Solely with respect to the Transaction Parties, enter into any Contractual Obligation (other than this Agreement and the other Transaction Documents, the ABL Credit Documents and the Senior Notes Indentures and the Senior Secured Notes Indenture as in effect on the Commencement Date, and, subject to the proviso below, Refinancing Indebtedness) that:
(i)limits the ability (A) of a Company Entity or Restricted Subsidiary to make Restricted Payments to any Company Entity or its Restricted Subsidiaries or to otherwise transfer any Property to any Company Entity or Restricted Subsidiaries, provided that this clause (A) shall not prohibit (x) any such restrictions on transfers of Property by Foreign Subsidiaries contained in financing agreements governing the Indebtedness of such Foreign Subsidiaries permitted by Section 15.4(c), or (y) a Restricted Subsidiary from entering into customary agreements to maintain a minimum amount of assets in connection with a Guarantee provided by such Restricted Subsidiary permitted under Section 15.4(c), (B) of any Transaction Party to act as a Transaction Party under the Transaction Documents, or (C) of any Company Entity or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on any Property of such

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Person securing the Secured Obligations, provided, further, that clauses (A), (B) and (C) above shall not prohibit any negative pledge in favor of any holder of any Lien permitted under Sections 15.4(a)(ii), (v), (vi), (ix), (x), (xi), (xii), (xviii), (xx), (xxi), (xxii), (xxiii), (xxiv), and (xxv) ~~and (xxvi)~~ solely to the extent any such negative pledge or other restriction on transfer of Property relates to the Property financed by or the subject of such Indebtedness and proceeds thereof; or

(ii)requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Secured Obligations of such Person;

provided, however, that any of the limitations or requirements referred to in clause (i) or clause (ii) preceding as they apply to any Contractual Obligation relating to Refinancing Indebtedness shall not limit the ability of any Company Entity or Restricted Subsidiary to (A) act as a Company Entity under the Transaction Documents or to Guarantee the Obligations of any Company Entity or any Restricted Subsidiaries or (B) create, incur, assume or suffer to exist Liens on any Property of such Person securing the Secured Obligations, except for any negative pledge expressly permitted pursuant to the proviso in clause (i) preceding; and provided, further, however, that this Section 15.4(i) shall not limit customary agreements of a Subsidiary pursuant to Permitted Inventory Structuring Transactions or Permitted Accounts Transactions which limit

(x) the ability to grant Liens on the Inventory Structuring Collateral of the Inventory Structuring Subsidiary to secure the obligations, or prohibit dispositions of the Inventory Structuring Collateral that are the subject of such Permitted Inventory Structuring Transaction or (y) the ability to grant Liens on accounts or other assets subject to a Permitted Accounts Transaction.

(j)Use of Proceeds. Use the proceeds of any Advance, Credit Extension or purchases and sales of Feedstock and Products under the Transaction Documents whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or in any other manner not contemplated in Section 15.3(s).
(k)Prepayment of Other Indebtedness. Permit any Company Entity or Restricted Subsidiary to:
(i)if on any date a Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof make (or give any notice with respect thereto of) any voluntary, optional or other non-scheduled payment, prepayment (including any excess cash flow sweeps of Borrowed Money), redemption, acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Senior Notes or Senior Secured Notes, any Indebtedness incurred under the ABL Credit Documents or any Subordinated Indebtedness of any Company Entity or Restricted Subsidiary, but excluding (A) any refinancing thereof permitted under Section 15.4(c), (B) any payment made in satisfaction of any Company Entity’s or any Restricted Subsidiary’s obligations with respect to the conversion or exchange of any debt securities convertible into or exchangeable, in whole or in part, for shares of capital stock of (or other ownership or profit interests in) any Company Entity or any Restricted Subsidiary, in each case to the extent that (x) any such payment is made in lieu of fractional shares or (y) any such payment does not exceed the principal amount of the debt securities in respect of which the conversion or exchange right has been exercised, and (C) any payment or prepayment

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made with respect to Indebtedness arising under any Senior Notes Agreement, any Senior Secured Notes Agreement or any ABL Credit Documents upon the occurrence of any such Default or Event of Default, or the occurrence of a contingency such as, for example and not by way of limitation, an event of default, the destruction of assets or a change of control if (and only if) the applicable Senior Notes Agreement, Senior Secured Notes Agreement or ABL Credit Document requires such prepayment; and

(ii)notwithstanding subsection (i) of this Section 15.4(k), make any payment in respect of Subordinated Indebtedness in violation of the relevant subordination provisions.
(l)Organizational Documents; Fiscal Year; Accounting Practices. Permit any Company Entity or Restricted Subsidiary to (i) amend, modify or change its Organizational Documents in a manner adverse to the interests of Aron, it being acknowledged hereby that a conversion of MLP Parent on the Conversion Date to a Subsidiary of a publicly traded corporation having substantially the same beneficial owners as MLP Parent immediately prior to such conversion, shall be permitted under Section 15.4(g) and this Section 15.4(l) so long as (A) such conversion is consummated in accordance with the ABL Credit Agreement and (B) Aron receives, prior to or effective upon the consummation of such conversion, (w) a parent company guaranty from the new publicly traded parent company, (x) an amendment to the Intercreditor Agreement, (y) an amendment hereto to reflect the identity of the new publicly traded parent company and (z) other documentation in connection with such conversion that Aron may reasonably request, including legal opinions, in each such case in form and substance reasonably satisfactory to Aron in all respects; (ii) change its fiscal year; or (iii) make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.4.
(m)	Ownership of Company Entities and Refinery and Terminal Assets. Permit

(i) ~~MLP~~ Calumet Parent to own, directly or indirectly, less than 100% of the Equity Interests of each Transaction Party, (ii) Calumet Refining to directly own less than 100% of the Equity Interests in the Company, or (iii) the Company to have any Subsidiaries.

(n)Inventory Structuring Transactions.The Inventory Structuring Subsidiaries identified on Schedule 15.4(n) may remain party to the Inventory Structuring Transactions identifiedonSchedule 15.4(n)(the“Existing Inventory Financing Transactions”). Notwithstanding anything to the contrary contained in this Agreement, ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries shall not enter into any Inventory Structuring Transaction that could reasonably be expected to violate the ABL Credit Documents (each such Inventory Structuring Transaction, a “Permitted Inventory Structuring Transaction”).Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor Calumet Refining may enter into an Inventory Structuring Transaction prior to the Discharge of Secured Obligations and
(ii)no transactions under any Permitted Inventory Structuring Transaction shall create or grant Liens on any Property of ~~MLP~~Calumet Parent, the Company or Calumet Refining.
(o)	Material Contracts.
(i)Waive, amend or otherwise modify any Material Contract, except, in each case, where the foregoing action (A) could not reasonably be expected to have a Material Adverse Effect or (B) is consented to by Aron (such consent not to be unreasonably withheld or delayed);

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(ii)Terminate any Material Contract, or permit any Material Contract to be terminated by any Company Entity or by any third party counterparty thereto, in each case, prior to its stated date of expiration (in each case, unless such terminated Material Contract is replaced with another agreement that, viewed as a whole, is on equal or better terms for the applicable Company Entity in the such Company Entity’s reasonable judgment); or
(iii)Fail to comply in any respect with all terms of all Material Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

provided that, in each case, there shall be deemed to be no breach of this Section 15.4(o) with respect to any agreement that constitutes a Specified Material Contract if, within five (5) Business Days after any waiver, amendment, modification, termination or failure to comply (so long as such failure to comply does not prevent Aron’s access to or ability to foreclose upon its Property or Collateral or adversely affect the perfection or priority of Aron’s Liens on or security interests in the Collateral) under such Specified Material Contract, the Transaction Parties shall have effected a Material Contract Cure Event.

(p)No Adverse Additional Financings. From and after the Commencement Date, enter into any Additional Financing Agreement unless such Additional Financing Agreement, at the time it is entered into, does not adversely affect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or Aron’s status as the owner of Feedstock and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted S&O Liens. No Company Entity shall modify or amend (including any extensions of or elections under), or waive any rights arising under, any Additional Financing Agreement without the prior written consent of Aron, if doing so would adversely affect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents including, without limitation, Aron’s status as the owner of Feedstock and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Additional Financing Agreement.
(q)In no event shall the Transaction Parties request that Aron participate in a transaction under the Transaction Documents as a “first purchaser”.
15.5Financial Covenant.For so long as any Secured Obligations (and continuing until Discharge of Secured Obligations) are outstanding, the Company Entities shall:
(a)Fixed Charge Coverage Ratio. At all times after Availability falls below the sum of (i) the greater of (A) (x) 15% of the Borrowing Base then in effect at any time that the Refinery Asset Borrowing Base Component is greater than $0 and (y) 10% of the Borrowing Base then in effect at any time that the Refinery Asset Borrowing Base Component is equal to $0 and (B) $45,000,000 (which amount is subject to increase as provided in Section 1.4 of the ABL Credit Agreement) plus (ii) the amount of FILO Loans outstanding, maintain as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending immediately prior to the Fiscal Quarter during which Availability falls below the threshold stated above) a Fixed Charge Coverage Ratio (ABL) of at least 1.0 to 1.0; provided, that if, after Availability falls below the sum of clauses (i) and (ii) above, Availability subsequently exceeds the sum of clauses (i) and (ii) above for thirty (30) consecutive days, then Company Entities and their Restricted Subsidiaries

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shall not be required to maintain the Fixed Charge Coverage Ratio (ABL) set forth above until such time as Availability subsequently falls below the sum of clauses (i) and (ii) above.

15.6	Designation of Unrestricted Subsidiaries and Restricted Subsidiaries.
(a)	Designation of Unrestricted Subsidiaries.
(i)The Board of Directors of ~~MLP~~Calumet Parent may designate any Restricted Subsidiary of ~~MLP~~Calumet Parent to be an Unrestricted Subsidiary~~, and may designate any Unrestricted Subsidiary that is an MLP Subsidiary as an Exclusive Entity~~, if (but only if):
(A)any Restricted Subsidiary designated as an Unrestricted Subsidiary shall comply with all requirements contained in the definition of the term “Unrestricted Subsidiary” and shall concurrently also be designated as (and thereupon shall become) an “Unrestricted Subsidiary” pursuant to (and as defined by) each of the Senior Notes Indentures, the Senior Secured Notes Indenture and the ABL Credit Documents;
(B)both immediately before and after giving effect to any such designation (and any deemed Investment resulting from such designation on a pro forma basis), no Default or Event of Default has then occurred and is continuing or would result therefrom;
(C)such designation is made in accordance with the terms of the ABL Credit Agreement; and
(D)all Investments deemed to exist or to have resulted from such designation pursuant to this Agreement are permitted by this Agreement as of the effective date of such designation.
(ii)Unless designated as an Unrestricted Subsidiary in compliance with this Section 15.6, any Person that becomes a Subsidiary of a Company Entity or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
(iii)Notwithstanding the foregoing, no Transaction Party shall be an Unrestricted Subsidiary.
(b)Characterization of Investment in Unrestricted Subsidiaries. If a Restricted Subsidiary of ~~MLP~~Calumet Parent is designated as an Unrestricted Subsidiary pursuant to Section 15.6(a) ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity)~~, the aggregate fair market value of all outstanding Investments owned by ~~MLP~~Calumet Parent and its Restricted Subsidiaries in the former Restricted Subsidiary so designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation that must comply with Section 15.4(b) hereof.
(c)Effect of Designation of Unrestricted Subsidiaries. With respect to each Unrestricted Subsidiary ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity)~~, beginning on the effective date of such designation and continuing for so long as such Subsidiary is an Unrestricted Subsidiary:

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(i)such Unrestricted Subsidiary will not be a Company Entity for purposes of this Agreement or any other Transaction Document, and will not be obligated under any Transaction Document, including without limitation any representation, warranty, covenant or Event of Default herein or in any other Transaction Document;
(ii)the results of operations, Fixed Charges and Indebtedness of such Unrestricted Subsidiary will not be taken into account for purposes of determining any financial ratio or covenant contained in this Agreement;
(iii)Property of such Unrestricted Subsidiary will not be included in the Aggregate Borrowing Base;
(iv)each Subsidiary of such Unrestricted Subsidiary will be also deemed to be an Unrestricted Subsidiary; and
(v)such Subsidiary shall be deemed released from its obligations as a Company Entity and shall no longer be a Company Entity, without any consent or approval of Aron.
(d)Re-Designation of an Unrestricted Subsidiary as a Restricted Subsidiary. The Board of Directors of ~~MLP~~Calumet Parent may at any date designate any Unrestricted Subsidiary ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity)~~ to be a Restricted Subsidiary of ~~MLP~~Calumet Parent; provided that (i) such designation will be deemed on such date to be (A) an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (B) an Investment by such Restricted Subsidiary in the amount of any outstanding Investment of such Unrestricted Subsidiary in any third party, and (ii) such designation will only be permitted if (A) such deemed incurrence of Indebtedness is permitted under Section 15.4(c), calculated on a pro forma basis as if such designation had occurred at the beginning of the four Fiscal Quarter reference period, (B) such deemed Investment is permitted under Section 15.4(b), calculated on a pro forma basis as if such designation had occurred at the beginning of the four Fiscal Quarter reference period, and (C) no Default or Event of Default would be in existence following such designation.
(e)	Certain Undertakings Relating to the Separateness of Unrestricted Subsidiaries.
(i)Separate Records; Separate Assets. The Company Entities shall, and shall cause Unrestricted Subsidiaries ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity)~~  to, (i) maintain their respective books and records and their respective accounts separate from those of the Company Entities and their Restricted Subsidiaries on the one hand and Unrestricted Subsidiaries on the other hand, and
(ii)maintain their respective financial and other books and records showing their respective assets and liabilities separate and apart from those of the Company Entities and their Restricted Subsidiaries. The Company Entities shall not commingle or pool, and shall cause Unrestricted Subsidiaries not to commingle or pool, their respective funds or other assets with those of any other Person, except their Restricted Subsidiaries in the case of the Company Entities and except Persons that are not the Company Entities or their Restricted Subsidiaries in the case of Unrestricted Subsidiaries, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

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(ii)	Separate Name; Separate Credit. The Company Entities shall
(i)conduct their respective businesses in their respective own names or in the names of their respective Restricted Subsidiaries and not in the name of any Unrestricted Subsidiary ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity~~), and
(ii)generally hold themselves as entities separate from the Unrestricted Subsidiaries. The Company Entities shall cause Unrestricted Subsidiaries to, (A) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries and not in the name of any Company Entity or their Restricted Subsidiaries, and

(B) generally hold themselves as entities separate from the Company Entities and their Restricted Subsidiaries. The Company Entities shall, and shall cause Unrestricted Subsidiaries to, (1) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), and (2) maintain adequate capital in light of their respective business operations.

(iii)Separate Formalities. The Company Entities shall cause each Unrestricted Subsidiary ~~(including, without limitation, any MLP Subsidiary or Exclusive Entity)~~ to observe all limited liability company, partnership or other entity formalities and other formalities required by their respective organizational documents and Applicable Law.
(f)Covenants Relating to MLP Subsidiaries. For so long as any Commitments or ~~Secured Obligations (and continuing until Discharge of Secured Obligations) are outstanding, each Company Entity shall not, and shall cause each of its Restricted Subsidiaries not to:~~

~~(i) permit (i) an MLP GP to engage into any business other than holding a~~ general partnership interest in an MLP and (ii) the MLP Holdco to engage in any ~~business other than holding Equity Interests in an MLP GP and an MLP;~~

~~(ii) (i) provide any Guarantee of, or any credit support for, any Indebtedness or~~ other obligation (contingent or otherwise) of an MLP Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary, (ii) permit any Indebtedness or other obligation (contingent or otherwise) of an MLP Subsidiary to be recourse to any Company Entity or its Restricted Subsidiaries, (iii) have any direct or indirect obligation to maintain or preserve the financial condition of such MLP Subsidiary or to cause any such MLP Subsidiary to achieve any specified level of operating results, or (iv) permit a Lien on any of its Property to secure, or permit any of its Property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any MLP Subsidiary, in each case, other than with respect to any Guarantees incurred by any Company Entity or its Restricted Subsidiaries in respect of Indebtedness of an MLP Subsidiary under an MLP Credit Facility and ~~permitted under clause (C) of Section 15.4(c)(x); or~~

~~(iii) permit any MLP Subsidiary to (A) own any capital stock of or other Equity~~ Interests in any Company Entity or its Restricted Subsidiaries, (B) hold any Indebtedness of any Company Entity or its Restricted Subsidiaries or (C) hold any Lien on any ~~Property of any Company Entity or its Restricted Subsidiaries.~~

~~For the avoidance of doubt, an Exclusive Entity is not an MLP Subsidiary for purposes of this Section 15.6 (or otherwise, as provided in this Agreement).~~

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15.7	Transaction Guaranty.
(a)	Transaction Guaranty.
(i)Each of the Transaction Parties hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to Aron and its respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the other Transaction Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (the “Transaction Guaranty”).
(ii)Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of each Transaction Party hereunder and under the other Transaction Documents shall in no event exceed the amount which can be guaranteed by such Transaction Party under Applicable Laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 15.7(b)).
(iii)Each Transaction Party agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Transaction Party hereunder without impairing the guarantee contained in this Section 15.7 or affecting the rights and remedies of Aron hereunder.
(iv)The guarantee contained in this Section 15.7 shall remain in full force and effect until the Discharge of Secured Obligations.
(v)No payment made by any of the Transaction Parties, any other guarantor or any other Person or received or collected by Aron from any of the Transaction Parties, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Transaction Party hereunder which shall, notwithstanding any such payment (other than any payment made by such Transaction Party in respect of the Secured Obligations or any payment received or collected from such Transaction Party in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such guarantor hereunder until the Discharge of Secured Obligations.
(vi)Each Transaction Party agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that resort must first be had to any of the other Transaction Parties or any security held for payment of the Secured Obligations.
(b)Right of Contribution. Each Transaction Party hereby agrees that to the extent that a Transaction Party shall have paid more than its proportionate share of any payment made hereunder, such Transaction Party shall, subject to and only upon the Discharge of Secured Obligations, be entitled to seek and receive contribution from and against any other Transaction Party hereunder which has not paid its proportionate share of such payment. The provisions of this Section 15.7(b) shall in no respect limit the obligations and liabilities of any Transaction Party to Aron, and each Transaction Party shall remain liable to Aron for the full amount guaranteed by such Transaction Party hereunder.

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(c)No Subrogation. Notwithstanding any payment made by any Transaction Party hereunder or any set-off or application of funds of any Transaction Party by Aron, no Transaction Party shall be entitled to be subrogated to any of the rights of Aron against any other Transaction Party or any collateral security or guarantee or right of offset held by Aron for the payment of the Secured Obligations, nor shall any Transaction Party seek or be entitled to seek any contribution or reimbursement from any other Transaction Party or the Calumet Parent in respect of payments made by such Transaction Party hereunder, until the Discharge of Secured Obligations. If any amount shall be paid to any Transaction Party on account of contribution or subrogation rights at any time when all of the Secured Obligations shall not have been paid in full, such amount shall be held by such Transaction Party in trust for Aron, segregated from other funds of such Transaction Party, and shall, forthwith upon receipt by such Transaction Party, be turned over to Aron in the exact form received by such Transaction Party (duly indorsed by such Transaction Party to Aron, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as Aron may determine.
(d)Amendments, etc. with respect to the Secured Obligations. Each Transaction Party shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Transaction Party and without notice to or further assent by any Transaction Party, any demand for payment of any of the Secured Obligations made by Aron may be rescinded by Aron and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Aron, and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Aron may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Aron for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Aron shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 15.7 or any property subject thereto.
(e)Guarantee Absolute and Unconditional. Each Transaction Party waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by Aron upon the guarantee contained in this Section 15.7 or acceptance of the guarantee contained in this Section 15.7; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 15.7; and all dealings between or among the Transaction Parties, on the one hand, and Aron, on the other hand, likewise shall be conclusively presumed to have been consummated in reliance upon the guarantee contained in this Section 15.7. Each Transaction Party waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Transaction Parties with respect to the Secured Obligations. Each Transaction Party understands and agrees that the guarantee contained in this Section 15.7 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of, or the lack of authority to enter into, this Agreement or any other Transaction Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Aron, (ii) any defense based on any change in the time, manner or place of any payment under, or in any other terms of any Transaction Document or any other amendment, renewal, extension acceleration, compromise or waiver or any consent or departure from the terms of the Transaction Documents,

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(iii)any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Transaction Parties or any other Person against Aron, or (iv) any other circumstance whatsoever (with or without notice to or knowledge of such Transaction Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of the relevant Transaction Party for the Secured Obligations, or of such Transaction Party under the guarantee contained in this Section 15.7, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Transaction Party, Aron may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Transaction Party or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Aron to make any such demand, to pursue such other rights or remedies or to collect any payments from any Transaction Party or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Transaction Party or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Transaction Party of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Aron against any Transaction Party. For the purposes hereof “demand” shall include the commencement or continuance of any legal proceedings.
(f)Reinstatement. The guarantee contained in this Section 15.7 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Aron upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Transaction Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Transaction Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
(g)Payments. Each Transaction Party hereby guarantees that payments hereunder will be paid to Aron without set-off or counterclaim in U.S. dollars at the place of payment designated by Aron pursuant to the terms hereof.

ARTICLE 16

DEFAULT AND TERMINATION

16.1	Events of Default.
(a)Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(i)Any Transaction Party fails to make payment when due (A) under Article 8, Article 17, or Section 15.7 of this Agreement, Article 9 of the Supply and Offtake Agreement, Section 7 of the Financing Agreement, or any Company Purchase Agreement, within one (1) Business Day after a written demand therefor (it being understood and agreed that any invoice issued by Aron in accordance with the terms hereof shall constitute such written demand) or (B) under any other provision hereof or of any other Transaction Document within three (3) Business Days after the date when due (provided that, notwithstanding the foregoing, a Default under clause (i)(A) or (i)(B) above shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable

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the Transaction Party to make the payment when due; and (iii) the payment is made within one (1) Business Day of such Transaction Party’s receipt of written notice of its failure to pay); or

(ii)Other than a default described in Section 16.1(a)(i), 16.1(a)(iii), or 16.1(a)(x), any Transaction Party (or, if applicable, any Affiliate of such Transaction Party that is party to a Transaction Document) fails to perform any material obligation or covenant under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of Aron (in its reasonable discretion) within fifteen (15) days after the date that such Transaction Party receives written notice that such obligation or covenant has not been performed; or
(iii)Any Transaction Party (or, if applicable, any Affiliate of such Transaction Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by such Transaction Party, or any such representation or warranty proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of Aron within fifteen (15) days after the date that such Party receives notice that corrective action is needed; or
(iv)Any Company Entity becomes Bankrupt or otherwise subject to any Insolvency or Liquidation Proceeding; or
(v)Any Company Entity or any of its Restricted Subsidiaries (A) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, such Specified Transaction in an amount in excess of

$500,000, (B) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period), in each case in an amount (I) in excess of $500,000 and such amount is not paid in full within one (1) Business Day or (II) less than or equal to $500,000 and such amount is not paid in full within ten (10) Business Days or (C) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or any Company Entity or any Restricted Subsidiary of such Company Entity that is party to any credit support document provided pursuant hereto or in connection herewith, disaffirms, disclaims, repudiates or rejects, in whole or in part, such credit support document or its obligaitons thereunder; or

(vi)An ISDA Master Agreement Termination Event occurs with respect to any Company Entity or any of its Restricted Subsidiaries which results in (A) a payment obligation of such Company Entity or such Restricted Subsidiary in excess of $500,000 and such amount is not paid in full within one (1) Business Day or (B) a payment obligation of such Company Entity or such Restricted Subsidiaries that is less than or equal to $500,000 and such amount is not paid in full within ten (10) Business Days; or

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(vii)	A Change of Control occurs; or
(viii)one or more judgments shall be entered against any Company Entity or any combination thereof and the same shall remain undischarged for a period of thirty

(30) consecutive days during which execution shall not be effectively stayed by reason of a pending appeal or otherwise, or such judgment shall not have been satisfied, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Transaction Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of

$50,000,000 or (ii) is for injunctive or other non-monetary relief and would reasonably be expected to result in a Material Adverse Effect or

(ix)Any Company Entity (A) fails to perform or comply with, in any material respect, its obligations (after giving effect to any grace periods applicable thereto) under or maintain, under its terms, any Material Contract (other than a Specified Material Contract), and (B) fails to perform or comply with, in any material respect, its obligations (after giving effect to any grace periods applicable thereto) under any Specified Material Contract and, within five (5) Business Days thereof, has not consummated a Material Contract Cure Event; or
(x)Any Company Entity fails to perform or observe any term, covenant or agreement contained in any of Section 7.1 of the Financing Agreement, Section 15.1(f), Section 15.2(c)(i), Section 15.3(a)(i), Section 15.3(a)(ii), Section 15.3(b)(iii) and such failure continutes for fifteen (15) days, Section 15.3 (other than Section 15.3(c)(i)) and such failure continues for a period of thirty (30) days, Section 15.3(c)(i), Section 15.3(e) (with respect only to the existence or good standing of any Company Entity or its Restricted Subsidairy in its jurisdiction of organization), Section 15.3(g) (A) as such Section relates to insurance with respect to Collateral or (B) as such Section relates to insurance with respect to Property other than Collateral and such failure continues for five (5) days, Section 15.3(j)(ii) or (iii) (A) if another Event of Default exists at the time of such failure or (B) if no other Event of Default exists at the time of such failure, and such failure continues for ten (10) days, Section 15.3(k), Section 15.3(s), Section 15.4, Section 15.5, Section 15.6, Section 15.7, Article 18, or any provision of the MLP Parent Guaranty; or
(xi)(i) Any Company Entity or Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than

$50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;

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(ii) there occurs under any Swap Contract (other than any Swap Contract described in clauses (v) or (vi) above) an early termination date (as used or defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company Entity or a Restricted Subsidiary is the defaulting party (as used or defined in such Swap Contract) or (B) any termination event (as so used or defined) under such Swap Contract as to which any Company Entity or any Restricted Subsidiary is an affected party (as so used or defined) and, in either event, the Swap Termination Value owed by such Company Entity or such Subsidiary as a result thereof is (in the aggregate and together with the Swap Termination Value owed, if any, by all other Company Entities or Restricted Subsidiaries) greater than $50,000,000; or (iii) there occurs an event of default as such term is used or defined in any Senior Notes Indenture or the Senior Secured Notes Indenture; or

(xii)The occurrence of one or more ERISA Events that have had, or could reasonably be expected to result in liability which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(xiii)The Company or Calumet Refining, as applicable, Disposes of any (A) material portion of the Refinery, any Refinery and Terminal Assets or any Storage Facilities or (B) any Included Locations.
(b)Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Aron EoD”:
(i)Aron fails to make payment when due (A) under Article 8 or Article 17 of this Agreement within one (1) Business Day after the written demand therefor or (B) under any other provision hereof or of any other Transaction Document within three (3) Business Days after the date when due (provided that, notwithstanding the foregoing, a Default under clause (i)(A) or (i)(B) above shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable Aron to make the payment when due; and (iii) the payment is made within one (1) Business Day of Aron’s receipt of written notice of its failure to pay); or
(ii)Other than a default described in Section 16.1(b)(i) or 16.1(b)(iii), Aron fails to perform any of its material obligations or covenants under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction the Company (in its reasonable discretion) within fifteen (15) days after the date that Aron receives written notice that such obligation or covenant has not been performed; or
(iii)Aron (or, if applicable, any Affiliate of Aron that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by such Person, or any such representation or warranty proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the Transaction Parties within fifteen (15) days after the date that Aron receives notice that corrective action is needed; or

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(iv)Aron becomes Bankrupt or otherwise subject to any Insolvency or Liquidation Proceeding; or
(v)Aron (A) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction,

(B) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (C) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or Aron or any Affiliate of Aron that is a party to any credit support document provided pursuant hereto or in connection herewith disaffirms, disclaims, repudiates or rejects, in whole or in part, such credit support document or its obligations thereunder; or

(vi)	An ISDA Master Agreement Termination Event occurs with respect to

Aron.

16.2	Remedies Upon Event of Default.
(a)Notwithstanding any other provision of this Agreement to the contrary, if any Event of Default with respect to a Transaction Party, on the one hand, or any Aron EoD with respect to Aron, on the other hand (such defaulting Party (which shall, for the avoidance of doubt, be all Transaction Parties, collectively, if any Transaction Party is the defaulting Party), the “Defaulting Party”) has occurred and is continuing, Aron (where any Transaction Party is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement and/or any other Transaction Documents to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, including any Advances under the Financing Agreement then outstanding; provided that, the Non-Defaulting Party may elect to declare all obligations under the Transaction Documents other than the Supply and Offtake Agreement and the Inventory Sales Agreement to be due and payable without the obligations under the Supply and Offtake Agreement and/or the Inventory Sales Agreement being declared due and payable, or vice versa, (ii) terminate the Commitments under the Financing Agreement or any commitments under any other Transaction Document and/or (iii) exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement, the other Transaction Documents or at law or in equity, including all remedies provided under the Uniform Commercial Code; provided that, in the case of any Event of Default under Section 16.1(a)(iv) or an Aron EoD pursuant to Section 16.1(b)(iv), the obligations of the Non-Defaulting Party under the Transaction Documents, except for the Safe Harbor Agreements (unless so determined by the Non-Defaulting Party) shall automatically terminate, and, subject to the terms of the Supply and Offtake Agreement with respect to all Secured Obligations that have arisen thereunder and under the other Safe Harbor Agreements, to the extent the Settlement Amount is owed by the Defaulting Party, such Settlement Amount shall automatically become due and payable upon determination of the Settlement Amount pursuant to Section 16.2(d) below without any notice to the Defaulting Party or any further act of the Non-Defaulting Party.

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(b)In addition to the rights and remedies described in Section 16.2(a) above, if an Event of Default or Aron EoD has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may be then outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document), including any of its obligations or, in the case of Aron, Commitments, hereunder or thereunder and withhold or suspend any such obligations, including any of its delivery or payment obligations, under this Agreement or the other Transaction Documents (other than any obligation to calculate or pay the Settlement Amount, the S&O Settlement Amount or the Financing Settlement Amount in accordance with the terms hereof and thereof), and any such date shall be the Early Termination Date for purposes of the Transaction Documents; provided, however, that, (i) such Early Termination Date shall only apply to the Safe Harbor Agreements if the Non-Defaulting Party expressly declares that such Early Termination Date shall apply thereto (ii) in the event that an Event of Default has occurred pursuant to Section 16.1(a)(iv) or Aron EoD pursuant to Section 16.1(b)(iv), subject to clause (i), the date on which such Event of Default or Aron EoD occurs shall be the Early Termination Date for purposes of such Transaction Documents and (iii), in the event Aron is the Non-Defaulting Party, this Agreement and each other Transaction Document shall not be deemed to have terminated in full until Aron shall have disposed of all Feedstock and Products owned or maintained by Aron in connection with the Transaction Documents.
(c)In the event that an Early Termination Date has been declared by the Non-Defaulting Party, then on or as soon as reasonably practicable following the completion of the sale or other liquidation by Aron of all Feedstock and Products within the Included Locations (after the occurrence of an Early Termination Date), the Non-Defaulting Party shall calculate the Settlement Amount, acting in good faith and in a commercially reasonable manner, and will provide to the Defaulting Party a statement (i) showing, in reasonable detail, such calculations,

(ii) specifying any Settlement Amount payable, and (iii) giving details of the relevant account to which any amount payable to it is to be paid.

(d)The “Settlement Amount” shall equal, as of any date of determination (without duplication):
(i)in the event that the Non-Defaulting Party has declared an S&O Early Termination Date pursuant to the terms of the Supply and Offtake Agreement, all or any portion of the S&O Settlement Amount that has not previously been paid in accordance with the terms thereof, plus
(ii)in the event that the Non-Defaulting Party has declared an S&O Early Termination Date pursuant to the terms of the Supply and Offtake Agreement and the Transaction Parties are the Defaulting Party, all or any portion of the S&O Make-Whole Amount that has not previously been paid in accordance with the terms thereof, plus
(iii)(x) in the event that the Transaction Parties are the Defaulting Party, the Financing Settlement Amount and (y) in the event that Aron is the Defaulting Party, the product of (A) the Financing Settlement Amount multiplied by (B) negative one (-1.0), plus
(iv)any other Unpaid Amounts due from the Defaulting Party to the Non-Defaulting Party, minus

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(v)any other Unpaid Amounts due from the Non-Defaulting Party to the Defaulting Party.
(e)The Settlement Amount shall be due one (1) Business Day after the statement contemplated by Section 16.2(c) is provided by the Non-Defaulting Party to the Defaulting Party. If the Settlement Amount is a positive number, it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party. For the avoidance of doubt, in the event the Settlement Amount is payable by the Transaction Parties, such amount shall constitute part of the Secured Obligations.
(f)Without limiting the generality of the foregoing, and without duplication of the rights and obligations set forth in Article 12 of the Supply and Offtake Agreement and Article 10 of the Financing Agreement, in the event the Secured Obligations under the Transaction Documents are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under Section 16.1(a)(iv), (including the acceleration of claims by operation of law)), the S&O Make-Whole Amount applicable on the date of such acceleration, termination and determination of the Settlement Amount will also be due and payable and shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Parties as to a reasonable calculation of Aron’s lost profits as a result thereof. The S&O Make-Whole Amount shall be presumed to be the liquidated damages sustained by Aron as the result of the early termination of this Agreement and the other Transaction Documents and each Transaction Party agrees that it is reasonable under the circumstances currently existing. The S&O Make-Whole Amount shall also be payable in the event the Secured Obligations that exist under this Agreement and the other Transaction Documents are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). EACH TRANSACTION PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE S&O MAKE-WHOLE AMOUNT IN CONNECTION  WITH  ANY  SUCH  ACCELERATION,  TERMINATION  OR

DETERMINATION OF THE SETTLEMENT AMOUNT. Each Transaction Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the S&O Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the S&O Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct among the Parties giving specific consideration in this transaction for such agreement to pay the S&O Make-Whole Amount; and (D) each Transaction Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Transaction Party expressly acknowledges that its agreement to pay the S&O Make-Whole Amount to Aron as herein described is a material inducement to Aron to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

(g)THE SETTLEMENT AMOUNT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

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(h)Default Interest Rate for Settlement Amount. For the avoidance of doubt, if the Settlement Amount is owing to the Non-Defaulting Party and is not paid when due, such overdue amount shall accrue interest at the Default Interest Rate (if owing to Aron) or Aron Default Interest Rate (if owing to a Transaction Party) until such amount shall have been paid in full to the Non-Defaulting Party.
(i)In addition to the rights and remedies set forth in Section 16.2(a) and (b) and without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) exercise its rights and remedies under Section 10.2(b) of the Financing Agreement, (ii) withdraw from storage any and all of the Feedstock and/or Products then in the Included Title Locations pursuant to Section 14.2 of the Storage Facilities Agreement or any Required Storage and Transportation Arrangement, as applicable, (iii) otherwise arrange for the disposition of any Feedstock and/or Products subject to any outstanding Aron Procurement Contract or Included Purchase Transaction and/or the modification, settlement or termination of such outstanding Aron Procurement Contract or Included Purchase Transaction in such manner as it elects, (iv) exercise any of its rights and remedies under the Lien Documents, including under any Bailee’s Letters, any Carrier Notices, any Freight Forwarder Agreements, or any Customs Broker Agreements, (v) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and (vi) apply and set off any credit support, margin, or collateral or the proceeds thereof against any obligation (including the S&O Make-Whole Amount) owing by the Transaction Parties to Aron. Without limiting any other rights or remedies hereunder or under the other Transaction Documents, if any Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, then, in addition to all of Aron’s rights and remedies hereunder and thereunder, immediately upon the occurrence of an Event of Default no Transaction Party shall (nor shall any Transaction Party permit any other Transaction Party to) remove any Feedstock or Products from any Included Lien Location without Aron’s prior written consent. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Transaction Parties shall in all events remain jointly and severally liable to Aron for any amount payable by the Transaction Parties in respect of any of their obligations remaining unpaid after any such liquidation, application and set off.
(j)In addition to the rights and remedies set forth in Section 16.2(a) and (b) and without limiting any other rights or remedies hereunder, if an Aron EoD has occurred and is continuing and the Transaction Parties are the Non-Defaulting Party, the Transaction Parties may, in their discretion, otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder and under the other Transaction Documents, the sale in a commercially reasonable manner of Feedstock and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement and/or the financing arrangements contemplated by this Agreement and the other Transaction Documents with such alternative arrangements as it may procure.
(k)No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default or Aron EoD shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default or Aron EoD, as applicable.

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(l)The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
(m)Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default or Aron EoD, as applicable, the Non-Defaulting Party is hereby authorized by the Defaulting Party any time or from time to time, without notice to the Defaulting Party, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts), and any other indebtedness at any time held or owing by the Non-Defaulting Party to or for the credit or the account of the Defaulting Party against and on account of the obligations and liabilities of the Defaulting Party to the Non-Defaulting Party under the Security Agreement and under any other Transaction Documents (including the S&O Make-Whole Amount), including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not

(i) Aron shall have made any demand hereunder or (ii) the purchase price of Feedstock or Products, or the principal of or the interest or fees on the obligations or any other amounts due under the Transaction Documents shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.

(n)The Parties acknowledge that, as provided herein and in the other Transaction Documents, Feedstock and Products owned by Aron may be subject to Permitted S&O Liens. Notwithstanding the foregoing, each Transaction Party covenants and agrees that (i) such Transaction Party in its capacity as owner and/or operator of any Storage Facilities owned and/or operated by it shall not have or assert any Permitted S&O Lien with respect to any Feedstock or Products owned by Aron (excluding, however, any Permitted S&O Lien granted to such Transaction Party by Aron pursuant to the Storage Facilities Agreement), (ii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, in any way limit such Transaction Party’s obligations hereunder and the other Transaction Documents to pay amounts that are or could be the basis for any third parties (whether or not a Governmental Authority) asserting or enforcing, or attempting to assert or enforce, any Permitted S&O Lien, including any obligations of such Transaction Party with respect to Ancillary Costs or Taxes and

(iii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, limit any rights and remedies of Aron hereunder or under other Transaction Documents (subject, however, to the right of the Transaction Parties to exercise any available rights, remedies, or defenses hereunder or under the other Transaction Documents).

(o)In the event that an Early Termination Date has been established in accordance with Section 16.2(b) of this Agreement and if, and only if, such Early Termination Date applies to the obligations under the Financing Agreement (i) the Commitments of Aron shall immediately terminate and (ii) the Financing Settlement Amount shall be included in the calculation of the Settlement Amount pursuant to Section 16.2(d) and payable in connection therewith pursuant to Section 16.2(f).

ARTICLE 17

SETTLEMENT AT TERMINATION

17.1Upon the occurrence of the Expiration Date (the “Termination Date”; provided that, if such date is not a Business Day, any payments due on such date shall be made on the immediately

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preceding day that is also a Business Day), the Parties covenant and agree to proceed as provided in this Article 17; provided that (x) this Agreement shall continue in effect following the Termination Date until all obligations are finally settled as contemplated by this Article 17 and (y) the provisions of this Article 17 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default or Aron EoD, whether pursuant to Article 16 above or otherwise:

(a)If any Aron Procurement Contract or Included Purchase Transaction does not either (i) by its terms automatically become assigned to a Transaction Party on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (w) such Aron Procurement Contract or Included Purchase Transaction, as applicable, shall be assigned to a Transaction Party or shall be terminated, (x) all rights and obligations of Aron under each of the then outstanding Aron Procurement Contracts or Included Purchase Transactions shall be assigned to a Transaction Party, (y) a Transaction Party shall assume all of such obligations to be paid or performed following such termination, and (z) Aron shall be released by such Third Party Suppliers and the applicable Transaction Parties from any further obligations thereunder. In connection with the assignment or reassignment of any Aron Procurement Contract or Included Purchase Transaction, in each case, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Aron Procurement Contracts, Refinery Procurement Contracts or any other arrangement between Aron and a Third Party Supplier or third party purchaser under any transaction pursuant to the Marketing and Sales Agreement so as to prevent any material disruption in the supply of Feedstock or Products thereunder.
(b)If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to a Transaction Party or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to a Transaction Party, (iii) a Transaction Party shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the applicable Transaction Parties from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any such contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.
(c)In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminaling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to a

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Transaction Party or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to a Transaction Party, (iii) a Transaction Party shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the applicable Transaction Parties from any further obligations with respect to such Ancillary Contract.

(d)The volume of Feedstock and Products at the Included Title Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement. The Feedstock volumes measured by the Transaction Parties or, at Aron’s election, by Aron’s Inspector, at the Termination Date and, if so elected by Aron, recorded in Aron’s Inspector’s final inventory report shall be the “Termination Date Feedstock Volumes” for the purposes of this Agreement and the Product volumes measured by the Transaction Parties or, at Aron’s election, by Aron’s Inspector at the Termination Date and recorded in Aron’s Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Feedstock Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”, in each case, as measured in accordance with the Step-Out Inventory Sales Agreement.
(e)Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 17.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 17.2.
(f)From and after the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of supply arrangements for Feedstock or Products to the Company or its designee, Aron shall have no further obligation to purchase or advance on account of and shall not purchase or pay for or advance any funds on account of Feedstock or Products, or incur any such purchase or advance obligations (including in respect of any Lien Amounts), except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Aron Procurement Contract or Included Purchase Transaction. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.
17.2	Termination Amount.
(a)	The “Termination Amount” shall equal (without duplication):
(i)any unwind costs related to Agreed Roll Differentials as determined by Aron in a commercially reasonably manner based on customary market practice for similarly situated counterparties and products and taking into account prevailing market conditions at the time; plus
(ii)	any Unpaid Amounts owed to Aron, minus
(iii)	any Unpaid Amounts owed to the Transaction Parties, plus
(iv)all Ancillary Costs incurred by Aron in connection with the period from the Commencement Date through the Termination Date that have not yet been paid or reimbursed by the Transaction Parties, plus

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(v)any amounts owed to Aron in connection with any Lien Amounts, Credit Extensions or Advances under the Financing Agreement, including any interest or fees accrued thereon.

All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.

(b)The Parties acknowledge that one or more of the components of the Termination Amount may not be able to be definitively determined by the Termination Date and therefore agree that Aron shall, estimate, in good faith and in a commercially reasonable manner, each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”). Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 17.2(a)(i) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated Commencement Date Value, but in each case, applying the Estimated Step-Out Index Amount and the applicable Prices for such Feedstock and Products (without giving effect to any Inventory Advance Rate, any Fixed Holdback Amount and any Incremental Holdback Amount) and other price terms provided for herein with respect to the purchase of the Termination Date Volumes or the calculation of other amounts that may be owed by the Transaction Parties hereunder. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 4:00 p.m. ET on the Business Day prior to the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
(c)On or before the later of fifteen (15) Business Days following the (i) Termination Date and (ii) the receipt by Aron from the Transaction Parties of the Termination Date Volumes, any applicable monthly reports or statements and any other information reasonably requested by Aron, Aron shall prepare, and provide the Company with, (y) a statement showing the calculation, as of the Termination Date, of the Termination Amount, and

(z) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 17.2(b) and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving (or making) such payments (but in any event within five (5) Business Days), Aron shall (i) cause any filing or recording of any UCC financing forms to be terminated, (ii) release and terminate all Lien Documents pursuant to one or more instruments mutually acceptable to the Parties and (iii) deliver, re-assign, reconvey and transfer, as applicable, to the Transaction Parties any other Collateral or credit support held or maintained by Aron.

(d)Notwithstanding anything herein to the contrary, Aron shall not have any obligation to make any payment contemplated by this Section 17.2, transfer title to Feedstock or Products, release liens or otherwise cooperate in the transition matters described in Section 17.1 unless the Transaction Parties shall have performed their obligations under the Step-Out

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Inventory Sales Agreement and this Section 17.2 as and when required pursuant to the terms hereof and thereof.

(e)Default Interest Rate for Termination Amount. For the avoidance of doubt, if the Termination Amount is not paid when due, such overdue amount shall accrue interest at the Default Interest Rate (if owing to Aron) or the Aron Default Interest Rate (if owing to a Transaction Party) until such amount shall have been paid in full to the Party to whom such amount is owed.
17.3Transition Services. To the extent necessary to facilitate the transition to the purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.

ARTICLE 18

INDEMNIFICATION; EXPENSES

18.1Indemnification by Aron. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify on an After-Tax Basis and hold harmless each Transaction Party, its Affiliates, and their directors, officers, employees, representatives, agents and contractors from and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained in any Transaction Document or made in connection therewith or any representation or warranty of Aron made therein or in connection therewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) subject to the last sentence of this Section 18.1, Aron’s gross negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause (iv) has resulted from the gross negligence or willful misconduct on the part of any Transaction Party, its Affiliates or any of their respective employees, representatives, agents or contractors; provided that, in no event shall Aron or any of its Affiliates, employees, representatives, agents or contractors, be deemed employees, representatives, agents or contractors of any Transaction Party for purposes hereof. The Parties acknowledge that Aron shall not have any payment obligation for the indemnification pursuant to clause (iii) above until the gross negligence or willful misconduct on the part of Aron has been determined pursuant to a final and non-appealable judgement by a court of competent jurisdiction to such effect.
18.2To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, each Transaction Party shall, jointly and severally, defend, indemnify on an After-Tax Basis and hold harmless Aron, its Affiliates (including without limitation Goldman Sachs International), and their directors, officers, employees, representatives, agents and contractors from and against any Liabilities directly or indirectly arising out of (i) any breach by any Transaction Party of any covenant or agreement contained in any Transaction Document or made in connection therewith or any representation or warranty of any Transaction Party made therein or in connection therewith proving to be false or misleading, including, without limitation the Transaction Parties’ obligation for payment of Taxes pursuant to Section 13.1, (ii) the Transaction Parties’ transportation, handling, storage, refining or disposal of any Feedstock or the products thereof, including any conduct by any Transaction Party on behalf of or as the agent of Aron under the Required Storage and Transportation Arrangements, (iii) any Transaction Party’s failure to comply with its obligations under the terminaling, pipeline and lease agreements underlying any of the Bailee’s Letters or any of the

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Required Storage and Transportation Arrangements (including without limitation the Base Agreements),

(iv) any Transaction Party’s negligence or willful misconduct, (v) any failure by any Transaction Party to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by any Transaction Party or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) any actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any Environmental Liability related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby, (viii) in the event that any Transaction Party holds title to any Included Feedstock Lien Inventory or Included Product Lien Inventory, any Liabilities directly or indirectly arising therefrom, (ix) any claim, liability, or demand made pursuant to an indemnity or undertaking given by Aron to a counterparty in connection with any of the Bailee Letters or any of the Required Storage and Transportation Arrangements (including the Base Agreements) or (x) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, including strict liability, whether brought by a third party, by any Transaction Party, and regardless of whether Aron is a party thereto, except to the extent that any Liability arising under clauses (vi), (vii), (viii) or (ix) above has resulted from the gross negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors, in each case, as determined by a final and non-appealable judgment by a court of competent jurisdiction; provided that, in no event shall any Transaction Party or any of its Affiliates, employees, representatives, agents or contractors, be deemed Aron’s employee, representative, agent or contractor for purposes hereof.

18.3The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
18.4Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement or any other Transaction Document, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder.
18.5The Transaction Parties shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by Aron and its Affiliates (including the reasonable fees, charges and disbursements of counsel and tax consultants for Aron) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Aron and its Affiliates in connection with the enforcement or protection of Aron’s rights under or in connection with this Agreement and the other Transaction Documents. Each Party agrees that all amounts due under this Section 18.5 shall be (i) payable promptly after written demand therefor and (ii) secured by the Collateral and constitute Secured Obligations.
18.6This Article 18 shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from non-Tax claims.

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ARTICLE 19

LIMITATION ON DAMAGES

SUBJECT TO SECTION 16.2(F), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLES 16 AND 18) AND NO PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE EXPIRATION OR TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT, (II) ANY BREACH OF ARTICLE 21 OR (III) ANY LIABILITIES OF THE TRANSACTION PARTIES IN CONNECTION WITH THE S&O MAKE-WHOLE AMOUNT. SUBJECT TO SECTION 16.2(F), EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER AND UNDER THE OTHER TRANSACTION DOCUMENTS.

ARTICLE 20

RECORDS AND INSPECTION

During the Term of this Agreement each Party may make reasonable requests of the other Party for copies of documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to receive copies of such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall use commercially reasonable efforts to cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.

ARTICLE 21

CONFIDENTIALITY

21.1In addition to the Transaction Parties’ confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Transaction Parties to Aron under this Agreement and any other Transaction Document and all information received by Aron from the Transaction Parties relating to the costs of operation, operating conditions, and other commercial information of the Transaction Parties not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws (including federal and state securities laws), (ii) as may be requested by a Governmental Authority, (iii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors for purposes of administering, negotiating, considering, processing or evaluating this Agreement and the other Transaction Documents

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or the transactions contemplated thereby, (iv) to any potential or prospective participant in connection with any contemplated participation in accordance with Section 23.3 or any participations therein (and the advisors thereto) (provided that such participants or prospective participants and advisors are advised of and agree to be bound by either the provisions of this Section 21.1 or other provisions at least as restrictive as this Section 21.1 and otherwise reasonably acceptable to Aron and the Company), (v) to any direct or indirect contractual counterparties or potential counterparties (and the advisors thereto) to any swap or derivatives transaction, any credit insurance transaction or any other credit risk mitigation or protection (including any liquidation put, remarketing agreement or other liquidation or first loss protections in favor of Aron), in each case, relating to the Transaction Parties or any of their Affiliates and their obligations (provided that such counterparties or potential counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 21.1 or other provisions at least as restrictive as this Section 21.1 and otherwise reasonably acceptable to Aron and the Company) or (vi) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (vi), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 21.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

21.2In the case of disclosure covered by (i) Section 21.1, to the extent legally permissible and otherwise reasonable under the circumstances, the disclosing Party shall provide written notice, as soon as practicable, of such intended disclosure and the related requirement and (ii) clause (i) of Section 21.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
21.3Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

ARTICLE 22

GOVERNING LAW; DISPUTE RESOLUTION

22.1THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
22.2EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE COUNTY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS ALL PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 24. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

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PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

22.3Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement or any other Transaction Document.
22.4To the extent not otherwise specifically provided in this Agreement or another Transaction Document, if any Party (the “Disputing Party”) disputes any calculation made by the other Party (the “Deciding Party”) pursuant to Section 5.4, Article 10 or Article 17, the Disputing Party shall provide prompt written notice thereof to the Deciding Party. Thereafter, the Parties shall promptly discuss, either in person or via teleconference, the nature of the dispute and exercise good faith efforts to resolve such dispute among themselves.

ARTICLE 23

ASSIGNMENTS; PARTICIPATIONS, ETC.

23.1This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
23.2Assignments. No Company Entity shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company Entities’ consent, (a) assign and delegate all of Aron’s rights and obligations under the Transaction Documents as a whole to: (i) any Affiliate of Aron; provided that (x) the creditworthiness of such Affiliate, in the Company’s reasonable credit judgment, is equal or superior to the creditworthiness of Aron immediately prior to such assignment or (y) the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc.; or (ii) any non-Affiliate Person that succeeds to all or substantially all of Aron’s assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise; provided that the creditworthiness of such successor entity, in the Company’s reasonable credit judgment, is equal or superior to the creditworthiness of Aron immediately prior to such assignment, provided, further, that, in the case of this clause (a), such permitted assignees shall have become a party to the Intercreditor Agreement in accordance with the terms thereof, (b) sell participations in all or any portions of the transactions contemplated pursuant to the Transaction Documents and the Secured Obligations pursuant to Section 23.3 and (c) assign, pledge and/or grant a security interest in the Transaction Documents pursuant to Section 23.4. Except as provided in this Article 23 other assignments by Aron, including an assignment of less than all Transaction Documents taken as a whole, shall require the Company’s express written consent.
23.3	Participations.
(a)Aron shall have the right at any time to sell one or more participations in all or any portion of the transactions contemplated pursuant to the Transaction Documents or in any other Secured Obligations to any Person other than a Disqualified Institution; provided that (i) Aron’s obligations under the Transaction Documents shall remain unchanged, (ii) Aron shall remain solely responsible to the Transaction Parties for the performance of such obligations and

(iii) the applicable Company Entities shall continue to deal solely and directly with Aron in connection with Aron’s rights and obligations under this Agreement and the other Transaction Documents. In the event that Aron sells a participation pursuant to this Section 23.3, Aron shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the

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Company, maintain a register on which it records the name and address of each participant to which it has sold a participation and the amounts (and stated fees or interest, if applicable) of each such participant’s interest in the Transaction Documents or the Secured Obligations (the “Participant Register”); provided that Aron shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Transaction Documents or Secured Obligations), except to the extent that such disclosure is necessary to establish that such right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by Aron directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and Aron shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement and the other Transaction Documents, notwithstanding any notice to the contrary.

(b)The holder of any such participation, other than an Affiliate of Aron, shall not be entitled to require Aron to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of Aron to any waiver, amendment, modification or consent the effect of which would be to:
(i)(x) increase any Commitment or obligation of Aron to purchase or sell Feedstock or Products or make any Advances or Credit Extensions, in each case, other than any decisions by Aron to enter into Aron Procurement Contracts or Included Purchase Transactions or (y) postpone the scheduled expiration date of any of those matters addressed in (and not excepted from) the foregoing clause (x) (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment or obligation of Aron for purposes of this Section 23.3(b)(i));
(ii)	extend the Term;
(iii)waive, reduce or postpone any scheduled payment under the Transaction Documents (but not any voluntary prepayment of Discretionary Draw Advances);
(iv)reduce the rate of interest or any fee or premium payable under the Transaction Documents, or waive or postpone the time for payment of any such interest, fee or premium;
(v)reduce the principal amount of any Advance or other Credit Extension or the amount owed to Aron in connection with any sales to the Transaction Parties of any Feedstock or Products under the Transaction Documents;
(vi)	waive, amend or modify any provision of this Section 23.3(b);
(vii)release all or substantially all the Collateral from the Liens of the Lien Documents; or
(viii)any determination regarding Prices, or any amendments to the provisions in the Transaction Documents governing Prices.

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(c)The Company Entities agree that each participant shall be entitled to the benefits of Section 8.8 (subject to the requirements and limitations therein), and, to the extent such participant holds a participation in any Secured Obligations arising under the Financing Agreement, Sections 7.12 and 7.13 of the Financing Agreement (subject to the requirements and limitations therein) to the same extent as if it were Aron and had acquired its interest by assignment pursuant to Section 23.2; provided, that such participant shall not be entitled to receive any greater payment under Section 7.12 or 7.13 of the Financing Agreement with respect to any participation than Aron would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant shall be entitled to the benefits of any set-off and recoupment provisions relating to the portion of the Secured Obligations in which it is participating as though it were Aron.
(d)Notwithstanding anything in this Section 23.3 or any other term set forth in this Agreement or any other Transaction Document to the contrary, (i) at a time when an Event of Default shall have occurred and be continuing, any participant shall not at any time be subject to any limitations on its rights to require Aron to take or omit to take any action under the Transaction Documents unless expressly set forth in the participation agreement between Aron and such participant (in Aron’s sole discretion) and (ii) Aron shall have no liability or obligations as a result of any participant obtaining, holding or exercising any rights to require Aron to take or omit to take any action hereunder or under any other Transaction Documents in accordance with clause (d)(i) above.
23.4Certain Other Transfers. In addition to any other assignment or participation permitted pursuant to this Article 23, Aron may assign, pledge and/or grant a security interest in all or any portion of the Secured Obligations owed to it, and its notes, if any, to secure obligations of Aron, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or to any other central bank; provided that, Aron shall not be relieved of any of its obligations hereunder and under the other Transaction Documents as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, other central bank, pledgee or trustee be considered to be “Aron” hereunder or under any other Transaction Document.
23.5Any attempted assignment in violation of this Article 23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

ARTICLE 24

NOTICES

Notwithstanding anything in any Transaction Document to the contrary, notices of Event of Default to the Transaction Parties shall be effective only if given in writing and sent by nationally recognized overnight courier or delivered by hand to:

2780 Waterfront Parkway E. Dr. Indianapolis, Indiana 46214 U.S.A.

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Phone: 317-328-5660

Attention: Legal Department

with copies (which may be delivered by email), which shall not constitute notice, to: Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway E. Drive Indianapolis, IN 46214

Attention: David Lunin Phone: 317-328-5660

David.Lunin@calumetspecialty.com and

shreveportsoa@clmt.com and

Norton Rose Fulbright US LLP 1301 McKinney Street, Suite 5100

Houston, TX 77010

Attention: Joshua P. Agrons, Esq.

Email: josh.agrons@nortonrosefulbright.com

All other invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier or delivered by hand. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M if such is sent by 5:00 pm ET on a Business Day, or if thereafter, on the next Business Day, on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated or when received if delivered by hand to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt. Notwithstanding anything herein or in any other Transaction Document to the contrary, any invoice, notice request or other information delivered by Aron to any Company Entity pursuant to this Article 24 shall automatically be deemed to be delivered to each other Company Entity upon the delivery to such Company Entity. In the event that any particular Company Entity must be designated as a party to an agreement, document or other instrument or as the obligor in respect of any obligation or holder of any right, the Company shall promptly (and in any event reasonably prior to the time such designation is required) notify Aron as to the applicable Company Entity, and if no such notice is given, the applicable Company Entity shall be deemed to be the Company or such other Company Entity as is determined by Aron, using commercially reasonable judgment, to be the applicable Company Entity in such circumstance.

ARTICLE 25

NO WAIVER, CUMULATIVE REMEDIES

25.1The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default, Aron EoD or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another

~~4161-8074-0173.23~~4151-0972-6800.5

provision of, Event of Default, Aron EoD or Default under, this Agreement, whether of a like kind or different nature.

25.2Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 26

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

26.1This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of any Party, an agent or employee of any other Party.
26.2No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of any other Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any other Party; or to otherwise act as the representative of the other, unless expressly authorized in writing by such other Party.
26.3Company Entities’ Authority. The Company Entities shall not have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of Aron; to assume, create, or incur any liability of any kind, express or implied, against or in the name of Aron; or to otherwise act as the representative of Aron, unless expressly authorized in writing by the Aron.
26.4Liquidation Rights. In the event any Company Entity becomes Bankrupt or otherwise subject to any Insolvency or Liquidation Proceeding, and to the extent permitted by Applicable Law, each Company Entity intends that (a) Aron’s right to liquidate, collect, net and set off rights and obligations under the Supply and Offtake Agreement, the Inventory Sales Agreement, the Step-Out Inventory Sales Agreement and any Specified Hedge Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (b) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (c) any Cash, Securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in Section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in Section 101(51A) of the Bankruptcy Code.

ARTICLE 27

MISCELLANEOUS

27.1If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid, unenforceable or illegal by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

~~4161-8074-0173.23~~4151-0972-6800.5

27.2The terms of this Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement and the Transaction Documents, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be amended, modified or changed except by written instrument executed by the Parties’ duly authorized representatives; provided that, the Parties shall have the right to amend the Specified Schedules pursuant to the procedures set forth in Section 27.9.
27.3No promise, representation or inducement has been made by any Party that is not embodied in this Agreement or the other Transaction Documents, and no Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
27.4Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement and the other Transaction Documents.
27.5Nothing expressed or implied in this Agreement or any other Transaction Document is intended to create any rights, obligations or benefits under this Agreement or any other Transaction Document in any person other than the Parties and their successors and permitted assigns.
27.6All payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.
27.7This Agreement and the other Transaction Documents may be executed by the Parties in separate counterparts and delivered by e-mail, facsimile transmission or otherwise, and all such counterparts of each Transaction Document shall together constitute one and the same instrument.
27.8All transactions hereunder are entered into in reliance on the fact that this Agreement and the other Transaction Documents constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions under this Agreement or any of the other Transaction Documents.
27.9The Parties agree that, notwithstanding anything to the contrary in Section 27.1 or otherwise herein, the Parties may amend any item on any Schedule to this Agreement (each a “Specified Schedule” and, collectively, the “Specified Schedules”) from time to time in accordance with the following procedures (each such amendment, a “Specified Schedule Change”):
(a)Each Specified Schedule Change shall be evidenced by email exchange initiated by Aron (which initiation may be requested by the Company at any time, subject to Aron’s subsequent agreement to initiate such email exchange) and subsequently acknowledged and agreed by the Company, which email shall specifically reference the item being changed and indicate the nature of the Specified Schedule Change (which may include, without limitation, the removal or addition of a Product or change to the Feedstock or Product specifications on Schedule A, the adjustment of calculation mechanics on Schedule C as contemplated in Section 8.2(c), the removal or addition of an Included Tank on Schedule E, a change to the notice addresses and parties on Schedule M, the removal or addition of or change to a Product Group on Schedule P or the removal of addition of an Included Location on Schedule U), the effective date of such Specified Schedule Change and, if such Specified Schedule Change is known to be temporary (such as in the case of an Included Tank being temporarily removed from service), the date or expected date as of which such Specified Schedule Change is to cease being effective. Such email exchange shall only be effective to bind the Parties has responded via email in a manner sufficient to confirm its agreement to the Specified Schedule Change reflected in the

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initial email. Other than a Specified Schedule Change, any amendment to any schedule hereto shall only be effective if evidenced by a written instrument executed by the Parties’ duly authorized representatives.

(b)An exchange of emails complying with the terms of this Section 27.9 shall (notwithstanding anything to the contrary herein) constitute an amendment of relevant Specified Schedule with respect to the Specified Schedule Change memorialized in such emails.
(c)As soon as reasonably practicable after a Material Contract Cure Event, Aron shall initiate a Specified Schedule Change in accordance with this Section 27.9 to effectuate a removal of the applicable Included Locations from Schedule E or Schedule U, as applicable, and such locations shall cease to constitute Included Locations for all purposes of the Transaction Documents; provided that, the effective date of such Specified Schedule Change shall be the date such Material Contract Cure Event occured.

ARTICLE 28

JOINT AND SEVERAL LIABILITY

Notwithstanding anything herein or in any other Transaction Document to the contrary, each Transaction Party hereby agrees that where any obligations of any Transaction Party hereunder and under any other Transaction Document contemplate that either Transaction Party may perform such obligations, such obligations are joint and several in nature in all respects, including such Transaction Party’s obligations in respect of the Transaction Guaranty. In addition, any agreement, notice, report or other document delivered by any Transaction Party hereunder or under any other Transaction Document shall (without duplication of any obligations of any Transaction Parties) be binding upon each Transaction Party as if delivered by such Transaction Party, regardless of whether such Transaction Party delivered such agreement, notice, report or other document or was aware or otherwise had knowledge of any information contained therein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:

Name:

Title:

[Signature Page to Monetization Master Agreement]

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CALUMET SHREVEPORT REFINING, LLC,

as the Company

By:

Name:

Title:

CALUMET REFINING, LLC,

as Calumet Refining

By:

Name:

Title:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,

as the MLP Parent

By:

Name:

Title:

[Signature Page to Monetization Master Agreement]

~~4161-8074-0173.23~~4151-0972-6800.5

EXHIBIT B

Exhibit II to Monetization Master Agreement

[See attached]

4149-5211-2720.6

Final Form

EXHIBIT II

FORM OF COMPLIANCE CERTIFICATE

 , 20

Financial Statement Date:

To: J. Aron & Company LLC Ladies and Gentlemen:

Reference is made to that certain Monetization Master Agreement, dated as of January 17, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”) among Calumet, Inc., a Delaware corporation (“Corp Parent”), Calumet Refining, LLC, a Delaware limited liability company, Calumet Shreveport Refining, LLC, a Delaware limited liability company and J. Aron & Company LLC, a New York limited liability company (“J. Aron”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.

The undersigned Authorized Officer of Corp Parent, on behalf of the Consolidated Parties, hereby certifies as of the date hereof that he/she is the   of Corp Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate on behalf of Corp Parent to J. Aron, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.	Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 15.3(a)(i) of the Agreement for the Fiscal Year of Consolidated Parties ended as of the above financial statement date, together with the report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements] 1

1.	Attached hereto as Schedule 1 are the unaudited financial statements required by Section 15.3(a)(ii) of the Agreement for the Fiscal Quarter of Consolidated Parties and portion of the Fiscal Year ended as of the above financial statement date. Such financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of Consolidated Parties for such Fiscal Quarter and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions

1 To be delivered only with respect to the first three Fiscal Quarters of each Fiscal Year of Consolidated Parties.

EXHIBIT II - COMPLIANCE CERTIFICATE - Page 1

4153-4641-5441.3

and condition (financial or otherwise) of Consolidated Parties during the accounting period covered by the attached financial statements.

3.A review of the activities of Consolidated Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Consolidated Parties performed and observed all of their obligations under the Transaction Documents, and

[select one:]

[4.To the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]

-or-

[4.  Defaults have occurred and are continuing and Annex A contains a list of each Default and a description of its nature and status.]

[5.  Attached hereto as Schedule 2 are calculations demonstrating compliance with the financial covenant(s) set forth in Section 15.5 of the Agreement as of the last day of such fiscal period.]2

6.Attached hereto as Schedule 3 are calculations of the Fixed Charge Coverage Ratio (Indenture) as of the last day of such Fiscal Quarter or the Fiscal Year, as applicable.

[Signature Page Follows]

2 Only if Availability falls below the sum of (i) the greater of (A) (x) 15% of the Borrowing Base then in effect at any time that the Refinery Asset Borrowing Base Component is greater than $0 and (y) 10% of the Borrowing Base then in effect at any time that the Refinery Asset Borrowing Base Component is equal to $0 and (B) $45,000,000 (which amount is subject to increase as provided in Section 1.4 of the ABL Credit Agreement) plus (ii) the amount of FILO Loans outstanding, maintain as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending immediately prior to the Fiscal Quarter during which Availability falls below the threshold stated above) a Fixed Charge Coverage Ratio (ABL) of at least 1.0 to 1.0; provided, that if, after Availability falls below the sum of clauses (i) and (ii) above, Availability subsequently exceeds the sum of clauses (i) and (ii) above for thirty (30) consecutive days, then Company Entities and their Restricted Subsidiaries shall not be required to maintain the Fixed Charge Coverage Ratio (ABL) set forth above until such time as Availability subsequently falls below the sum of clauses (i) and (ii) above.

EXHIBIT II - COMPLIANCE CERTIFICATE - Page 2

4153-4641-5441.3

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

CALUMET, INC.

By:  Name:  Title:

EXHIBIT II - COMPLIANCE CERTIFICATE - Page 3

4153-4641-5441.3

Schedule 1

to Compliance Certificate

SCHEDULE 1 TO COMPLIANCE CERTIFICATE - Cover Page

4153-4641-5441.3

Schedule 2

to Compliance Certificate

SCHEDULE 2 TO COMPLIANCE CERTIFICATE - Cover Page

4153-4641-5441.3

Schedule 3

to Compliance Certificate

SCHEDULE 2 TO COMPLIANCE CERTIFICATE - Cover Page

4153-4641-5441.3

Annex A

to Compliance Certificate

ANNEX A TO COMPLIANCE CERTIFICATE - Cover Page

4153-4641-5441.3

EXHIBIT C

Amendments to Annex I to the Monetization Master Agreement

[See attached]

4149-5211-2720.6

~~Final Form~~Exhibit C

Conformed Copy through Omnibus Amendment Agreement dated July 10, 2024

ADDED TEXT SHOWN UNDERSCORED DELETED TEXT SHOWN~~STRIKETHROUGH~~

ANNEX I

Definitions

For purposes of the Covered Agreements the following terms shall have the meanings indicated

below:

“ABL Agent” means Bank of America, N.A., a national banking association.

“ABL Credit Agreement” means (a) that certain Third Amended and Restated Credit Agreement, dated as of February 23, 2018, by and among MLP Parent and certain of its subsidiaries as borrowers, certain of its subsidiaries as guarantors, the lenders thereto, the ABL Agent, JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A., as co-syndication agents, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of September 4, 2019, as amended by that certain Consent and Amendment No. 2 to Third Amended and Restated Credit Agreement, dated as of November 18, 2021, as further amended by that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of January 20, 2022 ~~and~~, as further amended by ~~the~~that certain Fourth ABL Credit Agreement Amendment, dated as of January 17, 2024 and as further amended by that certain Fifth ABL Credit Agreement Amendment, dated as of July 10, 2024 and (b) unless otherwise specifically referenced, any credit agreement or other agreement evidencing Refinancing Indebtedness as permitted pursuant to Section 15.4(c)(ii) of the Monetization Master Agreement in respect of the Indebtedness under clause (a).

“ABL Credit Documents” has the meaning (a) assigned to the term “Credit Documents” in the ABL Credit Agreement and (b) unless otherwise specifically referenced, any other “credit documents” or similar term under any credit agreement or other agreement evidencing Refinancing Indebtedness as permitted pursuant to Section 15.4(c)(ii) of the Monetization Master Agreement in respect of the Indebtedness under clause (a) of the definition of “ABL Credit Agreement”.

“Accepted Industry Practice” means those practices, methods, specifications and standards of health, safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of assets similar to the Refinery and Terminal Assets. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.

“Accounts” means all present and future accounts, as defined in the UCC, of the Transaction

Parties.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

~~4162-3107-1821.20~~4137-8439-2272.6

“Actual Step-In Value” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Actual Step-Out Index Amount” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Actual Step-Out Value” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Additional Financing Agreement” means any credit agreement, indenture or other financing agreement (including, without limitation, the ABL Credit Documents, the Senior Notes Agreements and the Senior Secured Notes Agreements) under which any of the Company Entities or any of its Affiliates may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) in excess of $25,000,000, but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company Entities and/or any of its Restricted Subsidiaries.

“Additional Termination Event” has the meaning specified in the definition of “ISDA Master Agreement Termination Event.”

“Additional Transaction” has the meaning specified in the Marketing and Sales Agreement. “Advance” means any Interim Lien Settlement to be paid by Aron, as determined in accordance with Section 5 of the Financing Agreement and Article 8 of the Monetization Master Agreement.

“Advance Payment” has the meaning specified in the definition of “Advance Payment Contract”. “Advance Payment Contract” means any take-or-pay or similar contract whereby a Transaction

Party agrees to make a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future delivery of Feedstock, Products or any other commodities (each, an “Advance Payment”), and to accept delivery of such Feedstock, Products or other commodities at some future time in excess of three (3) months after the making of such defined payment.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the applicable Party, threatened in writing against or affecting such Party or any property of such Party.

“Affected Advances” as defined in Section 7.11(b) of the Financing Agreement.

“Affected Financial Institution” means any EEA Financial Institution or UK Financial Institution “Affected Lender” as defined in Section 7.11(b) of the Financing Agreement.

“Affected Obligations” has the meaning specified in Section 10.3 of the Supply and Offtake Agreement.

“Affected Party” has the meaning specified in Section 10.1 of the Supply and Offtake Agreement.

Annex I - 2

~~4162-3107-1821.20~~4137-8439-2272.6

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.

“After-Tax Basis” means any adjustment to an indemnity payment under any Covered Agreement necessary to reflect any net increase in Taxes of the recipient (other than taxes based on the net income or net profits of the recipient) of such payment as a result of receiving such payment, provided that such adjustment shall be reduced dollar for dollar for each dollar of increase in Taxes that would not have occurred had the transaction with respect to which such indemnity payment is to be made, been performed in accordance with its terms.

“Aggregate Borrowing Base” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Aggregate Feedstock Purchase Proceeds” has the meaning specified in Schedule C to the Monetization Master Agreement.

“Aggregate Feedstock Sale Receipts” has the meaning specified in Schedule C to the Monetization Master Agreement.

“Aggregate Monthly Net Group Sales” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Aggregate Monthly Products Sales Fee” has the meaning specified in Section 9.7 of the Supply and Offtake Agreement.

“Aggregate Product Purchase Proceeds” has the meaning specified in Schedule C to the Monetization Master Agreement.

“Aggregate Product Sale Receipts” has the meaning specified in Schedule C to the Monetization Master Agreement.

“Aggregate Provisional Price Adjustment Interim Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Aggregate Provisional Quantity Change Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Agreed Roll Differential” has the meaning specified in Schedule Y of the Monetization Master Agreement.

“Agreed Roll Volume” has the meaning specified in Schedule Y of the Monetization Master Agreement.

“Agreement” has the meaning, for each Covered Agreement, specified in the preamble to such Covered Agreement.

“Ancillary Contract” has the meaning specified in Section 17.1(c) of the Monetization Master Agreement.

“Ancillary Costs” means, to the extent reasonably demonstrated by Aron by trade ticket (including any Trade Ticket), invoice or other supporting documentation, all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, sale,

Annex I - 3

~~4162-3107-1821.20~~4137-8439-2272.6

funding, movement or storage of Feedstock or Products undertaken in connection with or required for purposes of the Transaction Documents (whether or not arising under Aron Procurement Contracts and regardless of the point at which or terms upon which delivery is made under any such Aron Procurement Contract), including ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load or discharge port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under the Transaction Documents), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or Feedstock decontamination or Product decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority (including Non-Income Taxes and customs and other duties), user fees, fees and costs for any credit support provided to any third party with respect to any transactions contemplated by the Transaction Documents, any costs or expenses incurred in connection with any of the Base Agreements or Required Storage and Transportation Arrangements (including without limitation any costs or expenses incurred in connection with administering or exercising Aron’s rights under any such agreements and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron), any costs related to the movement of Feedstock on the WTG Included Location pursuant to Section 8.3 of the Supply and Offtake Agreement and any other expenses, fees or costs that are stated to be Ancillary Costs in the Transaction Documents. Notwithstanding the foregoing, the following shall not be considered Ancillary Costs: (i) Aron’s hedging costs in connection with the Supply and Offtake Agreement or the transactions contemplated hereby (but such exclusion shall not change or be deemed to change the manner in which losses, costs, and damages in connection with hedges and related trading positions are addressed under Articles 16 and 17 of the Monetization Master Agreement), (ii) any Product shipping costs of Aron, to the extent incurred after Aron has removed such Product from the Storage Facilities for its own account pursuant to the Marketing and Sales Agreement and (iii) except in connection with inspections conducted pursuant to the Inventory Sales Agreement and as expressly agreed by the Transaction Parties (including pursuant to the terms of the Transaction Documents), any costs and expenses of Aron’s Inspector limited as provided in the Transaction Documents.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery, anti-money laundering or anti-corruption laws, rules, regulations and orders.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Patriot Act.

“API Standards” means those standards published by the American Petroleum Institute with respect to the measurement of Feedstock and Products.

“Applicable Law” means (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree of any Governmental Authority and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any Governmental Authority and (c) any license, permit or compliance requirement of any Governmental Authority, including Environmental Law, in each case as may apply to the applicable Party or the subject matter of the Transaction Documents.

“Applicable Spread” means has the meaning assigned to such term in the Fee Letter.

Annex I - 4

~~4162-3107-1821.20~~4137-8439-2272.6

“Aron” has the meaning specified in the preamble to each Covered Agreement.

“Aron Default Interest Rate” means a per annum rate equal to the lesser of (a) a per annum rate of interest equal to the sum of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus (ii) the Default Interest Rate Spread and (b) the maximum rate of interest permitted by Applicable Law.

“Aron EoD” has the meaning specified in Section 16.1(b) of the Monetization Master Agreement.

“Aron Feedstock Purchases” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Aron Feedstock Sales” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Aron Procurement Contract” means a procurement contract entered into by Aron for the purchase or sale of Feedstock to be processed or sold at the Refinery, which may be (a) a contract with any Third Party Supplier of Feedstock (other than a Transaction Party or an Affiliate of a Transaction Party), including Commencement Date Aron Procurement Contracts or (b) a contract with a Transaction Party (or an Affiliate of a Transaction Party) or such other contract to the extent the Parties deem such contract to be an Aron Procurement Contract for purposes hereof.

“Aron’s Inspector” means any Person selected by Aron that is acting as an agent for Aron to perform any inspections required by Aron that (a) is a Person that is a U.S. Customs Approved Independent Inspection Company who performs sampling, quality analysis and quantity determination of the Feedstock and Products subject to the Transaction Documents, (b) is not an Affiliate of any Party and

(c) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with Applicable Law and customary industry practice.

“Aron’s Policies and Procedures” shall have the meaning specified in Section 12.4(a) of the Monetization Master Agreement.

“Aron’s Property” has the meaning specified in Section 11.3 of the Supply and Offtake Agreement.

“Arrangement Fee” has the meaning assigned to such term in the Fee Letter.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940, as it may be amended from time to time, together with all regulations promulgated from time to time in respect thereof.

“Attributable Indebtedness” means as of any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Parties for the Fiscal Year ended December 31, 2022, and the related consolidated

Annex I - 5

~~4162-3107-1821.20~~4137-8439-2272.6

statements of income or operations, partners’ capital and cash flows for such Fiscal Year of the Consolidated Parties, including the notes thereto.

“Authorized Officer” means, with respect to any Person, any Responsible Officer of such Person and any individual holding the position of secretary, assistant secretary, executive vice president or senior vice president of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate as to the authority of such individual.

“Availability” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Bailee’s Letter” means each bailee’s letter in form and substance reasonably satisfactory to Aron, entered into from time to time among the owner of an Included Lien Location, Aron and the applicable Transaction Party.

“Bank Product” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Bank Product Indebtedness” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Bankrupt” means that a Person (a) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (b) becomes insolvent or is unable to pay its debts or fails, or admits in writing its inability, generally to pay its debts as they become due, (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (e) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (g) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (h) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (i) causes or is subject to any event with respect to which, under Applicable Law, has substantially the same effect as any of the foregoing events, (j) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within sixty (60) days or (k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code. “Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Agreements” means any agreements entered into between any Transaction Party and a third party pursuant to which such Transaction Party acquires any rights to use the Included Third Party Product Tanks, Included Third Party Feedstock Storage Tanks, Included Product Title Pipelines, Included Feedstock Title Pipelines or any Included Lien Locations.

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“Benchmark” means the SOFR Rate, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to Section 7.15 of the Financing Agreement, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such determination on such date and all determinations on all subsequent dates.

“Benchmark Replacement” means, for any Interest Period, the sum of: (a) the alternate benchmark rate that has been selected by Aron and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, for any Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Aron and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Aron decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Aron in a manner substantially consistent with market practice (or, if Aron decides that adoption of any portion of such market practice is not administratively feasible or if Aron determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Aron decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

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For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best Available Inventory Data” means daily and monthly inventory reports produced by the applicable Transaction Party or third parties in respect of the Included Locations, in the form specified in Schedule W of the Monetization Master Agreement.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner, (c) with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of ~~MLP~~Calumet Parent to have been duly adopted by the Board of Directors of ~~MLP~~Calumet Parent and to be in full force and effect on the date of such certification.

“Bond Documents” means, collectively, (a) the Senior Notes Agreements and (b) the Senior Secured Notes Agreements.

“Borrowed Money” means with respect to any Company Entity or Restricted Subsidiary, without duplication, its (a) outstanding principal amount of Indebtedness (other than, for purposes of determining Indebtedness of the Company Entities and Restricted Subsidiaries on a consolidated basis and for purposes of the definitions of the terms “Consolidated Interest Charges” and “Fixed Charges”,

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intercompany Indebtedness) (i) that arises from the lending of money by any Person to any such Company Entity or Restricted Subsidiary, (ii) that is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) in respect of the deferred purchase price for Property; (b) Capital Leases; (c) outstanding reimbursement obligations with respect to amounts drawn or paid by the issuer to the beneficiary under letters of credit; and (d) guaranties of any outstanding Indebtedness of the foregoing types owing by another Person.

“Borrowing” means Advances that constitute Lien Amounts and are of the same Type made or continued on the same date.

“Borrowing Base” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Brown Station” means the real property as more fully described in the Brown Station Leases. “Brown Station Leases” means (a) that certain Lease Agreement dated effective as of July 25,

1975, by and among Georgie H. Chandler, Johnston Harman Chandler, Georgiann Chandler Lamb and

Betsy Chandler Peatross (collectively, together with any successor(s) in interest thereof, whether one or more, the “Chandlers”), as lessor, and Falco, Inc., as lessee, such lease agreement recorded under Instrument Number 660685 in the Records of Caddo Parish, Louisiana, as amended by that certain Act of Correction and Amendment dated effective as of July 23, 1980 and recorded under Instrument Number 839813 in the records of Caddo Parish, Louisiana, and (b) that certain Lease Agreement dated effective as of July 18, 1980, by and among the Chandlers, as lessor, and J.E. Fowler Petroleum Products, Inc., as lessee, such lease recorded under Instrument Number 839814 in the Records of Caddo Parish, Louisiana, in each case, as assigned to EOTT Energy Operating Limited Partnership, a Delaware limited partnership (“EOTT”), each of (a) and (b) as further assigned pursuant to that certain Conveyance, Assignment and Bill of Sale, dated as of May 30, 2001, by and between EOTT and Calumet Refining (as successor-in-interest to Calumet Lubricants Co., L.P.), and as subleased to Aron pursuant to the Brown Station Sublease.

“Brown Station Notice of Sublease” mean that certain Notice of Sublease, dated as of the Commencement Date, by and among the Transaction Parties and Aron, to be recorded in by the Caddo Clerk of Court in the Parish of Caddo, Louisiana.

“Brown Station Sublease” means that certain Sublease Agreement, dated as of the Commencement Date, by and among the Transaction Parties and Aron.

“BS&W” means basic sediment and water.

“BS&W Specified Included Locations” has the meaning specified in Schedule W-2.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed.

“Buyer” has the meaning set forth in the preamble to the Inventory Sales Agreement. “Calumet Finance” means Calumet Finance Corp., a Delaware limited liability company.

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“Calumet GP” means Calumet GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of MLP Parent or as the business entity with the ~~ultimate~~ authority to manage the business and operations of MLP Parent.

“Calumet Parent” has the meaning specified in the preamble to the Monetization Master Agreement.

“Capital Lease” means any lease of any Property (whether real, personal or mixed, and whether in connection with a Sale and Leaseback Transaction or otherwise) with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, other than an Operating Lease.

“Carrier Notice” means a notice from a Transaction Party to a carrier on which Feedstock is or may be transported in the form of Exhibit I to the Financing Agreement or otherwise in form and substance reasonably satisfactory to Aron.

“Carrying Value” has the meaning specified in Schedule K of the Monetization Master Agreement.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as of any date of determination, (a) marketable securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank (or parent company thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition and (unless issued by a Lender) not subject to offset rights, (c) with respect to any Foreign Subsidiary, (i) time deposits and customary short term investments with one of the five largest banks doing business in the jurisdiction in which the Foreign Subsidiary is conducting business, and (ii) other short term investments customarily used by multinational corporations in the country in which the Foreign Subsidiary is conducting business for the purpose of cash management, which investments have the preservation of capital as their primary objective, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations having a term of not more than thirty (30) days and issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are not subject to offset and are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments whose primary objective is the preservation of capital and whose investments are limited to “cash equivalents” as defined under GAAP.

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“Cash Management Services” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Change in Law” means the occurrence, after the Commencement Date, of any of the following:

(a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means occurrence of any of the following events:

(a)the direct or indirect Disposition (other than by way of merger or consolidation permitted hereunder), in one or a series of related transactions, of all or substantially all of the Properties or assets of Consolidated Parties taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or
(b)the adoption of a plan relating to the liquidation or dissolution of ~~MLP Parent or Calumet GP or removal of Calumet GP by the limited partners of MLP Parent or the resignation by Calumet GP as the general partner of MLP~~ Calumet Parent ; or
(c)the consummation of any transaction (including any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of either Calumet Parent or Calumet GP ~~or of MLP Parent~~, measured by voting power rather than number of shares, units or the like; or
(d)the first day on which a majority of the members of the Board of Directors of Calumet ~~GP~~Parent cease to be composed of individuals (i) who were members of that board on the Commencement Date, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or
(e)the occurrence of a “Change of Control” (or any comparable term) under, and as defined or used in, any ABL Credit Document, Senior Notes Indenture, the Senior Secured Notes Indenture or any Refinancing Indebtedness.

Notwithstanding the preceding, a conversion of any of Consolidated Parties from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange permitted by the terms hereof of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as (i) with respect to any such conversion involving a Company Entity, Aron shall have received such documents, instruments or other information as are

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necessary or desirable to continue the perfection and first priority status of its Liens, as contemplated herein, subject to Permitted Liens, or as Aron may otherwise reasonably request and, if requested by Aron, a legal opinion in form and substance reasonably satisfactory to Aron, and (ii) immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who beneficially owned the Equity Interests of ~~MLP~~Calumet Parent immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” other than a Qualifying Owner, beneficially owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Collateral” has the meaning specified in the Lien Documents.

“Commencement Date” means the date on which all conditions set forth in Section 2.1 and 2.2 of the Monetization Master Agreement shall have been satisfied (or waived in writing by the Person with the right to waive such condition) by the Parties.

“Commencement Date Feedstock Lien Volumes” means the total quantity of Feedstock in the Included Lien Locations or that constitutes Eligible In-Transit Inventory on the Commencement Date.

“Commencement Date Feedstock Volumes” means the total quantity of Feedstock in the Included Feedstock Title Locations on the Commencement Date.

“Commencement Date Lien Value” means, with respect to the Commencement Date Lien Volumes, (a) initially, the Estimated Commencement Date Lien Value until the Definitive Commencement Date Lien Value has been determined and (b) thereafter, the Definitive Commencement Date Lien Value.

“Commencement Date Lien Volumes” means, collectively, the Commencement Date Feedstock Lien Volumes and the Commencement Date Products Lien Volumes.

“Commencement Date Products Lien Volumes” means, for Products in each Product Group, the total quantities of such Products in the Included Lien Locations or that constitute Eligible In-Transit Inventory on the Commencement Date.

“Commencement Date Products Volumes” means the total quantities of the Products in the Included Product Title Locations on the Commencement Date.

“Commencement Date Value” means, with respect to the Commencement Date Volumes, (a) initially, the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and (b) thereafter, the Definitive Commencement Date Value.

“Commencement Date Volumes” means, collectively, the Commencement Date Feedstock Volumes and the Commencement Date Products Volumes.

“Commingled Locations” means such Included Title Locations as are set forth on Schedule C to the Supply and Offtake Agreement; provided that for the avoidance of doubt, any Feedstock or Products that are commingled with the feedstock or products of third parties in any Commingled Locations shall be commingled in the same tanks or storage facilities, as applicable, in which such feedstock or products are held or stored, respectively.

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“Commitment” means any commitment to make Advances in respect of Interim Lien Settlement and any other commitment to make any Credit Extension at any time pursuant to the terms of the Financing Agreement.

“Commodity Account” has the meaning specified in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Forward Agreement” has the meaning specified in Section 12.2(f)(i) of the Supply and Offtake Agreement.

“Commodity Forward Settlement Amount” has the meaning specified in Section 12.2(e) of the Supply and Offtake Agreement.

“Commodity Forward Transaction” has the meaning specified in Section 12.2(e) of the Supply and Offtake Agreement.

“Company” has the meaning specified in the preamble to the Monetization Master Agreement. “Company Entities” has the meaning specified in the preamble to the Monetization Master

Agreement.

“Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.

“Company Sourcing Transaction” has the meaning specified in Section 15.1(f) of the Monetization Master Agreement.

“Compliance Certificate” means Compliance Certificate to be provided by ~~MLP~~Calumet Parent ~~or its general partner~~, on behalf of the Company Entities and their Restricted Subsidiaries, to Aron pursuant to this Agreement, in substantially the form of Exhibit II of the Monetization Master Agreement, and all supporting schedules.

“Compliance Year” means any compliance period under the RFS Regulations consisting of one

(1) complete calendar year.

“Compounded SOFR” means the rate calculated by Aron to be the “USD-SOFR-OIS Compound” rate as defined in the ISDA Definitions; provided, however, that for purposes of such definition (a) the term “Calculation Period” shall mean, with respect to any date on which a payment is due, the applicable month, except for the initial Calculation Period, which shall be the period from the Commencement Date until the end of the month in which the Commencement Date occurs, and (b) the term “Underlying Benchmark” shall mean SOFR.

“Confirmation” has the meaning specified in Section 4.2(g)(i) of the Supply and Offtake Agreement.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Charges” means, for any period, for the Company Entities and their Restricted Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest, premium

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payments, debt discount, fees, charges and related expenses of the Company Entities and Restricted Subsidiaries in connection with Borrowed Money (including capitalized interest, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case net of the effect of all payments made or received pursuant to Interest Rate Swaps and to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company Entities and their Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, for the Company Entities and their Restricted Subsidiaries on a consolidated basis, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Consolidated Parties” means ~~MLP~~Calumet Parent and the Subsidiaries of ~~MLP~~Calumet Parent, and “Consolidated Party” means any one of them.

“Contract Nominations” has the meaning specified in Section 4.3(b) of the Supply and Offtake Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Percentage 1” and “Contribution Percentage 2” have the meanings specified for such terms on Schedule B to the Monetization Master Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Conversion Date” means the Closing Date (as defined in the PRA (as defined below)) of the Partnership Restructuring Agreement, dated as of November 9, 2023, among MLP Parent, Calumet GP ~~LLC~~ and the other Persons party thereto (the “PRA”).

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable accrual period with respect to the then-current Benchmark.

“Costs” has the meaning specified in the definition of “Liabilities.”

“Counterparty Feedstock Sales” means all sales of Barrels of Feedstock under Included Feedstock Sales Transactions made by Aron during any month at the direction of any Transaction Party to a counterparty other than a Transaction Party or one of its Affiliates.

“Counterparty Feedstock Sales Fee” has the meaning specified in Schedule C of the Monetization Master Agreement.

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“Counterparty Requirements” means, as of any date of determination, any of the following requirements, in each case as consistently applied by Aron: (a) prior or current interactions between Aron and any Person, (b) the presence or absence of trading documentation between Aron and any Person, (c) the presence or absence of a pre-existing trading relationship with any Person or the suitability of the proposed Person for the relevant transaction, (d) satisfactory completion of any reasonable and customary due diligence performed by Aron in connection with such Person or an associated transaction, including, without limitation, as to such Person’s creditworthiness and other risk analyses (including credit quality and credit limits), (e) satisfaction of Aron’s internal requirements and policies as they relate to any applicable “know-your-customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the PATRIOT Act, and rules and regulations of OFAC) and other similar client identification and business conduct standard and dealing policies and procedures (including reputational considerations), (f) delivery to Aron of all material documentation and other information required by such policies and procedures referred to in clause (e) of this definition and applicable regulatory authorities and (g) reputational considerations of any Person.

“Covered Agreement” means each agreement containing terms defined in this Annex I, including the Monetization Master Agreement, the Supply and Offtake Agreement, the Financing Agreement, the Marketing and Sales Agreement, the Storage Facilities Agreement, the Inventory Sales Agreement and the Intercreditor Agreement.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Date” means the date of any Credit Extension.

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Aron under or with respect to the Supply and Offtake Agreement, the Inventory Sales Agreement or the Step-Out Inventory Sales Agreement, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Credit Extension” means the making of an Advance.

“Credit Facilities” means (a) one or more debt facilities (including, without limitation, the ABL Credit Agreement), commercial paper facilities, loan agreements, or other financing agreements in each case the majority of the loans or commitments under which, as of the date of the closing of such facilities or agreements, are provided by commercial banks, by affiliates of commercial banks customarily engaging in making or providing commercial loans or other financing, or by governmental authorities, and which facilities or agreements provide for revolving credit loans, term loans, or letters of credit or similar financing arrangements in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, and (b) one or more indentures providing for the sale or issuance of debt securities to institutional investors; provided, that immediately after giving effect to the incurrence of the Indebtedness under such indentures and the application of the proceeds thereof, the majority of the outstanding Indebtedness (including the Indebtedness under such indentures) and undrawn commitments that could then be incurred by the Company Entities or their Restricted Subsidiaries under the terms of such Credit Facility, in each case pursuant to Section 15.3(c)(xvi) of the Monetization Master Agreement, are provided by commercial banks, by affiliates of commercial banks customarily engaging in making or providing commercial loans or other financing, or by governmental

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authorities, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“CT” means the prevailing time in Shreveport, Louisiana.

“Current Month Value” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Customer” has the meaning specified in the Marketing and Sales Agreement.

“Customs Broker” means any customs broker approved from time to time by Aron in its sole discretion.

“Customs Broker Agreement” means an agreement among a Customs Broker, a Transaction Party and Aron in the form of Exhibit II to the Financing Agreement or otherwise in form and substance reasonably satisfactory to Aron.

“Daily Value” has the meaning specified in Schedule B of the Monetization Master Agreement. “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship,

bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Deciding Party” has the meaning specified in Section 22.4 of the Monetization Master Agreement.

“Default” means any event that, with notice or the passage of time, would constitute an Event of Default or, in connection with any provision that solely relates to Aron, an Aron EoD, as applicable.

“Default Interest Rate” means a per annum rate equal to the lesser of (a) a per annum rate of interest equal to the sum of (i) SOFR Rate plus (ii) the Applicable Spread related to such amount, plus

(iii) the Default Interest Rate Spread and (b) the maximum rate of interest permitted by Applicable Law. “Default Interest Rate Spread” has the meaning specified in the Fee Letter.

“Default Right” has the meaning specified in Section 12.6(a)(ii) of the Supply and Offtake Agreement.

“Defaulting Party” has the meaning specified in Section 16.2(a) of the Monetization Master Agreement.

“Definitive Commencement Date Lien Value” means the amount equal to the value, determined on the same basis as the Definitive Commencement Date Value for Feedstock and Products purchased under the Inventory Sales Agreement on the Commencement Date, of Feedstock and Products located at Included Lien Locations or that constitutes Eligible In-Transit Inventory as of the Inventory Transfer Time.

“Definitive Commencement Date Value” means the purchase value of the Definitive Commencement Date Volume.

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“Definitive Commencement Date Volume” has the meaning set forth in Section 4.3.1 of the Inventory Sales Agreement.

“Definitive Termination Date Value” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Delivery Date” means any calendar day.

“Delivery Month” means (a) the month in which Feedstock is to be delivered to the Refinery or any Included Location in accordance with the relevant Procurement Contract, or (b) the month in which Product is to be delivered to the Refinery or any Included Location in accordance with the relevant Refinery Product Contract or Included Purchase Transaction.

“Delivery Point” means a Feedstock Delivery Point or a Products Delivery Point, as applicable. “Designated Affiliate” means, in the case of Aron, Goldman, Sachs & Co. or any other Affiliate of Aron or Goldman, Sachs & Co.

“Designated Location” has the meaning set forth in Section 3.3 of the Inventory Sales Agreement.

“Discharge of Secured Obligations” has the meaning specified in the Security Agreement. “Disposed Quantity” has the meaning specified in Section 8.2(a) of the Supply and Offtake

Agreement.

“Disposition” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Equity Interests of a Subsidiary) of any Company Entity or any Restricted Subsidiary, whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

“Disposition Amount” has the meaning specified in Section 8.2(a) of the Supply and Offtake Agreement.

“Disputing Party” has the meaning specified in Section 22.4 of the Monetization Master Agreement.

“Disqualified Institution” means (a) Persons in the business of oil and gas refining or specialty chemicals manufacturing, competitors of the Company Entities identified as such in the Company Entities’ publicly-filed disclosure statements, and any Person identifying any Company Entity or Affiliate of a Company Entity as a competitor in the filings of any such Person and such Person’s Affiliates pursuant to federal securities laws, (b) any Person identified on Schedule DD hereto, as such Schedule may be updated by written notice from Company to Aron from time to time, and (c) any Affiliate of any such Person identified pursuant to clause (b) above (i) that has been identified by name in writing by the Company to Aron from time to time or (ii) where such Affiliate’s relationship to such Person is readily apparent on its face on the basis of the name of such Affiliate, in each case, other than any such Affiliate that is a bona fide fixed income investor, debt fund or any other fund that is engaged in the making, purchasing, holding or otherwise investing in loans, bonds, financings, commodity transactions or similar extensions of credit or transactions in the ordinary course of business. It is understood and agreed that any identification by the Company pursuant to this definition shall not apply retroactively to disqualify any assignment or participation to any Person that shall have become a Party or a participant prior thereto (but that no further assignments or delegations to, or sales of participations

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by, may be made to any such Person thereafter and such Person shall thereafter for all other purposes be a Disqualified Institution).

“Dividing Person” as defined in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” means U.S. Dollars.

“Early Expiration” has the meaning specified in Section 3.1 of the Monetization Master Agreement.

“Early Expiration Date” has the meaning specified in Section 3.1 of the Monetization Master Agreement.

“Early Termination Date” means the date determined in accordance with Section 16.2(b) of the Monetization Master Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or

(c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in the preamble to each Covered Agreement. “Eligible Hydrocarbon Inventory” means, as of any day, the Hydrocarbons owned by the

Transaction Parties and held for sale or that consists of raw materials and, in each case, that are subject to a valid, first priority perfected Lien and security interest (subject only to Permitted S&O Liens) in favor of Aron, including, without limitation, at any time and with respect to any such Hydrocarbons, the aggregate volume of such Hydrocarbons constituting linefill; provided that, unless Aron shall otherwise elect in its reasonable discretion, Eligible Hydrocarbon Inventory shall not include any Hydrocarbon:

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(a)that is not evidenced in (i) a Feedstock Inventory Report, or (ii) a Products Inventory Report, as applicable, in each case, delivered to Aron pursuant to the terms of the Monetization Master Agreement;
(b)	that is held on consignment or not otherwise owned by a Transaction Party;
(c)	that is obsolete, rejected or repossessed or used goods taken in trade;
(d)that consists of goods that are unmerchantable, defective or otherwise unfit for sale or constitutes product that is permanently off-spec;
(e)which is not subject to a sole, first priority Lien in favor of Aron pursuant to the Lien Documents, subject only to Permitted S&O Liens;
(f)	that is subject to any other Lien whatsoever (other than Permitted S&O Liens);
(g)that consists solely of chemicals (other than commodity chemicals maintained in bulk), samples, prototypes, supplies, or packing and shipping materials;
(h)	that has been sold to a customer of a Transaction Party;
(i)	that is not located at an Included Lien Location;
(j)	that is the subject of a warehouse receipt, bill of lading or other document of title;

(k)that is not currently either usable or salable, at market price, in the normal course of the Transaction Parties’ business; or
(l)that is not identified on Schedule P to the Monetization Master Agreement or (other than with respect to Feedstock) does not satisfy the applicable specifications for such Hydrocarbon set forth on Schedule A to the Monetization Master Agreement, unless otherwise mutually agreed by the Parties;

provided that, in no event shall any Related Hedges or the marked-to-market value thereof be considered in determining any Eligible Hydrocarbon Inventory.

“Eligible In-Transit Feedstock Inventory” means Feedstock that does not qualify as Eligible Hydrocarbon Inventory solely because it is not located at an Included Lien Location or as a result of clause (i) of the definition thereof, but as to which:

(a)such Feedstock currently is in transit to an Included Title Location or an Included Lien Location,
(b)(i) the purchase price of such Feedstock has been paid for in full, or (ii) such Feedstock has been acquired on other credit terms satisfactory to Aron,
(c)title to such Feedstock has passed to a Transaction Party and such Transaction Party is the sole owner of such Feedstock,

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(d)such Feedstock is insured against types of loss, damage, hazard, and risk, and in amounts satisfactory to Aron,
(e)such Feedstock shall not have been in-transit for more than forty-five (45) days after title to such Feedstock has passed to a Transaction Party, and
(f)	such Feedstock is either:
(i)	with or in an Eligible Pipeline Carrier; or
(ii)	with or in an Eligible Vessel Carrier; provided that:
(A)such Feedstock is the subject of a bill of lading governed by the laws of a state within the United States (x) that is consigned (either directly or by means of endorsements) to a Transaction Party, (y) that was issued by the carrier respecting the subject Feedstock, and (z) that is in the possession of the applicable Transaction Party, a Customs Broker or a freight forwarder that has executed and delivered a Customs Broker Agreement or Freight Forwarder Agreement, as applicable (in each case in the continental United States), and
(B)the carrier respecting the subject Feedstock shall have received a Carrier Notice, and a copy of such Carrier Notice shall have been delivered to Aron (along with a copy of the cover letter or email used to convey such Carrier Notice) and such Eligible Vessel Carrier has delivered an executed acknowledgment as to its receipt of such Carrier Notice, subject to Section 2.1(e) of the Monetization Master Agreement.
(iii)	with or in an Eligible Railroad Carrier; provided that:
(A)such Feedstock is the subject of a bill of lading governed by the laws of a state within the United States (x) that is consigned (either directly or by means of endorsements) to a Transaction Party, (y) that was issued by the carrier respecting the subject Feedstock, and (z) that is in the possession of the applicable Transaction Party, a Customs Broker or a freight forwarder that has executed and delivered a Customs Broker Agreement or Freight Forwarder Agreement, as applicable (in each case in the continental United States), and
(B)the carrier respecting the subject Feedstock shall have received a Carrier Notice, and a copy of such Carrier Notice shall have been delivered to Aron (along with a copy of the cover letter or email used to convey such Carrier Notice) and the Company shall have used commercially reasonable efforts to obtain and deliver to Aron an executed acknowledgment as to such Eligible Railroad Carrier’s receipt of such Carrier Notice.

“Eligible In-Transit Inventory” means Eligible In-Transit Feedstock Inventory and Eligible In-Transit Product Inventory.

“Eligible In-Transit Product Inventory” means Products that do not qualify as Eligible Hydrocarbon Inventory solely because they are not located at an Included Lien Location, but as to which:

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(a)such Products currently are in transit to an Included Title Location or an Included Lien Location,
(b)(i) the purchase price of such Products has been paid for in full, or (ii) such Product has been acquired on other credit terms satisfactory to Aron,
(c)title to such Products has passed to a Transaction Party and such Transaction Party is the sole owner of such Products,
(d)such Products are insured against types of loss, damage, hazard, and risk, and in amounts satisfactory to Aron,
(e)such Products shall not have been in-transit for more than forty-five (45) days after title to such Products has passed to a Transaction Party, and
(f)	such Products are either:
(i)	with or in an Eligible Pipeline Carrier; or
(ii)	with or in an Eligible Vessel Carrier; provided that
(A)such Products are the subject of a bill of lading governed by the laws of a state within the United States (x) that is consigned (either directly or by means of endorsements) to a Transaction Party, (y) that was issued by the carrier respecting the subject Products, and (z) that is in the possession of the applicable Transaction Party, a Customs Broker or a freight forwarder that has executed and delivered a Customs Broker Agreement or Freight Forwarder Agreement, as applicable (in each case in the continental United States), and
(B)the carrier respecting the subject Products shall have received a Carrier Notice, and a copy of such Carrier Notice shall have been delivered to Aron (along with a copy of the cover letter or email used to convey such Carrier Notice) and such Eligible Vessel Carrier has delivered an executed acknowledgment as to its receipt of such Carrier Notice.
(iii)	with or in an Eligible Railroad Carrier; provided that
(A)such Products are the subject of a bill of lading governed by the laws of a state within the United States (x) that is consigned (either directly or by means of endorsements) to a Transaction Party, (y) that was issued by the carrier respecting the subject Products, and (z) that is in the possession of the applicable Transaction Party, a Customs Broker or a freight forwarder that has executed and delivered a Customs Broker Agreement or Freight Forwarder Agreement, as applicable (in each case in the continental United States), and
(B)the carrier respecting the subject Products shall have received a Carrier Notice, and a copy of such Carrier Notice shall have been delivered to Aron (along with a copy of the cover letter or email used to convey such Carrier Notice) and the Company shall have used commercially reasonable efforts to obtain and deliver to Aron an executed acknowledgment as to such Eligible Railroad Carrier’s receipt of such Carrier Notice.

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“Eligible Pipeline Carrier” means any pipeline listed on Schedule A of the Financing Agreement, as the same may be updated from time to time in accordance with the terms hereof.

“Eligible Railroad Carrier” means any railroad carrier listed on Schedule B of the Financing Agreement, as the same may be updated from time to time in accordance with the terms hereof.

“Eligible Vessel Carrier” means any vessel carrier (including any barge carrier) listed on Schedule B of the Financing Agreement, as the same may be updated from time to time in accordance with the terms hereof.

“Employee Benefit Plan” means any of an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Parts II, III or IV of Title I of ERISA or Title IV of ERISA and that is or was sponsored, maintained or contributed to by, or required to be contributed to by any Company Entity or any of their respective ERISA Affiliates.

“Ending Feedstock Inventory” means, for any date of determination, the sum of Ending Feedstock Title Inventory and Ending Feedstock Lien Inventory as of such date.

“Ending Feedstock Lien Inventory” has the meaning specified in Section 7.1(a) of the Monetization Master Agreement.

“Ending Feedstock Title Inventory” has the meaning specified in Section 7.1(a) of the Monetization Master Agreement.

“Ending Group Inventory” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Ending Product Inventory” means, for any date of determination, the sum of Ending Product Title Inventory and Ending Product Lien Inventory as of such date.

“Ending Product Lien Inventory” has the meaning specified in Section 7.1(a) of the Monetization Master Agreement.

“Ending Product Title Inventory” has the meaning specified in Section 7.1(a) of the Monetization Master Agreement.

“Enterprise Agreement” means that certain Pipeline Transportation Services Agreement, dated as of April 1, 2023, by and among the Company, Enterprise Refined Products Company LLC, a Delaware limited liability company, and Enterprise TE Products Pipeline Company LLC, a Texas limited liability company.

“Environmental Law” means, as of any time, any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

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“Environmental Liabilities” means Liabilities arising from compliance or non-compliance with, or the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, or Release of Hazardous Substances under, Environmental Law.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“EPA” means the United States Environmental Protection Agency and any successor organization.

“Equipment” has the meaning specified in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares or units of its Equity Interests, (b) any shares or units of its Equity Interests pursuant to the exercise of options or warrants, (c) any shares or units of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, or (d) any options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) solely for purposes of Section 302 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of any Company Entity shall continue to be considered an ERISA Affiliate of such Company Entity within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of such Company Entity but only with respect to liabilities arising after such period for which such Company Entity would reasonably be expected to be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) the occurrence of a Reportable Event within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation), (b) the failure of any Company Entity or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with

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respect to any Pension Plan or the failure of any Company Entity or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by any Company Entity or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Company Entity or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan, (g) the imposition of liability on any Company Entity or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, (h) the withdrawal of any Company Entity or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if any Company Entity or any of their respective ERISA Affiliates incurs any liability therefor, (i) the receipt by any Company Entity of notice from any Multiemployer Plan (i) that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, (ii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iii) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA,

(j) a determination that any Pension Plan is in “at risk” status (as defined in Section 430(i)(4) of the

Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (k) the imposition of a Lien on the assets of any Company Entity pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code, but, in each case, only to the extent such occurrence, event or circumstance would reasonably be expected to have a Material Adverse Effect.

“Estimated Commencement Date Lien Value” means the amount equal to the reasonable, good faith estimate by Aron of the amount that equals the value, determined on the same basis as the Estimated Commencement Date Value for Feedstock and Products purchased under the Inventory Sales Agreement on the Commencement Date, of Feedstock and Products located at Included Lien Locations or that constitutes Eligible In-Transit Inventory as of the Inventory Transfer Time.

“Estimated Commencement Date Value” has the meaning set forth in Section 4.1.2 of the Inventory Sales Agreement.

“Estimated Daily Net Liened Feedstock” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Estimated Daily Net Liened Product” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Estimated Daily Net Title Feedstock Sales” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Estimated Daily Net Title Product Sales” has the meaning specified in Schedule C of the Monetization Master Agreement.

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“Estimated Included Feedstock Lien Inventory” means the Transaction Parties’ good faith estimate of the Feedstock that they project will be at Included Feedstock Lien Locations as of the Commencement Date.

“Estimated Included Product Lien Inventory” means the Transaction Parties’ good faith estimate of such Products that they project will be at Included Product Lien Locations as of the Commencement Date.

“Estimated Step-In Value” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Estimated Step-Out Index Amount” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Estimated Step-Out Value” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Estimated Termination Amount” has the meaning specified in Section 17.2(b) of the Monetization Master Agreement.

“Estimated Termination Date Value” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Estimated Yield” has the meaning specified in Section 15.2(e)(i) of the Monetization Master Agreement.

“ET” means the prevailing time in New York, New York.

“Event of Default” means an occurrence of the events or circumstances described in Section 16.1(a) of the Monetization Master Agreement.

“Excess Quantity” has the meaning specified in Section 6.3(a) of the Supply and Offtake Agreement.

“Exchanged Confirmations” mean, with respect to an Aron Procurement Contract or Included Purchase Transaction that is confirmed by Aron and the Third Party Supplier or Product Supplier exchanging written confirmations rather than jointly executing a single written confirmation, the written confirmations so exchanged by Aron and such Third Party Supplier or Product Supplier.

“Excluded Accounts” has the meaning specified in the Security Agreement.

“Excluded Disposition” means any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of Property (other than Feedstock and Products) in the ordinary course of such Transaction Party’s business, including Dispositions of such Property in connection with scheduled turnarounds, maintenance, and equipment and facility upgrades, (b) the sale, lease, license, transfer or other disposition of obsolete or worn out property whether now owned or hereafter acquired, (c) any sale, lease, license, transfer or other disposition of Property by any of the Company Entities or their Restricted Subsidiaries to any of the Company Entities or their Restricted Subsidiaries, provided that the Company Entities shall cause to be executed and delivered such documents, instruments and certificates as Aron may reasonably request so as to cause the Company Entities to be in compliance with the terms of Section 15.3(k) of the Monetization Master Agreement after giving effect to such transaction, (d) any Involuntary Disposition by such Transaction Party or in respect of such Transaction Party’s Property, (e)

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any Disposition of Property other than Feedstock and Products by such Transaction Party constituting a Permitted Investment, (f) Dispositions of equipment or real property to the extent that replacement property is acquired substantially contemporaneously with such Disposition, (g) dispositions of vehicles, small equipment, computer hardware and computer software and (h) the sale, lease, license, transfer, pledge or other disposition of any metal or other element, composite or alloy used as, or part of, a catalyst in the operation of the refinery assets of any Transaction Party.

“Excluded Materials” means any materials other than Feedstock or Products. “Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Step-Out Feedstock and Products” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Excluded Swap Obligation” means, with respect to any Transaction Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Transaction Party of, or the grant by such Transaction Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Transaction Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Transaction Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Aron or other recipient of a payment by a Transaction Party under any Transaction Document (each, a “Recipient”) or required to be withheld or deducted from a payment to Aron or other Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case,

(i) imposed as a result of Aron or other Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) US federal withholding Taxes imposed on amounts payable to or for the account of Aron or other Recipient under any Transaction Document pursuant to a law in effect (i) on the Commencement Date in the case of Aron, (ii) in the case of another Recipient, on which date such other Recipient acquires an interest in such amounts payable (other than pursuant to an assignment request by a Transaction Party under Section 7.14 of the Financing Agreement) or (iii) Aron or other Recipient changes its lending office, (c) any Taxes attributable to Aron’s or other Recipient’s failure to comply with Section 7.13 of the Financing Agreement, and (d) any US federal withholding Taxes imposed under FATCA.

~~“Exclusive Entity” means an Unrestricted Subsidiary that would otherwise constitute an MLP Subsidiary but for the fact that it has been designated by Board Resolution of the Board of Directors of MLP Parent, a copy of which shall have been delivered to Aron, as an entity that shall not be deemed an MLP Subsidiary for purposes of this Agreement.~~

“Expiration Date” has the meaning specified in Section 3.1 of the Monetization Master Agreement.

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“Extension Rule” means the final rule promulgated by EPA entitled “Renewable Fuel Standard (RFS) Program: Extension of Compliance and Attest Engagement Reporting Deadlines” published at 87 Fed. Reg. 5696 (February 2, 2022).

“Facilities” has the meaning specified in Section 6.4 of the Storage Facilities Agreement. “FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, effective as of the date hereof (or any amended or successor version that is not materially more onerous to comply with)

and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and (c) any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clauses (a) through (b).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to Aron on such day on such transactions by financial institutions of recognized national standing selected by Aron. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of the Transaction Documents.

“Fee Letter” means that certain Fee Letter, dated as of the Commencement Date, between Aron and the Transaction Parties and as from time to time thereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.

“Feedstock” means marketable and saleable “Crude” listed on Schedule P of the Monetization Master Agreement, excluding any Sludge.

“Feedstock and Product Inventory” means all Feedstock and Products that are held in the Included Title Locations as of, and owned by any Seller immediately prior to, the Inventory Transfer Time.

“Feedstock Delivery Point” means, with respect to any delivery of Feedstock from an Included Feedstock Title Location, (a) the outlet flange of the Included Company Feedstock Storage Tanks at the Refinery, (b) the outlet flange of an Included Third Party Feedstock Storage Tank and (c) if the Feedstock is transported via an Included Feedstock Title Pipeline, the last permanent flange of such Included Feedstock Title Pipeline, as applicable.

“Feedstock Intake Point” means the (a) in the case of the Included Company Feedstock Storage Tanks, the inlet flange of the Included Company Feedstock Storage Tanks, (b) in the case of any Included Third Party Feedstock Storage Tank, the inlet flange of such Included Third Party Feedstock Storage Tank, and (c) if the Feedstock is transported via an Included Feedstock Title Pipeline, the first permanent flange of such Included Feedstock Title Pipeline.

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“Feedstock Inventory Report” has the meaning as specified in Section 15.2(c)(ii)(A) of the Monetization Master Agreement.

“Feedstock Lien Amount” has the meaning as specified in Section 5.1(a) of the Financing Agreement.

“Feedstock Lien Linefill” means, at any time, the aggregate volume of linefill of Feedstock on the Included Feedstock Lien Pipelines for which a Transaction Party is treated as the exclusive owner by the Included Feedstock Lien Pipelines; provided that such volume shall be determined by using the volumes reported on the daily statements, as applicable, from the Included Feedstock Lien Pipelines.

“Feedstock Lien Storage Tanks” means any of the tanks at Included Feedstock Lien Locations listed on Schedule U of the Monetization Master Agreement.

“Feedstock Price” means the Price applicable to the Index Amount for Feedstock as specified on Schedule B of the Monetization Master Agreement and adjusted pursuant to Schedule K of the Monetization Master Agreement.

“Feedstock Price Adjustment” means the adjustments to the Feedstock Price as determined pursuant to Schedule K of the Monetization Master Agreement.

“Feedstock Procurement Payment” means with respect to a Refinery Procurement Contract, the payment due to a Third Party Supplier thereunder prior to delivery to the applicable Transaction Party of the Feedstock that is the subject of such Refinery Procurement Contract (and, for the avoidance of doubt, not any other amounts due thereunder), as reflected in the invoice provided by such Third Party Supplier to the applicable Transaction Party with respect to the volume of Feedstock to be delivered thereunder to such Transaction Party.

“Feedstock Title Linefill” means, at any time, the aggregate volume of linefill of Feedstock on the Included Feedstock Title Pipelines for which Aron is treated as the exclusive owner by the Included Feedstock Title Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Feedstock Title Pipelines.

“FERC Tariff” has the meaning specified in Section 8.3(a) of the Supply and Offtake Agreement. “FILO Loan” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Final Rule” means the final rule promulgated by EPA and entitled “Renewable Fuel Standard (RFS) Program: Alternative RIN Retirement Schedule for Small Refineries” published at 87 Fed. Reg. 54158 (September 2, 2022).

“Financing Agreement” has the meaning specified in the recitals to the Monetization Master Agreement.

“Financing Settlement Amount” has the meaning specified in Section 10.2(b) of the Financing Agreement.

“Financing Transactions” means the execution, delivery and performance by each Company Entity of the Transaction Documents to which it is a party, the consummation by each such Company Entity of the transactions contemplated thereby, the creation of the Liens in respect of the Lien

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Documents and the extension of financing under the applicable Transaction Documents and the use of proceeds thereof.

“First Purchase Feedstock Payables” means, at any time, the aggregate unpaid amount of all obligations of any Company Entity or any Restricted Subsidiary as a “first purchaser” of Hydrocarbons, which is secured by a statutory “first purchaser” Lien created under the laws of any state, including Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Tennessee and Texas.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of each Company Entity ending on December 31 of each calendar year.

“Fixed Charges” means, for any period and without duplication, the sum of (a) Consolidated Interest Charges (other than payment-in-kind interest), plus (b) the sum, for the Company Entities and their Restricted Subsidiaries on a consolidated basis, of principal payments on Borrowed Money scheduled to be paid during such period and mandatory prepayments of principal paid during such period (other than principal payments made with the proceeds of an Equity Issuance, incurrence of Indebtedness (other than Indebtedness under the ABL Credit Documents) or Disposition of assets other than Collateral not prohibited by the terms of the ABL Credit Documents, in each case, within ninety (90) days of such issuance, incurrence or Disposition) plus (c) any dividends, distributions or other Restricted Payments (other than Restricted Payments permitted pursuant to Section 15.4(f)(ii), Section 15.4(f)(iii) and Section 15.4(f)(iv)(E) of the Monetization Master Agreement, but only to the extent that such Restricted Payments do not involve a payment in cash) made by ~~MLP~~Calumet Parent or any other Company Entity or its Restricted Subsidiary or Subsidiary of ~~MLP~~Calumet Parent to the holders or a holder of the Equity Interests of ~~MLP~~Calumet Parent during such period, plus (d) the sum of all management fees and consulting fees made by any Company Entity or Restricted Subsidiary to any Affiliate which is not a Company Entity or Restricted Subsidiary during such period, other than (i) any such payment made for reimbursement of a Company Entity or Restricted Subsidiary expenses which is otherwise included in the calculation of Consolidated Net Income, or (ii) other such payments otherwise included in the calculation of Consolidated Net Income, plus (e) the aggregate amount of any prepayment premiums paid by the Company Entities and their Restricted Subsidiaries during such period in connection with the repayment of Indebtedness, other than in connection with any redemption or repurchase of the Senior Secured Notes, plus (f) the Refinery Amortization Charges for such period.

“Fixed Charge Coverage Ratio (ABL)” means the “Fixed Charge Coverage Ratio”, as defined in the ABL Credit Agreement as in effect on the ~~Commencement~~Omnibus Amendment Effective Date.

“Fixed Charge Coverage Ratio (Indenture)” means the “Fixed Charge Coverage Ratio”, as defined in the Indenture dated June 27, 2023, regarding the 9.75% Senior Notes Due 2028, among MLP Parent, Calumet Finance Corp. and Wilmington Trust, National Association, as in effect on the Commencement Date.

“Fixed Holdback” has the meaning specified in Schedule B to the Monetization Master Agreement.

“Flash Title Master Confirmation” means the master confirmation for Flash Title Transactions in the form provided on Schedule B-2 to the Supply and Offtake Agreement.

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“Flash Title Transactions” has the meaning specified in Section 8.4 of the Supply and Offtake Agreement.

“Floor” means a rate of interest equal to 1.00%.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Transaction Parties or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Feedstock pursuant to any Aron Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Aron Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under the Transaction Documents with respect to the quantity of Feedstock subject to such Aron Procurement Contract. The term “Force Majeure” expressly excludes: (a) the loss of any Party’s market or any market conditions for any Feedstock or Products, as applicable, that are unfavorable to either Party, (b) any failure by a Party to apply for, obtain or maintain any Governmental Approval necessary under Applicable Law for the performance of any obligation hereunder, (c) a Party’s failure to perform payment obligations under the Transaction Documents, and (d) a Party’s inability to perform its obligations under any Transaction Documents due to its financial weakness.

“Foreign Plan” means any employee benefit plan or arrangement that principally provides retirement benefits (a) maintained or contributed to by any Company Entity or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Company Entity or Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fourth ABL Credit Agreement Amendment” means that certain Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of the Commencement Date, by and among MLP Parent, the Subsidiaries of MLP Parent listed as borrowers thereto, the lenders party thereto and ABL Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States. “Freight Forwarder Agreement” means an agreement among a freight forwarder, a Transaction

Party and Aron in the form of Exhibit III to the Financing Agreement or otherwise in form and substance reasonably satisfactory to Aron.

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“Funding Notice” means a notice substantially in the form of Exhibit IV to the Financing Agreement.

“Funds Flow Memorandum” means that certain flow of funds memo, dated as of the Commencement Date, executed and delivered in connection with the Transactions contemplated to be consummated on the date on the Commencement Date.

“GAAP” means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

“GAL” means U.S. gallons.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” means as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation,

(iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials or wastes, or contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by delivery of or reference to, one or more rates, currencies, commodities, prices of Securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or the occurrence or non-occurrence of an event or condition not within the control of the parties, and any similar transaction or combination of the foregoing transactions, whether or not documented under a master agreement based on an ISDA Form; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Company Entity shall be a Hedge Agreement.

“Hedge Agreement Collateral” means the “Collateral” as such term is defined in the “Collateral Trust Agreement” as such term is defined in the Hedge Intercreditor Agreement, as such Collateral Trust Agreement is in effect as of April 20, 2016, and without any amendment thereto or modification thereof except as may be consented to by Agent; provided, however, that in no event shall the “Hedge Agreement Collateral” include any Collateral.

“Hedge Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement dated as of April 20, 2016, as amended by that certain Amendment No. 1, dated as of July 31, 2020, and that certain Amendment No. 2, dated as of March 8, 2024, among MLP Parent and its Subsidiaries, Wilmington Trust, National Association as “Fixed Asset Collateral Trustee” and Bank of America, N.A., including any joinders thereto or replacement thereof approved by Agent from time to time.

“Historical Financial Statements” means the audited consolidated balance sheets and related audited consolidated statements of operations, stockholders’ equity and cash flows, in each case prepared in accordance with GAAP, of the MLP Parent and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2022.

“Historical Pricing Period” has the meaning specified in Schedule K of the Monetization Master Agreement.

“Hydrocarbons” means Feedstock, Products, intermediate feedstocks, blendstocks, finished and unfinished petroleum products, and other hydrocarbons, including gasoline and diesel fuels.

“Identified Facilities” has the meaning specified in Section 12.4(a) of the Monetization Master Agreement.

“IM Step-Out Liability” means, with respect to the Supply and Offtake Agreement and the Step-Out Inventory Sales Agreement, any payments required to be made by any Transaction Party, upon the termination thereof to repurchase any Feedstock and Products owned by Aron.

“Inactive Tanks” has the meaning specified in Section 7.3(c) of the Monetization Master Agreement.

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“Included Company Feedstock Storage Tanks” means any of the Feedstock storage tanks at the Refinery that are owned (or exclusively leased) and operated by any Transaction Party as further identified and described on Schedule E of the Monetization Master Agreement.

“Included Company Feedstock Title Pipelines” means any of the Feedstock pipelines that are owned (or exclusively leased) and operated by any Transaction Party as further identified and described on Schedule E of the Monetization Master Agreement.

“Included Company Product Tanks” means the Product storage tanks owned (or exclusively leased) and operated by any Transaction Party as further identified and described on Schedule E of the Monetization Master Agreement.

“Included Company Product Title Pipelines” means any of the Products pipelines that are owned (or exclusively leased) and operated by any Transaction Party as further identified and described on Schedule E of the Monetization Master Agreement.

“Included Company Tank” means all Included Tanks other than Included Third Party Tanks. “Included Company Title Pipelines” means any Included Company Feedstock Title Pipelines and any Included Company Product Title Pipelines.

“Included Feedstock Lien Inventory” means, as of any date of determination, Feedstock that is

(a)	located at an Included Feedstock Lien Location and (b) qualifies as Eligible Hydrocarbon Inventory.

“Included Feedstock Lien Locations” means, collectively, the Feedstock Lien Storage Tanks and Included Feedstock Lien Pipelines.

“Included Feedstock Lien Pipelines” means the Feedstock pipelines or sections thereof owned or leased by a Transaction Party or by a third party and that are listed on Schedule U of the Monetization Master Agreement.

“Included Feedstock Purchase Transaction” means any transaction entered into by Aron pursuant to Section 4.2 of the Supply and Offtake Agreement (including any Aron Procurement Contract) which provides for the purchase by Aron from a Third Party Supplier of Feedstock.

“Included Feedstock Sales Transaction” means any transaction entered into by Aron at the request of a Transaction Party under Section 2.2 of (and in accordance with the terms of) the Marketing and Sales Agreement, pursuant to which Aron sells Feedstock to a Customer.

“Included Feedstock Title Locations” means, collectively, the Included Company Feedstock Storage Tanks, the Included Third Party Feedstock Storage Tanks and the Included Feedstock Title Pipelines.

“Included Feedstock Title Pipelines” means the Feedstock pipelines or sections thereof owned or leased by a Transaction Party or by a third party that is listed on Schedule U of the Monetization Master Agreement.

“Included Lien Inventory” means, collectively, the Included Feedstock Lien Inventory and Included Product Lien Inventory.

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“Included Lien Locations” means, collectively, the Included Product Lien Locations and the Included Feedstock Lien Locations, subject to Section 2.1(e) of the Monetization Master Agreement.

“Included Locations” means, collectively, the Included Title Locations and the Included Lien Locations.

“Included Product Lien Inventory” means, as of any date of determination, Products that are (a) located at an Included Product Lien Location and (b) qualify as Eligible Hydrocarbon Inventory.

“Included Product Lien Locations” means, collectively, the Product Lien Storage Tanks and Included Product Lien Pipelines.

“Included Product Lien Pipelines” means the Product pipelines or sections thereof that are listed on Schedule U of the Monetization Master Agreement.

“Included Product Pipelines” means Included Product Title Pipelines and Included Product Lien Pipelines.

“Included Product Purchase Transaction” means (a) any transaction entered into by Aron at the request of a Transaction Party under Section 2.3 of (and in accordance with the terms of) the Marketing and Sales Agreement, pursuant to which Aron purchases Products from a third party (a “Product Supplier”), or (b) any transaction with a Transaction Party entered into pursuant to Section 7.1(c)(i) of the Supply and Offtake Agreement which provides for the purchase by Aron from such Transaction Party of Products delivered to Aron at the Products Intake Point.

“Included Product Title Locations” means the Included Company Product Tanks, the Included Third Party Product Tanks and the Included Product Title Pipelines.

“Included Product Title Pipelines” means the Product pipelines or sections thereof owned or leased by a Transaction Party or by a third party that is listed on Schedule U of the Monetization Master Agreement.

“Included Product Sales Transaction” means any transaction entered into by Aron at the any transaction entered into by Aron at the request of a Transaction Party under Section 2.2 of (and in accordance with the terms of) the Marketing and Sales Agreement, pursuant to which Aron sells Product to a Customer.

“Included Purchase Transaction” means any Included Feedstock Purchase Transaction and any Included Product Purchase Transaction.

“Included Sales Transaction” means any Included Feedstock Sales Transaction and any Included Product Sales Transaction.

“Included Tanks” means the Included Company Feedstock Storage Tanks, Included Third Party Feedstock Storage Tanks, Included Company Product Tanks, Included Third Party Product Tanks, and Feedstock Lien Storage Tanks, as more particularly described on Schedule E or Schedule U of the Monetization Master Agreement, as applicable.

“Included Third Party Feedstock Storage Tanks” means any of the tanks at locations owned by third parties listed on Schedule E of the Monetization Master Agreement, as applicable, and approved by

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Aron in accordance with Section 2.3 of the Monetization Master Agreement that are used to store Feedstock.

“Included Third Party Feedstock Title Pipelines” means any of the pipelines or sections thereof owned by third parties listed on Schedule E or Schedule U of the Monetization Master Agreement, as applicable, and approved by Aron in accordance with Section 2.3 of the Monetization Master Agreement that are used to transport Feedstock.

“Included Third Party Locations” means any Included Third Party Tanks, any Included Third Party Title Pipelines and any Included Lien Locations that do not constitute part of the Refinery and Terminal Assets or Storage Facilities.

“Included Third Party Product Tanks” means any of the tanks at locations owned by third parties listed on Schedule E of the Monetization Master Agreement and approved by Aron in accordance with Section 2.3 of the Monetization Master Agreement that are used to store Products.

“Included Third Party Product Title Pipelines” means any of the pipelines or sections thereof owned by third parties listed on Schedule E of the Monetization Master Agreement and approved by Aron in accordance with Section 2.3 of the Monetization Master Agreement that are used to transport Products.

“Included Third Party Tanks” means any Included Third Party Feedstock Storage Tanks and any Included Third Party Product Tanks.

“Included Third Party Title Pipelines” means any Included Third Party Feedstock Title Pipelines and Included Third Party Product Title Pipelines.

“Included Title Locations” means, collectively, the Included Feedstock Title Locations and the Included Product Title Locations, subject to Section 2.1(e) of the Monetization Master Agreement.

“Included Transaction” means any Included Sales Transaction and any Included Purchase Transaction.

“Incremental Reduction” has the meaning specified in Section 8.9 of the Monetization Master Agreement.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.

“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for Borrowed Money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (other than trade debt incurred in the Ordinary Course of Business and due within six (6) months of the incurrence thereof), (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the Ordinary Course of Business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements,

(f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease

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Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent reimbursement obligations in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) the principal component or liquidation preference of all Equity Interests issued by a Consolidated Party and which by the terms thereof could at any time prior to the Expiration Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration,

(j) the outstanding principal amount of all payment obligations of such Persons under Securitization Transactions, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Transaction Party under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indenture Derived Borrowing Base” means, as of any date, the sum of (a) 85% of the fair market value of inventories of the MLP Parent and the Restricted Subsidiaries as of the end of the most recent month preceding such date or any more recent date for which such information is available, and

(b)90% of the book value of the accounts receivable (net of allowance for credit losses) of the MLP Parent and the Restricted Subsidiaries as of the end of the most recent month preceding such date or any more recent date for which such information is available, in each case calculated on a consolidated basis and on a pro forma basis for any subsequent acquisitions or dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of the Restricted Subsidiaries, including through mergers or consolidations.

“Independent Inspection Company” means a U.S. Customs approved, certified and licensed independent petroleum inspection company.

“Index Amount(s)” means, for any month and with respect to a particular Product Group, the purchase value index, formula or benchmark set forth on and determined in accordance with Schedule B of the Monetization Master Agreement for such month.

“Initial Estimated Yield” has the meaning specified in Section 2.1(x) of the Monetization Master Agreement.

“Initial Lien Amount” has the meaning specified in Section 5.2(a) of the Financing Agreement. “Insolvency or Liquidation Proceeding” means with respect to any Person:

(a)an involuntary proceeding has been commenced against such Person that such Person be wound up or liquidated, adjudging such Person Bankrupt, insolvent or subject to or seeking reorganization, arrangement, adjustment or other debt relief of or in respect of such Person under

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any Debtor Relief Law or seeking the appointment of a receiver, liquidator, assignee or trustee (or other similar official) of such Person or of any substantial part of its property or other assets or the winding up or liquidation of its affairs, or

(b)the institution by such Person of, or the consent by such Person to the institution of, proceedings to be adjudicated Bankrupt or insolvent or subject to or seeking reorganization, arrangement, adjustment or other debt relief under any Debtor Relief Law or to the appointment of a receiver, liquidator, assignee or trustee (or other similar official) of such Person or of any substantial part of its property or the making by it of a general assignment for the benefit of creditors or such Person shall generally fail to pay its debts as they fall due or an admission by it in writing of its inability or unwillingness to pay its debts generally as they become due or any other event shall have occurred which under any Debtor Relief Law would have an effect substantially similar to any of the events listed above in this clause (b) with respect to such Person or any action is taken by such Person for the purpose of effecting any of the foregoing.

“Inspection Activities” has the meaning specified in Section 10.2 of the Monetization Master Agreement.

“Inspector’s Report” has the meaning set forth in Section 3.1 of the Inventory Sales Agreement. “Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names,

trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Acknowledgment Agreement, dated as of ~~the Commencement Date~~July 10, 2024, by and among Aron, MLP Parent, Calumet Parent, the Company, Calumet Refining and Bank of America, N.A., as agent.

“Interest Payment Date” means, for any SOFR Advance, the first Monthly True-Up Date that occurs after the making of such SOFR Advance.

“Interest Period” means, with respect to any SOFR Borrowing, the period (a) commencing on the date of such Borrowing and ending on the last day of the calendar month in which such SOFR Borrowing was made and (b) thereafter, commencing on the first day of each calendar month and ending on the last day of such calendar month; provided that (i) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period of one month’s duration that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of the next succeeding calendar month of such Interest Period and (iii) notwithstanding anything to the contrary in the Financing Agreement, no Interest Period for a SOFR Borrowing may be extended beyond the Expiration Date. For purposes hereof, the date of a SOFR Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing; provided, further that, the for the initial Interest Period occurring immediately following the Commencement Date, the Interest Period shall commence on the Commencement Date and ending on the last day of the calendar month immediately following the month in which the Commencement Date occurs.

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“Interest Rate Swaps” means Swap Contracts entered into for the purpose of protecting any Company Entity or Restricted Subsidiary from fluctuations in interest rates and not for speculative purposes.

“Interim Lien Settlement” has the meaning specified in Section 8.1(c) of the Monetization Master Agreement.

“Interim Payment” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Interim Title Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended. “Inventory” has the meaning specified in the UCC.

“Inventory Advance” means any advance made to any Transaction Party in respect of Feedstock or Products by Aron in connection with the Financing Agreement.

“Inventory Advance Rate” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Inventory Measurement Time” means 00:00:01 a.m., CT, on the Commencement Date. “Inventory Sales Agreement” means the Inventory Sales Agreement, in form and in substance mutually agreeable to the Parties, dated as of the Commencement Date, among the Sellers and Aron,

pursuant to which each of the Sellers is selling and transferring to Aron the Commencement Date Volumes for the Commencement Date Value related thereto, free and clear of all Liens, other than Permitted S&O Liens.

“Inventory Structuring Counterparty” means each counterparty to an Inventory Structuring Transaction.

“Inventory Structuring Subsidiary” means Subsidiary, other than the Company or Calumet Refining, at any time that it is party to an Inventory Structuring Transaction.

“Inventory Structuring Transaction Documents” means each of the agreements or instruments entered into in connection with a Permitted Inventory Structuring Transaction.

“Inventory Structuring Transactions” means one or more transactions or series of transactions entered into by an Inventory Structuring Subsidiary pursuant to which one or more Inventory Structuring Counterparties supplies, or agrees to supply, to one or more Inventory Structuring Subsidiaries Inventory of a type that are used or produced in the ordinary course of business of such Subsidiaries, including without limitation, such transactions that include sales by an Inventory Structuring Subsidiary of similar Inventory to such Inventory Structuring Counterparties and later purchases (or options to purchase) by an Inventory Structuring Subsidiary of similar Inventory to such Inventory Structuring Counterparties and/or their affiliates, and which may include loans or other extensions of credit from time to time outstanding made by an Inventory Structuring Counterparty to an Inventory Structuring Subsidiary in connection with an Inventory Structuring Transaction, and including the provision by Inventory Structuring Counterparties of storage and other related services or the leasing by Inventory Structuring Counterparties of related storage facilities; provided, that, for all purposes of the Transaction Documents,

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neither the Transaction Documents nor any of the transaction contemplated thereby shall constitute an Inventory Structuring Transaction.

“Inventory Transfer Time” means 00:00:01 a.m., CT, on the Commencement Date.

“Investment” means in any Person, means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Equity Interests, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the Ordinary Course of Business) or (d) any other capital contribution to or investment in such Person, including any Guarantee incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Equity Interests which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Equity Interests as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. If ~~MLP~~Calumet Parent or any Restricted Subsidiary of ~~MLP~~Calumet Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ~~MLP~~Calumet Parent such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary of ~~MLP~~Calumet Parent, then ~~MLP~~Calumet Parent will be deemed to have made an Investment on the date of any such sale or Disposition in an amount equal to the fair market value of the Equity Interests of such former Restricted Subsidiary not sold or otherwise disposed of (with the fair market value of any such Investment determined reasonably and in good faith, in the case of amounts less than $35,000,000, by an officer of Calumet GP and, in the case of amounts equal to or greater than $35,000,000, by the Board of Directors of ~~MLP~~Calumet Parent).

“Investment Grade Rating” means a rating of BBB- or better from Standard & Poor’s or Fitch, Inc., or Baa3 or better from Moody’s Investors Service, Inc., or any such from any successor or assignee of any of the foregoing companies.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking, eminent domain proceeding, or other governmental or quasi-governmental acquisition or conveyance in lieu thereof for public or quasi-public use of, any Property of ~~MLP~~Calumet Parent or any Restricted Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2021 ISDA Interest Rate Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. (including all appendices thereto and the Matrices, as defined therein), as in effect on the Commencement Date.

“ISDA Form” means the ISDA 2002 Master Agreement, as published by the International Swaps and Derivatives Association, Inc.

“ISDA Master Agreement” means any ISDA Master Agreement promulgated as such by the International Swaps and Derivatives Association from time to time and entered into between any

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Transaction Party or any of its Affiliates and Aron, including all schedules, annexes and exhibits thereto and all confirmations from time to time issued thereunder and subject thereto, as amended, supplemented, restated or otherwise modified time to time.

“ISDA Master Agreement Termination Event” means, with respect to a party, any “Event of Default” under the ISDA Master Agreement with respect to such party or any “Additional Termination Event” under the ISDA Master Agreement for which such party is the sole Affected Party thereunder.

“ISDA Master Early Termination Amount” means the Early Termination Amount as defined in and calculated in accordance with Section 6(e) of the ISDA Master Agreement.

“ISDA U.S. Protocol” has the meaning specified in Section 12.6(c) of the Supply and Offtake Agreement.

“J. Aron Property” means all volumes of Feedstock and Products Aron owns and may from time to time acquire and own, including all volumes of Feedstock and Products owned by Aron and held in any of the Included Title Locations.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ~~MLP~~Calumet Parent in which ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries makes any Investment.

“Judicial Remand” means, in the event that any Company Entity appeals any denial by the EPA of its SRE Petition for any applicable Compliance Year, the rendering of a judgment or order by a court of competent jurisdiction that remands to the EPA or any other applicable Governmental Authority for reconsideration of such SRE Petition.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order.

“License” means any license or agreement under which a Company Entity or its Restricted Subsidiary is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensed Premises” means certain real property located in or near any Refinery and Terminal Assets or any Included Title Locations owned by any Transaction Party, together with all facilities, pumps, valves, fittings, fixtures, gauges and meters, and other equipment connected therewith or located thereon, and all easements, rights-of-way, permits, licenses and other interests in real estate over which the same may run, in each case held by any Transaction Party, together with the right to operate the same.

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lien Amount” has the meaning specified in Section 5.1(b) of the Financing Agreement.

“Lien Documents” means the Security Agreement, each Bailee’s Letter, each Carrier Notice, each Freight Forwarder Agreement, each Customs Broker Agreement and any other instruments, documents and agreements delivered by or on behalf of any Transaction Party and its Affiliates in order to grant to and perfect in favor of Aron a security interest in and Lien on Collateral of any Transaction

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Party and its Affiliates (subject to customary exclusions acceptable to Aron) as security for the Secured Obligations.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Macquarie” means Macquarie Energy North America Trading Inc., a Delaware corporation. “Macquarie Payoff Letter” means that certain Payoff Letter, dated as of the Commencement

Date, by and among Macquarie and the Company Entities.

“Macquarie S&O Agreement” means Supply and Offtake Agreement, dated as of June 19, 2017, by and between Macquarie Energy North America Trading Inc., Calumet Shreveport Fuels, LLC and Calumet Shreveport Lubricants & Waxes, LLC, as amended by that certain First Amendment to Supply and Offtake Agreement, dated as of March 28, 2018, as further amended by that certain Second Amendment to Supply and Offtake Agreement, dated as of December 21, 2018, as further amended by that certain Third Amendment to Supply and Offtake Agreement, dated as of May 9, 2019, as further amended by that certain Fourth Amendment to Supply and Offtake Agreement, dated as of February 12, 2021, as further amended by that certain Fifth Amendment to Supply and Offtake Agreement, dated as of June 30, 2022, as further amended by that certain Sixth Amendment to Supply and Offtake Agreement, dated as of November 2, 2022, as further amended by that certain Seventh Amendment to Supply and Offtake Agreement, dated as of December 30, 2022, as further amended by that certain Eighth Amendment to Supply and Offtake Agreement, dated as of March 30, 2023, as further amended by that certain Ninth Amendment to Supply and Offtake Agreement, dated as of December 18, 2023 and as further amended by that certain Tenth Amendment to Supply and Offtake Agreement, dated as of January 16, 2024.

“Macquarie Transaction Documents” means the “Transaction Documents” as defined in the Macquarie S&O Agreement.

“Mandatory Roll Differential” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Mandatory Roll Volume” has the meaning specified in Schedule Y of the Monetization Master Agreement.

“Market Structure Roll Pass-Through” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, among the Transaction Parties and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Transaction Parties for Aron’s account or otherwise.

“Master Agreement Guaranty” means any guaranty agreement, by any Transaction Parties in favor of Aron, in respect of any Transaction Party’s obligations under the ISDA Master Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company Entities and their Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Company Entity to perform its obligations under any Transaction

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Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Entity of any Transaction Document to which it is a party or (d) a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Parties under the Transaction Documents, taken as a whole.

“Material Contract Cure Event” means, at any time, with respect to any agreement that constitutes a Specified Material Contract, the Transaction Parties have (a) (i) paid Aron in full for any Barrels of Feedstock and Products at Included Title Locations that are subject to such Base Agreement, if applicable, and (ii) prepaid any Advances relating to Barrels of Feedstock and Products at Included Lien Locations that are subject to such Base Agreement in accordance with the terms of the Financing Agreement, if applicable, and (b) notified Aron in writing of the Transaction Parties’ desire to remove any Included Locations that are subject to such Specified Material Contract from being Included Locations in accordance with the terms of the Transaction Documents.

“Material Contracts” means (a) each Base Agreement and any other applicable storage, transportation or services agreement underlying any Bailee’s Letter, Carrier Notice, Freight Forwarder Agreement, or any Customs Broker Agreement that (i) requires any Transaction Party to pay amounts in the aggregate under such agreement that are greater than $2,000,000 per year or (ii) contemplates the storage of more than 100,000 Barrels or the movement or handling of more than 100,000 Barrels per month of any Feedstock and Products, individually or in the aggregate, (b) the Brown Station Leases, (c) the Stonebriar Lease, (d) the Enterprise Agreement, (e) each other agreement set forth on Schedule CC of the Monetization Master Agreement, and (f) any other agreement, contract or document (other than any ABL Credit Documents, Bond Documents or any other agreement, document or instrument governing or evidencing, or providing for Liens or security interests securing, any Indebtedness) that (i) obligates any Transaction Party (individually or collectively) to make payments (including without limitation as a result of any termination or breach thereof by any party thereto) in an aggregate amount greater than

$25,000,000 in any Fiscal Year and (ii) pertains to the Refinery, any other Refinery and Terminal Assets or the transactions contemplated under the Transaction Documents; provided, that, upon the consummation of a Material Contract Cure Event, the Material Contract that is subject of such Material Contract Cure Event shall no longer be a Material Contract for purposes of the Transaction Documents.

“Maximum Inventory Level” means the maximum amount of inventory at any time for each Product Group, as set forth on Schedule D of the Monetization Master Agreement.

“Measured Feedstock Quantity” means, for any Delivery Date, the total quantity of Feedstock that, during such Delivery Date, was withdrawn and lifted by and delivered to a Transaction Party at the Feedstock Delivery Point, as evidenced by either meter readings for that Delivery Date and tank gaugings conducted at the beginning and end of such Delivery Date.

“Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by a Transaction Party to Aron at the Products Intake Point, as evidenced by either (a) meter readings for that Delivery Date or (b) tank gaugings conducted at the beginning and end of such Delivery Date.

“Minimum Notional Value” has the meaning specified in the Fee Letter.

~~“MLP” means a limited partnership with one or more classes of securities registered under the Securities Act of 1933, as amended, (a) in which a Company Entity or one or more of its Restricted Subsidiaries has direct or indirect ownership interest, (b) whose general partner is Controlled directly or~~

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~~indirectly by a Company Entity or its Restricted Subsidiary, and (c) that is engaged in a business that generates “qualifying income” within the meaning of Section 7704(d) of the Code.~~

~~“MLP Credit Facility” means a credit facility entered into by an MLP or one or more MLP Subsidiaries (other than MLP Holdco) as borrowers.~~

“MLP ~~GP~~Parent” means ~~the general partner of an MLP~~ Calumet Specialty Products Partners, L.P., a Delaware limited partnership.

~~“MLP General Partner” means Calumet GP, or any other Person acting in the capacity as general partner of MLP Parent.~~

~~“MLP Holdco” means a Subsidiary of an Obligor that owns all of the outstanding Equity Interests of an MLP GP and certain Equity Interests of an MLP but no other material assets.~~

~~“MLP Parent” has the meaning specified in the preamble to the Monetization Master Agreement.~~

“MLP Parent Guaranty” means that certain Amended and Restated Guaranty, dated as of ~~the Commencement Date, by the~~July 10, 2024, by Calumet Parent and MLP Parent in favor of Aron.

~~“MLP Partnership Agreement” means the partnership agreement of MLP Parent, including all amendments thereto.~~

~~“MLP Subsidiary” means (a) an Unrestricted Subsidiary of a Company Entity or its Restricted Subsidiary that is itself an MLP, an MLP GP or an MLP Holdco and has not been designated as an Exclusive Entity, and (b) each Subsidiary of the entities described in clause (a) preceding.~~

“Monetization Master Agreement” means this Agreement.

“Monthly Average Daily Product Group Inventory” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Monthly Cash Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Monthly Cover Costs” has the meaning specified in Section 6.1 of the Supply and Offtake Agreement.

“Monthly Feedstock Forecast” has the meaning specified in Section 15.2(a)(i)(C) of the Monetization Master Agreement.

“Monthly Intermediation Fee Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Monthly Product Estimate” has the meaning specified in Section 15.2(a)(ii) of the Monetization Master Agreement.

“Monthly Product Fee Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

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“Monthly True-Up Amount” has the meaning specified in Section 8.2(a) of the Monetization Master Agreement.

“Monthly True-Up Date” means each date on which the Monthly True-Up Amount is due under the Monetization Master Agreement, in accordance with the terms thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA)

(a) that is subject to Title IV of ERISA and (b) to which any Company Entity or any ERISA Affiliate contributes.

“Nomination Cutoff Date” means, with respect to any Aron Procurement Contract, the date and time (if any) by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next monthly delivery period for which nominations are then due or can then be made.

“Non-Affected Party” has the meaning specified in Section 10.1 of the Supply and Offtake Agreement.

“Non-Defaulting Party” has the meaning specified in Section 16.2(a) of the Monetization Master Agreement.

“Non-Income Tax” means all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated regardless of the taxing authority, and all penalties and interest thereon.

“Non-Recourse Indebtedness” means Indebtedness: (a) as to which neither ~~MLP~~Calumet Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Secured Obligations) of ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders on such Indebtedness do not have any recourse to the Equity Interests or assets of ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries except as contemplated by Section 15.4(a)(xxiv) of the Monetization Master Agreement. For purposes of determining compliance with Section 15.4 of the Monetization Master Agreement, in the event that any Non-Recourse Indebtedness of any Unrestricted Subsidiary of ~~MLP~~Calumet Parent ceases to be Non-Recourse Indebtedness of such Unrestricted Subsidiary on any date, such event will be deemed to constitute an incurrence on such date of Indebtedness by a Restricted Subsidiary of ~~MLP~~Calumet Parent.

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding sediment and water and free water, corrected for the observed temperature to 60° F.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Amendment Agreement” means that certain Omnibus Amendment Agreement, dated as of July 10, 2024, by and among Aron, the Transaction Parties, MLP Parent and Calumet Parent.

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“Omnibus Amendment Effective Date” has the meaning ascribed to the term “Omnibus Amendment Effective Date” in the Omnibus Amendment Agreement.

“Operating Lease” means, as applied to any Person, (a) an operating lease under GAAP, (b) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a Capital Lease as a result of a change in GAAP during the life of such lease, including any renewals thereof, and (c) any lease entered into after the Commencement Date that would have been considered as operating lease under GAAP as in effect as of December 31, 2022, in each case, other than any such lease in which that Person is the lessor.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practices, and reasonable extensions thereof, undertaken in good faith.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of any of Transaction Documents requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Barrels” has the meaning specified in Section 4.2(f)(ii) of the Supply and Offtake Agreement.

“Other Connection Taxes” means, with respect to Aron or other Recipient, Taxes imposed as a result of a present or former connection between Aron or other Recipient and the jurisdiction imposing such Tax (other than connections arising from Aron or other Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Financing Agreement, or sold or assigned an interest in any Credit Extension or the Financing Agreement).

“Other Product Barrels” has the meaning specified in Section 7.1(c)(ii) of the Supply and Offtake Agreement.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Financing Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 7.14 of the Financing Agreement).

“Participant Register” has the meaning specified in Section 23.3(a) of the Monetization Master Agreement.

“Party” or “Parties” has the meaning specified in the preamble to each Covered Agreement.

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“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Company Entity or its Restricted Subsidiary or any ERISA Affiliate or to which any Company Entity or its Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Accounts Transaction” means a sale by a Company Entity or its Restricted Subsidiary of Accounts of such Company Entity or its Restricted Subsidiary, subject to the requirements of and as defined in Section 15.4(e)(iv) of the Monetization Master Agreement.

“Permitted Acquisition” means an Acquisition permitted pursuant to the terms of Section 15.4(b)(viii) or Section 15.4(b)(xi) of the Monetization Master Agreement.

“Permitted Inventory Structuring Transaction” has the meaning specified in Section 15.4(n) of the Monetization Master Agreement.

“Permitted Investments” has the meaning specified in Section 15.4(b) of the Monetization Master Agreement.

“Permitted Lien” means Liens in respect of Property of a Company Entity or its Subsidiary permitted to exist pursuant to the terms of Section 15.4(a) of the Monetization Master Agreement.

“Permitted S&O Liens” means: (a) Liens created in favor of Aron under the Lien Documents, (b) Liens for Taxes, assessments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been made in accordance with GAAP; (c) Liens of mechanics, laborers, suppliers, workers, materialmen, and other similar Liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (d) Liens securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to carriers, bailees, transporters, pipelines or warehousemen, solely to the extent of such fees or charges; (e) first purchaser Liens in favor of the producer at the wellhead, which arise in the ordinary course of business as a matter of law and are discharged upon payment for the Hydrocarbons produced and (f) except in the case of any sale or transfer of Feedstock or Products by and Transaction Party to Aron, Liens (1) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens arise by operation of law in favor of the seller or shipper of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets, and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company,

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trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pipeline Cutoff Date” means, with respect to any Included Feedstock Title Pipeline or any Included Product Title Pipeline, the date and time by which a shipper thereon is required to provide its nominations to the Person that schedules and tracks Feedstock or Products, as applicable, in such Included Feedstock Title Pipeline or Included Product Title Pipeline, as applicable, for the next shipment period for which nominations are then due.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Company Entity or its Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Price Adjustment Change Cashflow” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Price Adjustment Month” has the meaning specified in Section 5.4(d) of the Monetization Master Agreement.

“Prices” means, for each applicable month and for each applicable Product Group, the amount added to such Index Amount that corresponds to such Product Group to determine the per Barrel amount applicable to such Feedstock or Products for purchases and sales or Advances and repayments between Aron and the Transaction Parties under the Transaction Documents, which is a positive number. The Prices applicable during the Term shall be as set forth on Schedule B of the Monetization Master Agreement and as may be adjusted from time to time pursuant to Section 5.4 of the Monetization Master Agreement.

“Pro Forma Basis” has the meaning provided in the ABL Credit Agreement as in effect on the ~~Commencement~~Omnibus Amendment Effective Date.

“Procurement Contract” means any Aron Procurement Contract or Refinery Procurement Contract, or such other contract to the extent the Parties mutually deem such contract to be a Procurement Contract for purposes hereof.

“Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which a Transaction Party assigns to Aron all rights and obligations under a Refinery Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms reasonably satisfactory to Aron providing for the automatic reassignment thereof to such Transaction Party in connection with the termination of the Supply and Offtake Agreement.

“Procurement Due Date” means, with respect to a Refinery Procurement Contract, the date on which the Feedstock Procurement Payment under such Refinery Procurement Contract is due to be paid, which date shall occur prior to the delivery date under such Refinery Procurement Contract (unless otherwise expressly agreed by Aron).

“Product” means any of the Hydrocarbon products listed on Schedule P of the Monetization Master Agreement that satisfy the applicable specifications for such Hydrocarbon product set forth on Schedule A of the Monetization Master Agreement.

“Product Group” means a group of Feedstock or a group of Products, as applicable, as specified on Schedule D of the Monetization Master Agreement.

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“Product Lien Amount” has the meaning specified in Section 5.1(b) of the Financing Agreement. “Product Lien Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Lien Pipelines for which a Transaction Party is treated as the exclusive owner by the Included Product Lien Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Lien Pipelines.

“Product Lien Storage Tanks” means any of the tanks at Included Product Lien Locations listed on Schedule U of the Monetization Master Agreement.

“Product Price” means any Prices applicable to an Index Amount, except for the Index Amount for Feedstock, as shall be set forth on Schedule B of the Monetization Master Agreement and as may be adjusted from time to time pursuant to Section 5.4 of the Monetization Master Agreement.

“Product Price Adjustment” means the adjustments to the Product Price as determined pursuant to Schedule K of the Monetization Master Agreement.

“Product Procurement Fee” has the meaning specified in the Marketing and Sales Agreement. “Product Sales Fee” has the meaning specified in the Marketing and Sales Agreement and payable in accordance with Article 8 to the Monetization Master Agreement.

“Product Supplier” has the meaning specified in the definition of “Included Purchase Transaction”.

“Product Title Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Title Pipelines for which Aron is treated as the exclusive owner by the Included Product Title Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Title Pipelines.

“Products Delivery Point” means, with respect to any delivery of Product from an Included Product Title Location, (a) the outlet flange of the Included Company Product Tanks at the Refinery, (b) the outlet flange of an Included Third Party Product Tank and (c) if the Product is transported via an Included Product Title Pipeline, the last permanent flange of such Included Product Title Pipeline, as applicable.

“Products Intake Point” means (a) in the case of the Included Company Product Tanks, the inlet flange of the Included Company Product Tanks, (b) in the case of any Included Third Party Product Tank, the inlet flange of such Included Third Party Product Tank and (c) if the Product is transported via an Included Product Title Pipeline, the first permanent flange of such Included Product Title Pipeline.

“Products Inventory Report” has the meaning as specified in Section 15.2(c)(ii) of the Monetization Master Agreement.

“Products Offtake Point” means the delivery point at which Aron transfers title to Products in accordance with sales transactions executed pursuant to the Marketing and Sales Agreement.

“Projected Inventory” has the meaning set forth in Section 4.1.1 of the Inventory Sales Agreement.

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“Projected Monthly Production Volume” has the meaning specified in Section 5.3(a) of the Monetization Master Agreement.

“Projected Monthly Run Volume” has the meaning specified in Section 5.2(a) of the Monetization Master Agreement.

“Projected Step-Out Inventory” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Projections” means the projections of the Transaction Parties for each Fiscal Quarter of Fiscal Year 2024 and for each Fiscal Year thereafter through the Term heretofore provided to Aron.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Provisional Group Price Adjustment Interim Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Provisional Quantity Change Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Purchase Value Adjustment” has the meaning set forth in Section 4.4 of the Inventory Sales Agreement.

“Qualifying Owners” means, collectively, any of the owners of Calumet GP as of the Commencement Date and their respective Affiliates, and the trustees, beneficiaries or the heirs or family members of any of the foregoing, including The Heritage Group, Irrevocable Intervivos Trust No.

12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012 and Maggie Fehsenfeld Trust No. 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012.

“Real Estate” means, at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by ~~MLP~~Calumet Parent and the Restricted Subsidiaries at such time.

“Realized Historical Diesel Index Average” has the meaning specified on Schedule K of the Monetization Master Agreement.

“Realized Historical Sales Data” has the meaning specified on Schedule K of the Monetization Master Agreement.

“Recipient” has meaning specified in the definition of “Excluded Taxes”.

“Red River Pipeline” means that certain pipeline system commonly known as the “Red River Pipeline”, including from Cushing Oklahoma to Longview, Texas whether or not owned by Plains All America Red River Pipeline, L.P., connecting Cushing, Oklahoma to Longview, Texas, and that certain pipeline system, whether or not operated by a subsidiary of Plains All American Pipeline, L.P., that connects to the Caddo Pipeline which connects to the Brown Station storage facility located at 5300 Enron Road, Shreveport, Louisiana, 71118.

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“Red River Terminal” means that certain terminal of the Red River Pipeline located at 10911 Hwy 1 South, Shreveport, LA 71115-8561.

“Reference Contract” has the meaning specified on Schedule K of the Monetization Master Agreement.

“Reference Contract Average” has the meaning specified on Schedule K of the Monetization Master Agreement.

“Reference Time” with respect to any determination of the Benchmark means the time determined by Aron in accordance with the Benchmark Replacement Conforming Changes.

“Refinancing Indebtedness” has the meaning specified in Section 15.4(c)(ii) of the Monetization Master Agreement.

“Refinery” has the meaning specified in the recitals to the Monetization Master Agreement. “Refinery and Terminal Assets” means (a) the Refinery, (b) all other terminals and storage,

loading and offloading facilities owned (or exclusively leased) by any Transaction Party, including without limitation the Included Title Locations owned (or exclusively leased) by any Transaction Party, the Stonebriar Refinery Assets and all Storage Facilities located on Brown Station, (c) Brown Station and

(d) all other real property, fixtures, infrastructure and other physical assets owned by any Transaction Party that are necessary or related to the ownership, operation and maintenance of each of the foregoing, including any piping, truck facilities and other delivery and loading facilities related thereto, all pipelines and related or associated facilities and infrastructure, in each case, together with all modifications or additions thereto.

“Refinery Amortization Charge” has the meaning provided in the ABL Credit Agreement as in effect on the Commencement Date.

“Refinery Asset Borrowing Base Component” has the meaning provided in the ABL Credit Agreement as in effect on the Commencement Date.

“Refinery Facilities” means (a) all the facilities located at the Refinery, including the Stonebriar Refinery Assets, and (b) any associated or adjacent facility used by the Transaction Parties to carry out the terms of the Monetization Master Agreement, excluding, however, the Feedstock receiving and Products delivery facilities, pipelines, tanks and associated facilities which constitute the Storage Facilities.

“Refinery Feedstock Purchase Fee” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Refinery Feedstock Purchase Fee Price” has the meaning specified in the Fee Letter.

“Refinery Procured Barrels” has the meaning specified in Section 4.2(g)(i) of the Supply and Offtake Agreement.

“Refinery Procured Product Barrels” has the meaning specified in Section 7.1(c)(i) of the Supply and Offtake Agreement.

“Refinery Procurement Contract” means a procurement contract entered into by a Transaction Party with any third party seller for the purchase by such Transaction Party of Feedstock, which

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Feedstock is to be resold by such Transaction Party to Aron at the time such Feedstock passes the Feedstock Intake Point.

“Refinery Product Contract” means a procurement contract entered into by a Transaction Party with any third party seller for the purchase by such Transaction Party of Product, which Product is to be resold by such Transaction Party to Aron at the time such Product passes the Products Intake Point.

“Regulatory Event” has the meaning specified in Section 7.4 of the Monetization Master Agreement.

“Regulatory Event Notice” has the meaning specified in Section 7.4 of the Monetization Master Agreement.

“Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure relating to the Monetization Master Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder, including all hedging transactions relating to the Market Structure Roll Pass-Through.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Reportable Event” shall mean with respect to any Pension Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice has not been waived.

“Required Permits” has the meaning specified in Section 6.3 of the Storage Facilities Agreement.

“Required Storage and Transportation Arrangements” means such designations and other binding contractual arrangements, in form and substance reasonably satisfactory to Aron, pursuant to which the applicable Transaction Party hereafter shall provide Aron with the applicable Transaction Party’s full right to use the Included Third Party Product Tanks, Included Third Party Feedstock Storage Tanks, Included Product Title Pipelines, or Included Feedstock Title Pipelines, as applicable, pursuant to the terms and conditions of the Base Agreements or such other agreements creating such Transaction Party’s rights in and to such facilities or pipelines and the rights of existing third parties.

“Responsible Officer” means, with respect to any Person, any individual holding the position of chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, principal accounting officer or treasurer of such Person.

“Restricted Account” has the meaning given to such term in the ABL Credit Agreement (as in effect as of the Commencement Date).

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such

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Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revised Estimated Yield” has the meaning specified in Section 15.2(e)(i) of the Monetization Master Agreement.

“Revolver Termination Date” means January 20, 2027.

“RINs” means the unique numbers generated to represent volumes of renewable fuel as defined in 40 CFR § 80.1401 and which are required to be accumulated by obligated parties for compliance with the renewable fuel standard as set out at 40 CFR § 80 Subpart M.

“RINs Compliance Deadline” means, with respect to any Compliance Year, each deadline for submission of RINs to satisfy requirements for RIN submittal applicable to such Compliance Year as set forth in the RFS Regulations (as may be extended from time to time by the EPA or any other applicable Governmental Authority, including pursuant to the Extension Rule or the Final Rule).

“Roll Cutoff Date” has the meaning specified in Schedule Y of the Monetization Master Agreement.

“RVO” means Renewable Volume Obligation, as calculated pursuant to 40 C.F.R. 80.1407. “S&O Early Termination Date” means the date determined in accordance with Section 12.2(c) of the Supply and Offtake Agreement.

“S&O Make-Whole Amount” has the meaning specified in Section 12.3(a) of the Supply and Offtake Agreement.

“S&O Make-Whole Fee” has the meaning assigned to such term in the Fee Letter.

“S&O Settlement Amount” has the meaning specified in Section 12.2(e) of the Supply and Offtake Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Safe Harbor Agreements” has the meaning specified in Section 12.2(a) of the Supply and Offtake Agreement.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“Sales Statement” has the meaning set forth in Section 4.3.1 of the Inventory Sales Agreement.

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“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region or territory.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the US Department of State, the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs, Trade and Development (Canada), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or

(b) above.

“Sanctions Laws” means any sanctions or economic embargoes administered or enforced by the US Department of State or the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs, Trade and Development (Canada), and the associated laws, rules, regulations and orders.

“SDS” has the meaning specified in Section 7.5 of the Monetization Master Agreement. “Secured Obligations” has the meaning specified in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning specified in the UCC.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which a Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, rights to receive payments, receivables, rights to future lease payments or residuals or similar rights to payment to a third party financial institution or a special purpose subsidiary or Affiliate of such Person and such transaction involving a special purpose subsidiary or Affiliate is related to a second step sale to or other financing of such property by a third party financial institution.

“Security Agreement” means that certain Security Agreement, dated as of the Commencement Date, by and among each Transaction Party and Aron.

“Sellers” has the meaning set forth in the preamble to the Inventory Sales Agreement.

“Senior Notes” means (a) $325,000,000 aggregate principal amount of 9.75% unsecured senior notes due 2028 issued pursuant to the 2028 Senior Notes Indenture (as defined in the definition of “Senior Notes Indentures”) and any Refinancing Indebtedness thereof, (b) $325,000,000 aggregate

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principal amount of 8.125% unsecured senior notes due 2027 issued pursuant to the 2027 Senior Notes Indenture (as defined in the definition of “Senior Notes Indentures”), (c) $550,000,000 aggregate principal amount of 11.0% unsecured senior notes due 2025 issued pursuant to the 2025 Senior Notes Indenture (as defined in the definition of “Senior Notes Indentures”) and any Refinancing Indebtedness thereof, and (d) any subsequent offering of unsecured senior notes, without regard to principal amount, having a maturity date that is at or after the 91st day after the Expiration Date, in each case issued by MLP Parent and Calumet Finance.

“Senior Notes Agreements” means the Senior Notes, the Senior Notes Indentures and the Senior Notes Registration Rights Agreements.

“Senior Notes Indentures” means (a) that certain Indenture, dated as of June 27, 2023, by and among MLP Parent and Calumet Finance, as issuers, the “Guarantors” (as defined therein) and Wilmington Trust, National Association, as trustee (the “2028 Senior Notes Indenture”), (b) that certain Indenture, dated as of January 20, 2022, by and among MLP Parent and Calumet Finance, as issuers, the “Guarantors” (as defined therein) and Wilmington Trust, National Association, as trustee (the “2027 Senior Notes Indenture”), (c) that certain Indenture, dated as of October 11, 2019, by and among MLP Parent and Calumet Finance, as issuers, the “Guarantors” (as defined therein) and Wilmington Trust, National Association, as trustee (the “2025 Senior Notes Indenture”), and (d) any note purchase agreement, indenture or other agreement evidencing any other Senior Notes or any refinancing of the foregoing permitted by Section 15.4(c) of the Monetization Master Agreement.

“Senior Notes Registration Rights Agreements” means (a) that certain Registration Rights Agreement dated March 27, 2015, among certain borrowers thereunder, as issuers or guarantors of the Senior Notes, and the “Initial Purchasers” (as defined therein), and (b) any registration rights agreement or similar agreement relating to any other Senior Notes or any refinancing thereof permitted by Section 15.4(c) of the Monetization Master Agreement.

“Senior Officer” means with respect to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, vice president-finance, controller, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Senior Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Senior Officer shall be conclusively presumed to have acted on behalf of such Person.

“Senior Secured Notes” means $200,000,000 aggregate principal amount of 9.25% senior secured notes due 2024 issued by MLP Parent and Calumet Finance pursuant to the Senior Secured Notes Indenture and any Refinancing Indebtedness thereof provided that the Liens securing such refinancing, refunding, renewal or extension are limited to the types of assets securing such refinanced notes and that the Lien priority is equal to or junior to (but not greater than) the Indebtedness being refinanced, refunded, renewed or extended.

“Senior Secured Notes Agreements” means the Senior Secured Notes, the Senior Secured Notes Indenture, the other “Note Documents” as such term is defined in the Senior Secured Notes Indenture, the “Fixed Asset Collateral Documents” as such term is defined in the Hedge Intercreditor Agreement and the “Collateral Trust Agreement” as such term is defined in the Hedge Intercreditor Agreement.

“Senior Secured Notes Indenture” means (a) that certain Indenture, dated as of August 5, 2020, by and among MLP Parent and Calumet Finance, as issuers, the “Guarantors” (as defined therein) and Wilmington Trust, National Association as trustee, and (b) any note purchase agreement, indenture or

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other agreement evidencing any other Senior Secured Notes or any refinancing of the foregoing permitted by Section 15.4(c) of the Monetization Master Agreement.

“Services” has the meaning specified in Section 8.1 of the Storage Facilities Agreement. “Settlement Amount” has the meaning specified in Section 16.2(d) of the Monetization Master

Agreement.

“Sludge” means a semi-solid slurry consisting of Hydrocarbons, sediment, paraffin and water, produced from a process or as a result of solids separated from suspension in a liquid.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR Adjustment” means a percentage equal to 0.26161% (26.161 basis points) per annum.

“SOFR Advance” means an Advance bearing interest at a rate determined by reference to SOFR

Rate.

“SOFR Borrowing” means a Borrowing comprised of SOFR Advances.

“SOFR Rate” means the greater of (a) sum of: (i) Compounded SOFR, and (ii) the SOFR Adjustment and (b) the Floor.

“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of the Company substantially in the form of Exhibit I to the Monetization Master Agreement.

“Solvent” or “Solvency” means with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In determining the Solvency of a Company Entity or its Restricted Subsidiary, due consideration shall be given to such Company Entity’s or its Restricted Subsidiary’s contribution and other rights, under common law or otherwise, from or against other Company Entities and their Restricted Subsidiaries.

“Specified Activities” has the meaning specified in Section 7.4 of the Monetization Master Agreement.

“Specified Equity Contribution” means any issuance of Equity Interests by, or any contribution in respect of Equity Interests in, the Company to the extent the proceeds thereof constitute a Cure Amount.

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“Specified Hedge Agreement” means any Hedge Agreement that is entered into between the Company or any other Transaction Party, on the one hand, and any Person that is not an Affiliate of the Company, on the other.

“Specified Hedge Obligations” means all obligations of every nature of the Company or any other Transaction Party under any Specified Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Specified Hedge Agreement on any such obligation after the commencement of any proceeding under any Debtor Relief Law with respect to the Company or any other Transaction Party, whether or not such interest is allowed or allowable against the Company or such other Transaction Party in any such proceeding), payments for early termination of such Specified Hedge Agreement, fees, expenses, indemnification or otherwise.

“Specified Material Contract” means any Material Contract identified in clause (a) of the definition of Material Contract.

“Specified Month” has the meaning specified in Section 15.2(a)(i)(D) of the Monetization Master Agreement.

“Specified Schedule(s)” has the meaning specified in Section 27.9 of the Monetization Master Agreement.

“Specified Schedule Change” has the meaning specified in Section 27.9 of the Monetization Master Agreement.

“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron (or any of its Designated Affiliates) and a Transaction Party (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in the Monetization Master Agreement or the relevant confirmation.

“Springing Expiration Date” has the meaning specified in Section 3.2(b) of the Monetization Master Agreement.

“SRE Denial Determination” means any of (a) the denial by EPA of the Company’s SRE Petitions for each of the applicable Compliance Years, (b) any denial by EPA or any other applicable Governmental Authority of any SRE Petition submitted by the Company for any Specified Compliance

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Year, and (c) in respect of any Compliance Year, any denial by EPA or any other applicable Governmental Authority of an SRE Petition or that the Company is otherwise entitled to a small refinery exemption with respect to such Compliance Year following any Judicial Remand.

“SRE Petition” means the Company’s small refinery exemption petition made in accordance with the RFS Regulations in respect of any Compliance Year.

“Step-In Cash Settlement Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Step-In Target Change Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Step-In Target Deviation (FIFO) Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Step-out Cash Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Step-Out Designated Location” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Feedstock and Product Inventory” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Inspector’s Report” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Inventory Measurement Time” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Inventory Sales Agreement” means the Step-Out Inventory Sales Agreement, in the form provided on Schedule R of the Monetization Master Agreement, to be dated as of the Termination Date, pursuant to which the Company and, as applicable, each of the other Transaction Parties shall buy Feedstock and Products from Aron subject to the provisions of the Monetization Master Agreement and any other terms agreed to by the Parties thereto.

“Step-Out Inventory Transfer Time” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Sales Statement” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Step-Out Transfer Locations” has the meaning specified in Schedule R of the Monetization Master Agreement.

“Stonebriar” means Stonebriar Commercial Finance LLC, a Delaware limited liability company. “Stonebriar Lease” means that certain Master Lease Agreement, dated as of February 12, 2021,

by and between Stonebriar and the Company, as supplemented by that certain Property Schedule No. 1,

dated as of February 12, 2021.

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“Stonebriar Multiparty Agreement” means that certain letter agreement, dated as of the Commencement Date, by and among Aron, Stonebriar and the Company.

“Stonebriar Refinery Assets” means the “Property” as defined and as more fully described in the Stonebriar Lease.

“Storage Facilities” means the storage, loading and offloading facilities located at the Refinery and the Stonebriar Refinery Assets including the Included Company Feedstock Storage Tanks, the Included Company Product Tanks, Included Product Title Pipelines, Included Feedstock Title Pipelines and the land, piping, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery, except those storage, loading and offloading facilities which are used exclusively to store Excluded Materials.

“Storage Facilities Agreement” means the storage facilities agreement, in form and substance mutually agreeable to the Parties, to be dated as of the Commencement Date, among the Transaction Parties and Aron, pursuant to which the Transaction Parties have granted to Aron an exclusive right to use the Storage Facilities (to the extent that such exclusive right can be granted) in connection with the Transaction Documents.

“Storage Term” has the meaning specified in Section 2 of the Storage Facilities Agreement. “Subordinated Indebtedness” means Indebtedness incurred by a Company Entity or Restricted

Subsidiary that is expressly subordinate and junior in right of payment to Discharge of Secured

Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Aron.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ~~MLP~~Calumet Parent.

“Supply and Offtake Agreement” has the meaning specified in the recitals to the Monetization Master Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligation” means, with respect to any Transaction Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tank Maintenance” has the meaning specified in Section 7.3(c) of the Monetization Master Agreement.

“Target Deviation (FIFO)” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Target Deviation (FIFO) Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Target Month End Feedstock Volume” has the meaning specified in Section 5.2(b) of the Monetization Master Agreement.

“Target Month End Group Volume” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Target Month End Product Volume” has the meaning specified in Section 5.3(b) of the Monetization Master Agreement.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning specified in Section 3.1 of the Monetization Master Agreement. “Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of the Monetization Master Agreement under Section 17.2(a) of the

Monetization Master Agreement.

“Termination Date” has the meaning specified in Section 17.1 of the Monetization Master Agreement.

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“Termination Date Feedstock Volumes” has the meaning specified in Section 17.1(d) of the Monetization Master Agreement.

“Termination Date Product Volumes” has the meaning specified in Section 17.1(d) of the Monetization Master Agreement.

“Termination Date Volumes” has the meaning specified in Section 17.1(d) of the Monetization Master Agreement.

“Termination Reconciliation Statement” has the meaning specified in Section 17.2(c) of the Monetization Master Agreement.

“Third Party Supplier” means any seller of Feedstock under a Procurement Contract (other than a Transaction Party or any Affiliate of a Transaction Party).

“Total Fixed Holdback” has the meaning specified in Schedule B of the Monetization Master Agreement.

“Total Monthly Cover Cost” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Total Provisional Price Adjustment Interim Amount” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Total Target Change Settlement” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Trade Ticket” has the meaning specified in Section 4.2(a)(iii) of the Supply and Offtake Agreement.

“Trading Day” has the meaning specified on Schedule B of the Monetization Master Agreement.

“Transaction Document” means any of the Monetization Master Agreement, the Supply and Offtake Agreement, the Financing Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Fee Letter, the Lien Documents, the Intercreditor Agreement, the MLP Parent Guaranty, the Stonebriar Multiparty Agreement, the Brown Station Sublease, the WTG Pipeline Buy/Sell Confirmation, the Flash Title Master Confirmation, any other agreement or instrument contemplated hereby or executed in connection herewith, including any guarantees or other credit support documents as may be from time to time provided by the Transaction Parties and/or its Affiliates to Aron, and any other document that Aron and any Transaction Party agrees in writing is to be designated as a “Transaction Document”.

“Transaction Guaranty” has the meaning specified in Section 15.7(a)(i) of the Monetization Master Agreement.

“Transaction Party” and “Transaction Parties” each has the meaning specified in the preamble to the Monetization Master Agreement.

“Transactions” means (a) the Financing Transactions and (b) the payment of fees and expenses in connection with the foregoing.

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“Triparty Payment Direction Agreement” means that certain Triparty Payment Direction Agreement, dated as of the Commencement Date, by and among Aron, the Transaction Parties and Macquarie.

“Type” when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the SOFR Rate.

“U.S. Governmental Authority” means the federal government of the United States of America or any agency or instrumentality thereof or any state of the United States of America approved by Aron or any agency or instrumentality thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 12.5(a)(i) of the Supply and Offtake Agreement.

“UCC” has the meaning specified in the Security Agreement.

“UK Financial Institution” means any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unpaid Amounts” means, as of any date of determination, the aggregate of the amounts (including without limitation any fees) owing to any Party that became payable under the Monetization Master Agreement, the Supply and Offtake Agreement, the Financing Agreement, the Step-Out Inventory Sales Agreement or any other Transaction Document on or prior to such date and which remain unpaid as of such date.

“Unrestricted Subsidiary” means any Subsidiary of ~~MLP~~Calumet Parent (other than MLP Parent, Calumet Finance and Calumet GP) that is designated by the Board of Directors of ~~MLP~~ Calumet Parent as an Unrestricted Subsidiary pursuant to a Board Resolution and in compliance with Section 15.6 of the Monetization Master Agreement, but only to the extent that such Subsidiary.

(a)has no Indebtedness other than Non-Recourse Indebtedness owing to any Person other than ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries~~, provided, however, that, in the case of a MLP Subsidiary only, the unsecured and subordinated Guarantee of the Indebtedness of such MLP Subsidiary by a Company Entity shall be permitted if and to the extent permitted by clause (C) of Section 15.4(c)(ix);~~;
(b)is not party to any agreement, contract, arrangement or understanding with ~~MLP~~Calumet Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ~~MLP~~Calumet Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ~~MLP~~Calumet Parent;

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(c)is a Person with respect to which neither ~~MLP~~Calumet Parent nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(d)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ~~MLP~~Calumet Parent or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be deemed to be Unrestricted Subsidiaries. Any designation of a Subsidiary of ~~MLP~~Calumet Parent as an Unrestricted Subsidiary will be evidenced to Aron by filing with Aron a Board Resolution giving effect to such designation and a written statement signed by a Senior Officer certifying that such designation complied with the preceding conditions and was permitted by Section 15.6 of the Monetization Master Agreement. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ~~MLP~~Calumet Parent as of such date.

“Updated Inspector’s Report” has the meaning set forth in Section 3.3 of the Inventory Sales Agreement.

“Updated Step-Out Inspector’s Report” has the meaning specified in Schedule R of the Monetization Master Agreement.

“USD” means United States Dollars.

“Value True-Up on Target Deviation (FIFO)” has the meaning specified in Schedule C of the Monetization Master Agreement.

“Volume Determination Procedures” means (a) in respect of determining the NSV of Feedstock in the Included Company Feedstock Storage Tanks or Products in the Included Company Product Tanks, the Company’s ordinary daily and month-end procedures, which include manually gauging each Included Company Feedstock Storage Tank or Included Company Product Tank at least once a month and gauging at a minimum 25 tanks on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of three (3) inches. Regarding ordinary daily procedures, if the manual gauge is off three (3) inches or more from the automated reading, a work order is entered and worked in a timely manner. If the automated reading cannot be calibrated to be within such tolerance before the next daily measurement date, the Company shall use the manual gauge reading in its calculation until calibration has been completed. During end of the month gauging, instrument technicians are on standby to calibrate any of the 25 tanks that have tank level reading tolerances that are off by three (3) inches or more; (b) in respect of determining the NSV of Feedstock in Included Third Party Feedstock Storage Tanks, Products in the Included Third Party Product Tanks, and (c) in respect of linefill in the Transaction Party-owned Included Feedstock Title Pipelines or Included Feedstock Lien Pipelines and Transaction Party-owned Included Product Title Pipelines or Included Product Lien Pipelines, using the volumes reported on the most recently available daily reports or monthly statements in respect of such tanks or pipelines or such additional procedures as the Parties shall mutually agree with respect to such locations, in each case, in accordance with Section 10.4 of the Monetization Master Agreement.

“Voting Stock” means with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of

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directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by such Person.

“WTG” has the meaning specified in Section 8.3(a) of the Supply and Offtake Agreement. “WTG Delivery Month” means each “Delivery Month” as specified in the WTG Pipeline

Buy/Sell Confirmation.

“WTG Feedstock Buy Leg” has the meaning specified in Section 8.3(c) of the Supply and Offtake Agreement.

“WTG Feedstock Sell Leg” has the meaning specified in Section 8.3(c) of the Supply and Offtake Agreement.

“WTG Included Title Location” means the portion of the WTG Pipeline from the delivery point at Colorado City, Texas to the delivery point at Longview, Texas.

“WTG Linefill Report” means a report provided by WTG in respect of linefill volumes in the WTG Pipeline.

“WTG Nomination” has the meaning specified in Section 8.3(b) of the Supply and Offtake Agreement.

“WTG Pipeline” has the meaning specified in Section 8.3(a) of the Supply and Offtake Agreement.

“WTG Pipeline Buy/Sell Confirmation” means the master confirmation for WTG Pipeline Buy/Sell Transactions in the form provided on Schedule B-1 to the Supply and Offtake Agreement.

“WTG Pipeline Buy/Sell Transaction” has the meaning specified in Section 8.3(c) of the Supply and Offtake Agreement.

“WTG Pipeline Nomination Due Date” means the nomination due date published by FERC pursuant to the FERC Tariff.

“WTG Pipeline Tariffs” has the meaning specified in Section 8.3(a) of the Supply and Offtake Agreement.

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